                                                                    Exhibit 99.2

  As used in the extracts from the Offering Memorandum set forth below, the term
(i) "Company" means International CableTel Incorporated and, except in relation to the Convertible Notes and unless the context otherwise requires, its consolidated subsidiaries and partnerships including NTL (as defined below);
(ii) "CableTel" means International CableTel Incorporated and its consolidated subsidiaries and partnerships excluding NTL; (iii) "NTL" means NTL Group Limited and, unless the context otherwise requires, its consolidated subsidiaries; (iv) references to "pounds," "pence" or "p" are to the lawful currency of the United Kingdom and references to "U.S. dollars," "dollars," "$" or "cents sign" are to the lawful currency of the United States. Solely for the convenience of the reader, the extracts set forth below contain translations of certain pound sterling amounts into U.S. dollars. These translations should not be construed as representations that the pound sterling amounts actually represent such U.S. dollar amounts or could have been or could be or will be converted into U.S. dollars at the rate indicated or at any other rate. Unless otherwise indicated, the translations of pounds sterling into U.S. dollars have been made at $1.5254 per 1.00 pound, the noon buying rate in The City of New York for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate") on March 31, 1996. See "Exchange Rates" for information regarding the Noon Buying Rate for the past five fiscal years. On June 6, 1996, the Noon Buying Rate was $1.5405 per
1.00 pound.

                                 RISK FACTORS

  Prospective investors should consider carefully all of the information set forth herein and, in particular, should evaluate the following risks before deciding to purchase the Convertible Notes.

SUBORDINATION OF CONVERTIBLE NOTES

  The Convertible Notes are subordinated in right of payment to all existing and future Senior Debt (as defined in the Indenture) of the Company. As of March 31, 1996, after giving effect to the financing of the acquisition of NTL, the Offering and the use of proceeds therefrom, the Company would have had approximately $942.4 million of Senior Debt. See "--Potential Adverse Consequences of Leverage," "--Need for Additional Financing; Proposed Credit Facilities" and "Description of Convertible Notes--Subordination of Convertible Notes." In addition, the Convertible Notes are effectively subordinated to all existing and future indebtedness and other liabilities and commitments of the Company's subsidiaries. See "--Dependence Upon Cash Flow from Subsidiaries."

POTENTIAL ADVERSE CONSEQUENCES OF LEVERAGE

  The Company is, and, following the consummation of the Offering will continue to be, highly leveraged. At March 31, 1996, after giving effect to the acquisition of NTL and the financing thereof, the issuance of the Convertible Notes and the use of the proceeds therefrom, the Company's total long-term indebtedness would have been approximately $1.5 billion, representing approximately 84.1% of total capitalization, including the
Company's: (i) $611.8 million accreted value of 11 1/2% Series B Senior Deferred Coupon Notes Due 2006 (the "11 1/2% Notes"); (ii) $168.6 million accreted value of 12 3/4% Series A Senior Deferred Coupon Notes Due 2005 (the "12 3/4% Notes"); (iii) $161.9 million accreted value of 10 7/8% Senior Deferred Coupon Notes Due 2003 (the "10 7/8% Notes" and, collectively with the 11 1/2% Notes and the 12 3/4% Notes, the "Senior Notes"); and (iv) $191.8 million principal amount of 7 1/4% Convertible Subordinated Notes Due 2005 (the "7 1/4% Convertible Notes"). As the Company's subsidiaries draw down amounts expected to be available under the Revolving Facility (as defined), the Proposed Credit Facilities (as defined) and other possible future financings, the amount of debt outstanding will increase further. The indentures governing the Convertible Notes, the Senior Notes and the 7 1/4% Convertible Notes permit the Company and its subsidiaries to incur substantial additional indebtedness. The ability of the Company and its subsidiaries to make scheduled payments under present and future indebtedness will depend on, among other things, the Company's and its subsidiaries' ability to complete the build out of the franchises on a timely and cost effective basis, the Company's ability to access the earnings of its subsidiaries (which may be subject to significant contractual and legal limitations), the future operating performance of the Company and its subsidiaries and the Company's ability to refinance its indebtedness when necessary. Each of these factors is to a large extent subject to economic, financial, competitive, regulatory and other factors that are beyond the Company's and its subsidiaries' control. See "--Uncertainty of Construction Progress and Costs" and "--Dependence Upon Cash Flow from Subsidiaries."

  The agreements and debt instruments in respect of the Company's indebtedness (including the NTL Facilities--see "Description of Certain Indebtedness--The NTL Facilities") contain, and the Proposed Credit Facilities and other possible future financings are expected to contain, various covenants which, among other things, require the Company to maintain certain financial ratios, restrict or prohibit the payment of dividends and other distributions to the Company by its subsidiaries, restrict asset sales and dictate the use of proceeds from the sale of assets. These restrictions, in combination with the leveraged nature of the Company, could limit the ability of the Company to respond to market conditions or meet extraordinary capital needs or otherwise could restrict corporate activities and the ability of the Company's subsidiaries to make payments to the Company which might otherwise fund payments due on the Convertible Notes and the Company's other indebtedness. See "--Dependence Upon Cash Flow from Subsidiaries." There can be no assurance that such restrictions will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities, such as acquisitions, which may be in the interest of the Company.

  The degree to which the Company is leveraged could have important consequences to holders of the Convertible Notes, including the following:
(i) increasing the Company's vulnerability to adverse changes in


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

general economic conditions or increases in prevailing interest rates; (ii) limiting the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes, including the build out of the networks in the franchises; (iii) requiring a substantial portion of the Company's and its subsidiaries' cash flow from operations to be dedicated to debt service requirements, thereby reducing the funds available for dividends, operations and future business opportunities; and (iv) increasing the Company's and its subsidiaries' exposure to increases in interest rates given that certain of the Company's and its subsidiaries' borrowings may be at variable rates of interest. Further, all or a substantial portion of the indebtedness of the Company and its subsidiaries (including all amounts outstanding pursuant to the NTL Facilities) is expected to mature prior to the final maturity of the Convertible Notes. In addition, the Company may under certain circumstances be obligated to offer to repurchase its outstanding debt securities (including, without limitation, the Convertible Notes) prior to maturity and there can be no assurance that the Company will have the financial resources necessary or otherwise be able to repurchase those securities and the Convertible Notes in such circumstances.

NEED FOR ADDITIONAL FINANCING; PROPOSED CREDIT FACILITIES

  The development, construction and operation of the Company's cable television and telecommunications network will require substantial capital investment. The Company believes that, after taking into account CableTel's proportional ownership of its franchises, the aggregate cost of network construction from March 31, 1996 through passing 2,090,000 of the total 2,292,000 homes in its franchises in accordance with its regulatory build schedules (including the license payments in respect of the Northern Ireland LDL and the Gwent and Glamorgan LDLs) will be approximately 1.05 billion pounds (the "Anticipated Funding Requirement"). The Company intends to resume discussions with commercial banks toward arranging credit facilities (the "Proposed Credit Facilities") to further fund a portion of such construction costs and working capital requirements (see "Description of Certain Indebtedness--The Proposed Credit Facilities"). Based on information currently available to the Company, the Company estimates that expected sources of funds including, but not limited to, existing cash on hand, the Proposed Credit Facilities (or other financings, if obtained) and projected cash flow from operations will be sufficient to fund the Anticipated Funding Requirement.

  The information in the preceding paragraph includes projections; in reviewing such information it should be kept in mind that actual results may differ materially from those in such projections. These projections were based on various factors and were derived utilizing numerous assumptions. Important assumptions and factors that could cause actual results to differ materially from those in these projections include the Company's ability to continue to design network routes, install facilities, obtain and maintain any required government licenses or approvals and finance construction and development, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services. Other factors and assumptions not identified above were also involved in the derivation of these projections, and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected. The Company assumes no obligation to update these projections to reflect actual funding requirements, capital expenditures and results, changes in assumptions or changes in other factors affecting such projections. There can be no assurance that (i) the Proposed Credit Facilities or any other financings will be obtained (or be available on acceptable terms); (ii) the Company or its subsidiaries will be able to access all amounts available under the terms of the Proposed Credit Facilities or other financings; (iii) actual construction costs will not exceed the Anticipated Funding Requirement (see "--Uncertainty of Construction Progress and Costs" below) or that additional financing substantially in excess of the Anticipated Funding Requirement will not be required; (iv) conditions precedent to advances under any such credit facility will be satisfied when funds are required; (v) the Company will not acquire additional franchises or other new businesses that would require additional capital; (vi) the Company will be able to generate sufficient cash from operations to meet any unfunded portion of its capital requirements when required or to satisfy the conditions under the terms of the Senior Notes or the Company's other debt instruments and agreements for the incurrence of additional debt financing or
(vii) the Company's subsidiaries will not incur losses from their exposure to exchange rate fluctuations or be adversely affected by interest rate fluctuations. See "--Currency Risk." To the extent that the Company's subsidiaries determine not to, or are unable to, obtain or borrow under the Proposed Credit Facilities, the actual amounts required to complete the Company's planned build-out exceed the Anticipated Funding Requirement or the Company's operating cash flow does not meet expectations, the Company will require additional debt or equity financing. There can be no assurance that any such financing will be available on acceptable commercial terms or at all. The inability of the Company to secure additional financing could result in a failure to comply with the minimum build milestones set forth in its licenses and could ultimately lead to the revocation of such licenses. See "--Requirement to Meet Build Milestones."

  In addition to the Anticipated Funding Requirement, significant amounts of additional funding will be required to complete the acquisition of NTL, pay principal and interest due under the NTL Facilities and fund related acquisition costs and the ongoing capital expenditure requirements of NTL's business and operations. See "--The NTL Acquisition" and "Management's Discussion and Analysis of Results of Operations and Financial Condition-- Liquidity and Capital Resources--The NTL Acquisition."

  The Company will continue to consider strategic acquisitions and combinations primarily in the United Kingdom, as attractive opportunities arise. The Company is currently involved in various stages of exploration, development and negotiation of certain transactions, some of which, if completed, would be significant and are likely to involve the incurrence of substantial indebtedness by the Company and its subsidiaries to finance such transactions. There can be no assurances that such transactions will occur. In particular, the indentures governing the Company's Senior Notes permit indebtedness to be incurred to finance acquisitions only if such acquisitions are acquisitions of either tangible or intangible assets, licenses and computer software used in connection with a Cable Business (as defined in the indentures governing the Senior Notes) or certain entities, directly or indirectly, engaged in a Cable Business if such entities meet certain qualifying criteria specified in such indentures.

DEPENDENCE UPON CASH FLOW FROM SUBSIDIARIES

  The Company is a holding company that conducts its operations through its direct and indirect wholly-owned subsidiaries and affiliated joint ventures. As a holding company, the Company holds no significant assets other than its investments in and advances to its subsidiaries and affiliated joint ventures. The Company is, therefore, dependent upon its receipt of sufficient funds from its subsidiaries and affiliated joint ventures to meet its own obligations. The ability of the Company and its creditors, including holders of the Convertible Notes, to benefit in the distribution of any assets of any of the Company's subsidiaries and affiliated joint ventures upon any liquidation of any such subsidiary or joint venture will be subject to the prior claims of the subsidiary's or joint venture's creditors, including trade creditors and, to the extent that such subsidiary or joint venture is not directly owned by the Company, to the prior claims of any other persons directly or indirectly owning such subsidiary or joint venture.

  The ability of the Company to pay interest on the Convertible Notes or to repay the Convertible Notes at maturity or otherwise, will be dependent upon the cash flows of its subsidiaries and the payment of funds by those subsidiaries to the Company in the form of repayment of loans, dividends or otherwise. The Company's subsidiaries and joint ventures have no obligation, contingent or otherwise, to pay amounts due pursuant to the Convertible Notes or to make funds available for those payments, whether in the form of loans, dividends or otherwise. In addition, the creditors of the Company's subsidiaries (including the lenders under the Proposed Credit Facilities) may impose restrictions on the rights of the Company to receive from its subsidiaries repayment of, or interest in respect of, intercompany loans and certain of the Company's subsidiaries may be prevented from paying dividends or making other distributions to the Company. In particular, the NTL Facilities prohibit the Purchaser (as defined) from paying dividends to the Company unless certain cash flow targets are met and, if such targets are met, require that 50% of all Excess Cash Flow (as defined in the NTL Facilities) of the Purchaser and its subsidiaries (including the NTL group) must be applied to prepay principal amounts outstanding under certain of the NTL Facilities. See "Description of Certain Indebtedness--The NTL Facilities." Therefore, the Company's ability to make interest and principal payments when due to holders of the Convertible Notes or other indebtedness of the Company and the Company's ability to purchase the Convertible Notes, the 7 1/4% Convertible Notes, the Senior Notes and other debt that may become repayable or repurchasable upon a Change of Control or the occurrence of certain other events is dependent upon the receipt of sufficient funds from its subsidiaries, which may be restricted by the terms of future indebtedness of the Company's subsidiaries.

  Each of the Company's subsidiaries that is a Delaware corporation may pay dividends, under the Delaware General Corporation Law (the "DGCL"), only out of its surplus, or, in the circumstances prescribed by the DGCL, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Each of the Company's subsidiaries that is a United Kingdom company is, under applicable United Kingdom law, prohibited from paying dividends unless such payments are made out of profits available for distribution (which consist of accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made). Other statutory and general English law obligations also affect the ability of directors of the Company's subsidiaries to declare dividends and the ability of the Company's subsidiaries to make payments to the Company on account of intercompany loans. In addition, the United Kingdom may impose a withholding tax on payments of interest and advance corporation tax on distributions (of interest, dividends or otherwise) by United Kingdom subsidiaries of the Company.

  The Convertible Notes are effectively subordinated to all existing and future indebtedness and other liabilities and commitments of the Company's subsidiaries, including any borrowings by the Company's subsidiaries under the NTL Facilities and the Proposed Credit Facilities. As of March 31, 1996, after giving pro forma effect to the Company's acquisition of NTL, the borrowing of approximately 200 million pounds pursuant to NTL Facilities, the issuance of the Convertible Notes and the application of the net proceeds therefrom, the Convertible Notes would have been structurally subordinated to approximately $594.6 million of liabilities of the Company's subsidiaries. In addition, each of the indentures governing the Senior Notes permits subsidiaries of the Company to incur additional Indebtedness to finance the construction and working capital needs of a Cable Business (as defined therein) and the acquisition of cable assets or the acquisitions of certain businesses. In light of the Company's strategy of continued growth, in part through acquisitions, the Company and its subsidiaries may incur substantial indebtedness in the future.

  Borrowings under the NTL Facilities are, and a substantial portion of the Company's and its subsidiaries' existing and future indebtedness (including borrowings under the Proposed Credit Facilities) is expected to be, secured by liens and other security interests over the assets of the Company's subsidiaries and the equity interests in the Company's subsidiaries. In addition, the ability of the Company and its creditors, including holders of the Convertible Notes, the 7 1/4% Convertible Notes and the Senior Notes, to benefit from distributions of assets of the Company's subsidiaries may be limited to the extent that the outstanding shares of any of its subsidiaries and such subsidiary's assets are pledged to secure other debt of the Company or its subsidiaries. Any right of the Company to receive assets of any subsidiary upon such subsidiary's liquidation or reorganization (and the consequent right of the holders of the Convertible Notes to participate in those assets) will be structurally subordinated to the claims of that subsidiary's creditors, except to the extent that the Company is itself recognized as an unsubordinated creditor of such subsidiary. However, to the extent that the Company is so recognized, the claims of the Company would still be subject to any security interests in the assets of such subsidiary and any liabilities of such subsidiary senior to those held by the Company and may otherwise be challenged by third parties in a liquidation or reorganization proceeding. In addition, loan agreements may require, as in the case of the NTL Facilities, the Company to subordinate its right to repayment of indebtedness outstanding between it and the borrower under such agreement or any subsidiary of the Company to the rights of the lenders under the agreement. In particular the rights of the Company and other subsidiaries to repayment of principal and interest lent by them to the borrower under the NTL Facilities have been and will be subordinated to the rights of the lenders under the NTL Facilities pursuant to subordination agreements with such lenders.

  The principal fixed assets of the Company's subsidiaries are cable headends, cable television and telecommunications distribution equipment, telecommunications switches and customer equipment. The value of a substantial portion of these fixed assets is derived from their employment in the Company's and its subsidiaries' cable television and telecommunications businesses. In the case of NTL, its principal fixed assets are transmission towers, masts and antennas and the sites on which they are located. These assets are highly specialized and, taken individually, can be expected to have limited marketability. Consequently, in the event that secured creditors seek to realize on the collateral securing debt of the Company's subsidiaries, these creditors would be likely to seek to sell the business as a going concern (possibly through a sale of pledged shares of subsidiaries), either in its entirety, or by franchise or other business unit, in order to maximize the proceeds realized. The amounts (and the timing of the receipt of any amounts) available to satisfy the Company's obligations under the Convertible Notes after any such sale may be adversely affected by provisions of laws favoring secured creditors.

  Therefore, for the reasons referred to in the preceding paragraphs, there can be no assurance that the Company will be able to receive any cash flow from its subsidiaries in a timely manner or at all.

THE NTL ACQUISITION


  Additional Funding May Be Required. The Company anticipates that substantial amounts of capital investment will be required in the future in order to develop and expand NTL's business--see "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources--The NTL Acquisition." The Company estimates, based on the information currently available to it, that through December 31, 1997 NTL will require up to approximately 50 million pounds in capital beyond that which NTL is capable of generating from its current operations for interest expense, capital expenditure and working capital needs. The NTL Facilities contain a revolving credit facility (the "Revolving Facility") of (Pounds)25 million which may be used for capital expenditure and working capital purposes of NTL, subject to satisfaction of certain drawdown conditions including, in particular, in the case of cash advances (other than cash advances made by the Purchaser to repay any sums paid pursuant to any standby letters of credit issued by it in accordance with the terms of the Revolving Facility) the repayment of a bridge facility (the "Bridge Facility") of (Pounds)60 million comprised in the NTL Facilities. The Company believes that, based on current estimates, NTL's other capital needs for the foreseeable future will be funded with existing cash on hand of the Company. However, there can be no assurance that the actual amounts required to develop NTL's business will not exceed the Company's current estimates, that conditions precedent to advances under the Revolving Facility will be satisfied or cash on hand will be available when funds are required.

  The cash required for payment of interest and principal related to the financing will be substantial and may restrict cash availability for other purposes. See "Description of Certain Indebtedness--The NTL Facilities." While anticipated cash flow from the combined operations and other sources should be adequate to make those payments, such demands may limit the funds available for development and capital expenditures. In addition, the NTL Facilities prohibit the Purchaser from paying dividends to the Company unless certain cash flow targets are met and, if such targets are met, require that 50% of all Excess Cash Flow of the Purchaser and its subsidiaries (including the NTL group) must be applied to prepay amounts outstanding under the Long Term Facility.

  Unknown Acquisition Liabilities. The acquisition of NTL is structured as a share purchase, which may result in the Purchaser having acquired NTL companies with unknown liabilities. The Company has negotiated and obtained from NTL's former shareholders certain representations and warranties concerning contingent liabilities and other obligations of NTL to reduce the risk that the Company will be held liable for unknown liabilities of NTL. The Further Payment is subject to reduction in accordance with the Deed of Adjustment (as defined) if such representations and warranties are proved to be untrue or inaccurate. Nevertheless, there may be circumstances in which the adjustment of the Further Payment does not provide the Company with protection from contingent or other obligations of the NTL companies or breaches of the representations and warranties, to the extent that they exceed 35 million pounds. The Deed of Adjustment also provides for the Further Payment to be reduced in accordance with a formula relating to the outcome of OFTEL's review of the price cap applicable to NTL's regulated businesses (the "Price Cap Review"). If the final outcome of the Price Cap Review is within the range indicated in OFTEL's Interim Statement issued May 1996 (the "Interim Statement"), then the Further Payment will not be reduced.
See "Regulation--NTL--Price Cap Review."

  Dependence Upon Site Sharing Arrangement. As a result of, among other factors, a natural shortage of potential transmission sites and the difficulties in obtaining planning permission for erection of further masts, the British Broadcasting Corporation (the "BBC") and NTL have made arrangements to share a large number of sites. Under the present arrangements, one of the parties (the "Station Owner") is the owner, lessee or licensee of each site and the other party (the "Sharer") is entitled to request a license to use certain facilities at that site. Each site license granted pursuant to the site sharing agreement is for an initial period expiring on December 31, 2005 (subject to title and to the continuation in force of the site sharing agreement) and provides that, if requested by the Sharer, it will be extended for further periods. The site sharing agreement and each site license provide for the Station Owner to be paid a commercial license fee and for the Sharer to be responsible, in normal circumstances, for the costs of accommodation and equipment used exclusively by it. These arrangements continue between the BBC and NTL notwithstanding the acquisition. Either party may terminate the agreement by 5 years notice in writing to the other expiring on December 31, 2005 or at any date which is a date 10 years or a multiple of 10 years after December 31, 2005. Although the Company does not anticipate that the site sharing agreement or the site licenses will be terminated, there can be no assurance that such a termination will not occur. Termination of the site sharing arrangements would have a material adverse effect on NTL's business and would also result in an event of default under the NTL Facilities and the acceleration of the indebtedness outstanding thereunder. Each such event could have a material adverse effect on the Company. In particular, an acceleration of the indebtedness under the NTL Facilities could lead to defaults under the indentures governing the Convertible Notes, the Senior Notes, the 7 1/4% Convertible Notes and under the terms of other existing indebtedness of the Company and its subsidiaries. There can be no assurance that the Company would have sufficient resources to repay such indebtedness should it be accelerated.

  Dependence Upon ITV and Other Contracts. NTL's business is substantially dependent upon contracts with the ITV contractors, Channel 4 and S4C for the provision of transmission services. See "The Company--NTL--Revenues Receivable Under Contract." The prices that NTL may charge these companies for television transmission services is subject to regulation by OFTEL. See "--Possible Changes in Government Regulation" and "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources--The NTL Acquisition." The contracts with the ITV contractors, Channel 4 and S4C terminate on December 31, 2002. Although, historically, the ITV contractors, Channel 4 and S4C have renewed their contracts with NTL, there can be no assurance that they will do so upon expiration of the current contracts, that they will not negotiate terms for NTL's provision of transmission services on a basis less favorable to NTL or that they would not seek to obtain from third parties a portion of the transmission services currently provided by NTL.

  BBC Privatization. The United Kingdom Government has announced its intention to privatize the BBC's transmission business upon expiration of the BBC's Royal Charter in December 1996. Details regarding the privatization are not yet published. If one or more businesses other than NTL successfully bid for the BBC's transmission business, there can be no assurance that NTL will not encounter significant competition for its transmission business from expiration of NTL's current contracts with the ITV contractors, Channel 4 and S4C. See "--Dependence Upon ITV and Other Contracts."

  General. The benefits of the NTL Acquisition could be less than anticipated and potential risks could be greater than expected. While the Company believes the acquisition of NTL will be beneficial to the Company and its stockholders, there can be no assurance that (1) the expected benefits will be realized; (2) the potential risks will not occur; or (3) the risks can be managed without adversely affecting the Company.

OPERATING LOSSES; LIMITED FINANCIAL HISTORY; DEFICIENCY OF EARNINGS TO FIXED CHARGES

  Although the long distance business of OCOM Corporation ("OCOM") to which the Company succeeded has realized net income from operations in the past, on a consolidated basis, the Company has experienced operating losses and net losses since 1989 (with the exception of 1992). The Company had net income
(loss) for the three months ended March 31, 1996 and 1995 and years ended December 31, 1995, 1994, 1993 and 1992 of $(42.7 million) and $(13.5 million),
$(90.8 million), $(29.6 million), $(11.1 million) and $1.2 million, respectively. As of March 31, 1996, the Company's accumulated deficit was $172.3 million. The development of the Company's business to date has resulted in significant expenditures and the continued construction and expansion of its network will require considerable additional expenditures before significant operating revenues may be generated. Construction and operating expenditures have resulted in negative cash flow, which is expected to continue at least until an adequate customer base is established. The Company also expects to incur substantial additional operating losses, and there can be no assurance that the Company will achieve or sustain profitability in the future. Failure to become profitable could adversely affect the Company's ability to sustain operations, and obtain additional required funds. See "--Need for Additional Financing; Proposed Credit Facilities." Moreover, such a failure would adversely affect the Company's ability to pay the required interest payments on the Company's indebtedness (including, without limitation, the Convertible Notes).

  For the three months ended March 31, 1996 and 1995 and for the years ended 1991, 1993, 1994 and 1995, the Company's earnings were insufficient to cover fixed charges by approximately $42.7 million and $13.5 million, $0.4 million, $10.4 million, $31.8 million, and $105.4 million, respectively. The ratio of earnings to fixed charges for the year 1992 was 81:1. The Company's pro forma as adjusted earnings for the year ended December 31, 1995 and for the three months ended March 31, 1996 were inadequate to cover pro forma as adjusted fixed charges by $125.8 million and $46.5 million, respectively. Fixed charges consist of interest expense, including capitalized interest, amortization of fees related to debt financing and rent expense deemed to be interest.

REQUIREMENT TO MEET BUILD MILESTONES

  The telecommunications license for each franchise contains specific construction milestones. Under the terms of its current telecommunications licenses, from March 31, 1996 until the end of 2003, CableTel is required to construct cable television systems passing an aggregate of approximately 1,480,000 additional premises (residential and business), including approximately 178,500 premises in 1996. OFTEL and the Department of Trade and Industry ("DTI") are the only bodies with the authority to modify the construction milestones in the licenses other than the Northern Ireland and Gwent and Glamorgan LDLs (in respect of which the ITC is the relevant authority for modifying construction milestones). Based on current network construction scheduling, the Company believes it will be able to satisfy CableTel's milestones in the future, but there can be no assurance that such milestones will be met. In the event that the Company is unable to meet the construction milestones required by any of its licenses, and is unable to obtain modifications to the milestones, the relevant license or licenses could be revoked, which would have a material adverse effect on the Company and which could affect the continued availability of funding to the Company and its operating subsidiaries.

UNCERTAINTY OF CONSTRUCTION PROGRESS AND COSTS

  At March 31, 1996, construction of CableTel's network had passed approximately 29% of its final regulatory milestone requirements for all its franchises (including the Northern Ireland and Gwent and Glamorgan franchises). Successful construction and development of CableTel's network will depend on, among other things, CableTel's ability to continue to design network routes, install facilities, obtain and maintain any required government licenses or approvals and finance construction and development, all in a timely manner, at reasonable costs and on satisfactory terms and conditions. The exact amounts and timing of all of these expenditures are subject to a variety of factors which may vary greatly by market and be beyond the control of the Company. Accordingly, there can be no assurance that the actual amounts of capital expenditures described above will not exceed the Anticipated Funding Requirement or that additional funding substantially in excess of the Anticipated Funding Requirement will not be required.

  In building its network, CableTel is generally required by its licenses to use underground construction, which is more expensive and time consuming than aerial construction. Mechanized construction methods often cannot be used to install network infrastructure in CableTel's franchise areas due to existing underground utility infrastructure. In addition, CableTel is responsible for restoring the surface area after its underground construction is completed. Although CableTel has recently been able to negotiate construction contracts at rates which it believes are competitive relative to the cable industry as a whole, construction costs could increase significantly over the next few years as existing contracts expire and as demand for cable construction services grows due to anticipated increases in the cable industry's overall construction activity. Accordingly, there can be no assurance that the Company will be able to construct its network in a timely manner, or at a reasonable cost.

  For a discussion of the risks associated with the Company's Anticipated Funding Requirement for construction of CableTel's network in its existing franchises, see "--Need for Additional Financing; Proposed Credit Facilities."

UNCERTAINTY OF CUSTOMER ACCEPTANCE

  The cable/telephony and telecommunications industry has a limited operating history in the United Kingdom. Although initial acceptance of cable/telephony services provided by the Company has been encouraging, the Company is unable to predict with certainty how consumer demand for CableTel's services may develop over time. The Company's future revenue growth depends in large measure on (i) the development of significant consumer preference for cable television over other types of in-home entertainment and (ii) customer acceptance of CableTel as an attractive alternative to its competitors as a provider of telephone and other telecommunications services. Since December 31, 1994, the Company has, through the acquisition of the Northern Ireland and Gwent and Glamorgan franchises increased the total number of homes in its franchises by almost 50%. The Company's future success will depend on customer acceptance of its services and its ability to extend CableTel's brand name in these new franchise areas. See "--Significant Competition." The inability of the Company to generate demand for its services could have a material adverse effect on the Company.

  To date, unlike other United Kingdom operators, CableTel has not experienced significant churn in its franchise areas although the Company expects churn rates to increase. There can be no assurance as to CableTel's future churn rates. Higher levels of churn could have a material adverse effect on the financial condition and results of operations of the Company.

SIGNIFICANT COMPETITION

  The Company faces significant competition from established and new competitors in the areas of cable television, residential telephone and business telecommunications services. The Company believes that competition will intensify in each of these business areas, particularly business telecommunications.

  Cable Television. CableTel's cable television systems compete with direct reception over-the-air broadcast television, direct-to-home ("DTH") satellite services and satellite master antenna systems ("SMATV"). Pay television and pay-per-view ("PPV") services anticipated to be offered by CableTel will compete to varying degrees with other communications and entertainment media, including DTH services, home video, cinema exhibition of feature films, live theater and newly emerging multimedia services. The Company expects that, in the future, CableTel may face competition from programming provided by video-on-demand services, including those that may be provided by public telephone operators ("PTOs") with national licenses (i.e. national PTOs). The extent of such competition depends upon, among other factors, the quantity and quality of the programming offered, the price (including the amount of up-front and service costs) and, with respect to broadcast services, the quality of the broadcast signal.

  National PTOs such as BT and Mercury were restricted from holding licenses to provide cable/telephony systems until March 31, 1994. Since then, national PTOs have been allowed to bid for the award of cable licenses in respect of areas of the United Kingdom that have not already been licensed. This position results from regulations promulgated under the Broadcasting Act 1990 and it may be changed by further regulations which reflect changes in policy of relevant governmental authorities. Any such change in policy could have a material adverse effect on the Company. To the Company's knowledge, no national PTO has applied for a cable license in its own right but certain companies associated with BT and Mercury hold licenses to provide cable/telephony systems outside the Company's franchises.

  On September 29, 1993, the ITC issued a statement pursuant to which it took the position (shared by OFTEL and DTI) that BT and the other national PTOs may provide "video-on-demand" service under their existing licenses. No assurance can be given that video-on-demand will not provide substantial competition to the Company within its markets in the future.

  In December 1995, the government of the United Kingdom published its Broadcasting Bill 1995 (the "Broadcasting Bill") which is expected to be enacted by the end of August 1996. If enacted in its present form, the Broadcasting Bill will provide for the future regulation of digital terrestrial television ("DTT") that is expected to provide an additional 18 or more new terrestrial channels serving between 60% and 90% of the United Kingdom's population. Some of the channels will be reserved for digital simultaneous broadcasting by the existing terrestrial broadcasters. The introduction of DTT, as well as digital satellite television will provide both additional programming opportunities as well as increased competition for the Company and its subsidiaries. For example, British Sky Broadcasting Limited ("BSkyB") is proposing to launch a digital satellite service in 1997 either by itself or in conjunction with other partners including, possibly, BT (see "-- Residential Telephony"). Although customers of cable operators may be able to receive digital satellite television signals for more than 120 channels from their cable operator using their existing equipment (subject to capacity restraints), there can be no assurance that satisfactory (or any) terms of carriage will be obtained by CableTel for digital satellite programs or channels.

  The full extent to which existing or future competitors using existing or developing media will compete with cable television systems may not be known for several years. There can be no assurance, however, that existing, proposed or as yet undeveloped technologies will not become dominant in the future and render cable television systems less profitable or even obsolete.

  Residential Telephony. The Company competes primarily with BT in providing telephone services to residential customers. BT, formerly the only major PTO in the United Kingdom, has an established market presence, fully built networks and resources substantially greater than those of the Company. According to OFTEL, at December 1995, nearly 95% of United Kingdom residential telephone exchange line customers are customers of BT. The Company's growth in telecommunications services, therefore, depends upon its ability to convince BT's customers to switch to the Company's telecommunications services. The Company believes that price is currently one of the most important factors influencing the decision of United Kingdom customers to switch to a cable telecommunications service. BT has, however, introduced significant price reductions in certain categories of calls and, due to regulatory price controls, BT is expected to make further reductions in its telecommunications prices. Accordingly, although the Company intends to remain competitive, in the future it may be unable to offer residential telephone services at rates lower than those offered by BT. In such case, the Company may experience a decline in its average per line residential telecommunications revenues, may not achieve desired penetration rates and may experience a decline in total revenues. There can be no assurance that any such decline in revenues or penetration rates will not adversely affect the financial condition and results of operations of the Company and its subsidiaries.

  In addition to BT, other telecommunications competitors which may have substantially greater resources than those of the Company could prevent the Company from increasing its share of the residential telecommunications market. AT&T Communications (U.K.) Ltd. ("AT&T U.K.") was awarded a national PTO license in December 1994 and has announced an intention to enter both the business and residential markets. In addition, IONICA L3 Limited ("IONICA"), will begin to offer telecommunications services via a fixed radio network in 1996. IONICA announced in November 1995 an arrangement with Scottish Power Telecommunications Limited ("Scottish Telecom"), a subsidiary of Scottish Power PLC, whereby Scottish Telecom will provide IONICA's service in Scotland. Liberty Communications Limited, the U.K.'s other licensed wireless local loop operator, is expected to launch its residential telephone service in late 1996. In addition, on February 8, 1996, the DTI announced the award of two licenses to operate radio fixed access services in the 2 GHz band. These new licenses enable the two licensees, BT and RadioTEL Systems, to provide telecommunications services to customers living in defined remote rural areas mainly in Scotland, Wales and Northern Ireland and create potential additional competition for the Company's residential telephony services in certain remote rural areas of the Company's Northern Ireland franchise. The Company also competes with mobile networks such as those provided by Telecom Securicor Cellular Radio Limited (marketed under the name

"Cellnet") (in which BT has a 60% interest) and Vodafone Group Plc, and with personal communications networks such as those provided by Mercury (marketed under the name "Mercury One-2-One") and Microtel Logic Limited (marketed under the name "Orange"). There can be no assurance that the Company will be able to compete successfully with BT or such other telecommunications operators.

  The Company believes that it has a competitive advantage in the residential market because of its ability to offer integrated telephone, CATV, telecommunications services (including interactive and on line services) and dual product packages designed to encourage customers to subscribe to both services. However, there can be no assurance that this competitive advantage will continue. BSkyB is currently marketing telecommunications services on behalf of BT, which enables BSkyB's customers to earn additional discounts on BT's residential telecommunications volume discount plans. In addition, it is reported from time to time that BT and BSkyB are discussing the formation of cooperative arrangements. For example, recent press reports have indicated that the two companies are in advanced discussions regarding the formation of a joint venture to promote digital satellite television and interactive services in the United Kingdom. Given the respective market positions of BT and BSkyB, the Company believes that, if the two companies successfully combine their respective marketing strengths, the resulting combination may provide significant competition to cable operators including CableTel. At present, however, it remains to be seen whether cooperative arrangements, such as the proposed joint venture, can be established successfully. Based on recent press reports, the Company believes that significant issues remain to be resolved between the parties. The Company cannot currently predict the effect that competition from joint BT/BSkyB ventures would have on CableTel's business until further details are available as to how it is proposed that these and other issues are to be resolved.

  Business Telephony. BT also is the Company's principal competitor in providing business telecommunications services. In addition, the Company competes with Mercury (a majority owned subsidiary of Cable and Wireless PLC), Energis Communications Limited ("Energis") (a subsidiary of the National Grid Company plc), Scottish Telecom in Scotland and with other companies that have recently been granted telecommunications licenses, such as MFS Communications Limited. In the future, the Company may compete with additional entrants to the business telecommunications market, such as AT&T U.K. Competition is based on price and quality of services and the Company expects price competition to intensify if Energis and other new market entrants compete aggressively. Most of these competitors have substantial resources and there can be no assurance that these or other competitors will not expand their businesses in the Company's existing markets or that the Company will be able to continue to compete successfully with such competitors in the business telecommunications market.

LIMITED ACCESS TO PROGRAMMING

  The Company's ability to make a competitive offering of cable television services is dependent on CableTel's ability to contract for and obtain access to programming at a reasonable cost. While various sources of programming are available to cable system operators in the United Kingdom, BSkyB is currently the most important supplier of cable programming and the exclusive supplier of certain programming. BSkyB provides the industry with a range of programming, including the most popular mainstream premium movie channels available in the United Kingdom and, until May 1997, exclusive English premier league soccer games. BSkyB also competes with CableTel by operating a DTH satellite service that provides programming, including programming that is also offered by CableTel, to approximately 3.6 million subscribers in the United Kingdom. BSkyB's programming is important in attracting and retaining cable television subscribers and, in the absence of more alternative programming sources, BSkyB may be able to set and raise prices for its programming without significant competitive pricing pressure. On August 18, 1995, the Office of Fair Trading ("OFT") announced that the Director General of Fair Trading ("DGFT") had reviewed and approved a revision by BSkyB of its wholesale price list (industry rate card) for the supply of programming to cable operators. The revised rate card sets wholesale primary discounts based upon the cable operator's pay-to-basic ratio and market penetration. Under the revised rate card, CableTel will pay an additional 13% on its March 1995 prices, with effect from January 1, 1996. This review was supplemented by a further review announced in December 1995 by the DGFT of BSkyB's position in the pay TV market, including issues relating to the supply of programming and related services at the wholesale level. The DGFT is expected to respond in June or July of 1996. No assurance can be given that BSkyB will not exploit its dominant market position in a manner which may have a material adverse effect on the Company's operating results.

  In addition, BSkyB announced in 1995 the conclusion of programming supply agreements with the two largest cable operators in the United Kingdom. Under these agreements, these two cable operators accepted significantly restrictive provisions in return for more favorable rates than those contained in the new BSkyB ratecard. BSkyB has, however, undertaken to suspend operation of certain anti-competitive restrictions contained in these agreements, while the DGFT considers further whether the agreements warrant investigation by the Restrictive Practices Court. The Company anticipates that, as these two cable operators together control approximately 40% of homes under franchise in the United Kingdom, the consequences of these agreements will make it substantially less viable for other cable operators (including CableTel) to reduce their dependence on BSkyB as the principal source of programming supply by developing, through cooperative ventures among cable operators, their own PPV services, sports or movie channels and cable-exclusive programming.

  CableTel, like many other cable operators, obtains most of its programming through arrangements with BSkyB and other programming suppliers which are not reflected in signed written agreements. To date, CableTel has not had a formal contract with BSkyB, although it has been in discussions with BSkyB for some time. There can be no assurance that CableTel will be able to enter into a definitive agreement with BSkyB, that the terms of such definitive agreement will not be less favorable to CableTel than the current arrangement, or that BSkyB will continue to supply programming to CableTel on reasonable commercial terms or at all. Moreover, CableTel has not, to date, entered into written contracts with many of its other program suppliers. The loss of BSkyB or other programming, a deterioration of the perceived quality of BSkyB or other programming, or a material increase in the price that CableTel is required to pay for BSkyB or other programming could have a material adverse effect on the Company and its subsidiaries.

  Because of this and other factors described in the preceding paragraphs, there can be no assurance that its current programming will continue to be available to the Company on acceptable commercial terms, or at all.

POSSIBLE CHANGES IN GOVERNMENT REGULATION

  The principal business activities of the Company in the United Kingdom are regulated and supervised by various governmental bodies, the ITC, OFTEL under the directions of the Director General and the DTI on behalf of the Secretary of State for Trade and Industry. Changes in laws, regulations or governmental policy (or the interpretations of such laws or regulations) affecting the Company's activities and those of its competitors, such as licensing requirements, increased price regulation, deregulation of interconnection arrangements, acceleration of the date (which is scheduled for 2001 but is subject to review in 1998) BT and Mercury can provide broadcast entertainment services over their existing national networks or a change in policy allowing more than one cable licensee in the franchise area could have a material adverse effect on the Company's financial condition and results of operations. In particular, if there were a change of government or government policy in the United Kingdom, existing restrictions on the eligibility of BT, Mercury or certain other national PTOs to compete with CableTel's CATV business might be removed or significantly weakened. The United Kingdom's opposition party, the Labour Party, has stated its intention to review these restrictions if it is elected as the governing party. A General Election is required to be held by May 22, 1997 but may be called earlier. A substantial portion of NTL's business is also subject to regulation. See "Regulation--NTL." In particular, the prices that NTL may charge the ITV companies, Channel 4 and S4C for television transmissions services are subject to price controls imposed by OFTEL, which are being reviewed by the Director General. Based on the Director General's initial conclusions published in the Interim Statement, the Company expects that the future revenues NTL receives from providing these services will be reduced. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources--The NTL Acquisition." There is no assurance that the new price controls resulting from the final conclusions of the Director General's review will not be reviewed further prior to 2002 or that price controls for the years following December 31, 2002 will not have a material adverse effect on such revenues.

  As the United Kingdom is a member of the European Union ("EU"), the Company may be subject to regulatory initiatives of the European Commission ("EC"). Changes promulgated in EC directives, particularly to the extent that they require a European Union television "production" and "programming" quota which may reduce the range of programs which can be offered and increase the costs of purchasing television programming. See "Regulation--CableTel European Union Legislation--Television Regulation." In addition, EC Directives may introduce provisions requiring the Company and its subsidiaries to provide access to its cable network infrastructure to other service providers, could have a material adverse effect on its business. Furthermore, as part of the implementation of the EU Television Standards Directive, the United Kingdom government has set out in a paper ("The Regulation of Conditional Access for Digital Television") its approach to the regulation of conditional access for digital television. The United Kingdom government intends to, among other things, exclude from all licenses issued under the Telecommunications Act (including cable operators) the authority to provide encryption and subscriber management services ("SMS") for digital programming services and issue two new class licenses, one covering encryption and the other covering SMS. Cable operators operating those systems will have to register with OFTEL. It is proposed that the new licenses for encryption and certain types of SMS will include detailed conditions including an obligation to provide these services and a prohibition on discrimination. A draft statutory instrument, together with draft class licenses, are expected to be published for consultation in June 1996.

MANAGEMENT OF GROWTH AND EXPANSION

  The Company has experienced rapid growth and development in a relatively short period of time and will continue to do so to meet its strategic objectives and regulatory milestones. The management of such growth will require, among other things, stringent control of construction and other costs, continued development of the Company's financial and management controls, increased marketing activities and the training of new personnel. Failure to manage its rapid growth and development successfully could have a material adverse effect on the Company's financial condition and operating results.

DEPENDENCE ON KEY PERSONNEL

  The Company's businesses are managed by a small number of key executive officers, the loss of certain of whom, such as Mr. George S. Blumenthal and Mr. J. Barclay Knapp, could have a material adverse effect on the Company. The Company believes that its future success will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. The Company has not entered into written employment contracts or non-compete agreements with, nor has it obtained life insurance policies covering, such key executive officers. Certain senior managers of the Company also serve as members of senior management of other companies in the telecommunications business. See "Management" and "Certain Transactions."

RAPID TECHNOLOGICAL CHANGES

  The telecommunications industry is subject to rapid and significant changes in technology. While the Company believes that for the foreseeable future these changes will neither materially affect the continued use of fiber optic, coaxial or copper cabling technologies nor materially hinder the Company's ability to acquire necessary technologies, the effect of technological changes on the businesses of the Company cannot be predicted.

  The Company believes that its advanced network design is sufficiently flexible to permit it to deliver a wide variety of existing entertainment, telecommunications and information services and will enable it to offer anticipated new services in the future without incurring significant additional construction costs to adapt its existing underground network. However, the cost of implementation of emerging and future technologies could be significant and the Company's ability to fund such implementation will depend on its ability to obtain additional financing. See "--Need for Additional Financing; Proposed Credit Facilities."

  In the future, digital compression techniques may allow terrestrial broadcasters to offer approximately eight digital channels on a frequency which currently carries one analog channel. The Company believes that if digital terrestrial broadcast or digital satellite television services are introduced successfully in the United Kingdom, at competitive prices, the Company, as well as its competitors, will be able to increase significantly the number of channels they are able to offer to their customers. However, the effect of any emerging and future technological changes on the viability or competitiveness of the Company's network and services cannot be accurately predicted.

CURRENCY RISK

  To the extent that the Company obtains financing in United States dollars and incurs expenses in the construction and operation of the Company's regional systems in the United Kingdom in British pounds sterling, it will encounter currency exchange rate risks. In addition, the Company's revenues will be generated primarily in British pounds sterling while its interest and principal obligations with respect to most of the Company's existing indebtedness (including, without limitation, the indebtedness represented by the Senior Notes and the 7 1/4% Convertible Notes) is, and the Convertible Notes will be, payable in United States dollars. While the Company may consider entering into transactions to hedge the risk of exchange rate fluctuations, there can be no assurance that the Company will engage in such transactions, or, if the Company decides to engage in such transactions, that they will be successful and that shifts in the currency exchange rates will not have a material adverse effect on the Company.

FRAUDULENT CONVEYANCE

  Under applicable provisions of the federal bankruptcy law or comparable provisions of state fraudulent transfer law, if the Company, at the time it incurred indebtedness under the Convertible Notes, (a) incurred such indebtedness with the intent of hindering, delaying, or defrauding current or future creditors, or (b)(i) received less than reasonably equivalent value or fair consideration therefor and (ii)(A) was insolvent or rendered insolvent by reason of such incurrence, (B) was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on such business or (C) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature, then such indebtedness under the Convertible Notes could be voided or invalidated, or could be subordinated to all other debts of the Company. The voiding or invalidating of any of such indebtedness of the Company could result in an event of default with respect to other indebtedness of the Company, which could result in acceleration of such other indebtedness.

  The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any such proceeding. Generally, however, a company will be considered insolvent if the sum of its respective debts is greater than all such company's property at a fair valuation or if the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts (including contingent liabilities), as they become absolute and mature. The Company believes that it was not, after giving effect to the issuance of the Convertible Notes, considered insolvent under any of the foregoing standards. This belief is based on the Company's analysis of its subsidiaries' cash flow projections and other financial information, including pro forma financial statements. There can be no assurance, however, that a court passing on such questions would agree with the Company.

INSURANCE COVERAGE

  The Company obtains insurance of the type and in the amounts that it believes are customary in the United Kingdom for similar companies. Consistent with this practice, the Company does not insure the underground portion of its cable network. Any catastrophe affecting a significant portion of the Company's underground cable network could result in substantial uninsured losses.

ANTI-TAKEOVER MATTERS

  Certain provisions of the Indenture and the indentures governing the Senior Notes and the 7 1/4% Convertible Notes may have the effect of delaying or preventing transactions involving a Change of Control of the Company, including transactions in which stockholders might otherwise receive a possible substantial premium for their shares over then current market prices, and may limit the ability of stockholders to approve transactions that they may deem to be in their best interest.

  A Change of Control would require the Company to make an offer to purchase all the Convertible Notes, the Senior Notes and the 7 1/4% Convertible Notes, may require the Company to refinance substantial amounts of its indebtedness and would impose other significant obligations on the Company. The inability of the Company to purchase all or some of the Convertible Notes, the Senior Notes and the 7 1/4% Convertible Notes tendered for purchase, would also constitute an event of default under the Indenture and the indentures governing the Senior Notes and the 7 1/4% Convertible Notes, which would have certain adverse consequences to the Company and holders of the Convertible Notes.

  The Certificate of Incorporation of the Company as currently in effect contains certain provisions which may have the effect, alone or in combination with each other or with the existence of authorized but unissued Common Stock and any series of preferred stock, of precluding or rendering more difficult a hostile takeover, making it more difficult to remove or change the composition of the Company's incumbent board of directors and its officers, being adverse to stockholders who desire to participate in a tender offer and depriving stockholders of possible opportunities to sell their shares at temporarily higher prices. See "Description of Capital Stock--Certain Special Provisions." In particular, the rights issuable pursuant to the stockholder rights plan of the Company have certain anti-takeover effects as they will cause substantial dilution to a person or group that acquires a substantial interest in the Company without the prior approval of the Board of Directors. The effect of such rights may be to inhibit a change in control of the Company (including through a third party tender offer at a price which reflects a premium to then prevailing trading prices) that may be beneficial to the Company's stockholders. See "Description of Capital Stock--Certain Special Provisions-- Stockholder Rights Plan." Under the Company's Certificate of Incorporation, holders of Common Stock and holders of the Series A Junior Participating Preferred Stock (the "Junior Preferred Stock") issued upon exercise of such rights generally vote as a class, with each share of Common Stock being entitled to one vote per share and each share of Junior Preferred Stock being entitled to 100 votes per share. As a result of the provisions of the Certificate of Incorporation and the ownership of the Company, no change of control requiring stockholder approval is possible without the consent of the owners of the Junior Preferred Stock.

RESTRICTIONS ON DIVIDENDS

  The indentures governing the Senior Notes impose certain limitations on the payment of dividends. The Company's ability to pay cash dividends on the Company's equity securities including the Common Stock and to make other "Restricted Payments" is limited under the indentures governing the Senior Notes to the sum of (i) the difference between Cumulative EBITDA (as defined in the indentures governing the Senior Notes) and 1.5 times Cumulative Interest Expense (also as defined in the indentures governing the Senior Notes) plus (ii) net proceeds from the sale of capital stock (excluding the proceeds of the Company's offering of 10 million Common Stock in October
1993). Further, the terms of the NTL Facilities restrict, and the terms of the Proposed

Credit Facilities or other future indebtedness of the Company's subsidiaries may (subject to the terms of the indentures governing the Senior Notes) restrict, the ability of certain of the Company's subsidiaries to distribute earnings to the Company or make other payments to the Company. See "-- Dependence Upon Cash Flow of Subsidiaries" above. Neither the Company nor its predecessor, OCOM Corporation, has ever paid cash dividends on its Common Stock. In addition, the payment of any dividends by the Company in the future will be at the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements, the general financial condition of the Company and its subsidiaries and general business conditions. See "Dividend Policy" and "Risk Factors-- Operating Losses; Limited Financial History."

LACK OF PUBLIC MARKET

  There has been no public market for the Convertible Notes prior to this Offering. The Convertible Notes and the Common Stock issuable upon conversion or redemption thereof have not been registered under the Securities Act and may be subject to restrictions on resale, unless registered pursuant to an effective shelf registration statement as described herein. See "Description of the Convertible Notes--Registration Rights" and "Notice to Investors." The Registration Rights Agreement will not obligate the Company to keep the Shelf Registration Statement effective beyond the third anniversary of the date of issuance of the Convertible Notes. Although the Initial Purchasers have advised the Company that they currently intend to make a market in the Convertible Notes, they are not obligated to do so and any such market making may be discontinued at any time without notice, at the sole discretion of any of the Initial Purchasers. Accordingly, there can be no assurance as to the development or liquidity of any market that may develop for the Convertible Notes. The Convertible Notes are expected to be eligible for trading in the PORTAL Market.

  There can be no assurance that the market prices for Company's securities including the Convertible Notes and the Common Stock issuable on conversion thereof will not be subject to substantial fluctuations. Factors such as fluctuations in the operating results of the Company, announcements of technological innovations or events affecting others in the industries in which the Company operates, changes in governmental legislation or regulation, currency and exchange rate fluctuations and general economic conditions may have significant effect on the market prices of its securities, including the Convertible Notes.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

OVERVIEW

  At December 31, 1995, the Company and its subsidiaries and affiliated joint ventures held licenses to develop, construct and operate cable television, telephone and telecommunications systems covering approximately 2,090,000 households in five Regional Areas in the United Kingdom, comprised of Central Scotland, South Wales, Suburban London, West Yorkshire and Northern Ireland. The Company's proportional ownership in these systems represents 1,769,400 households. On May 9, 1995, the Company acquired NTL. See "Liquidity and Capital Resources--The NTL Acquisition." In addition, the Company owns OCOM, which operates a long distance telephone and microwave transmission business in certain portions of the United States. See "United States--Long Distance/Microwave Services (OCOM)" below.

United Kingdom--Cable/Telephony and Telecommunications (CableTel)

  During 1995 the Company accelerated the pace of construction of its systems and built an operations infrastructure, which includes a dual cable/telephony billing system. By March 31, 1996, the Company had passed more than 601,000 homes, including 85,000 inherited homes previously constructed as cable-only systems, or approximately 29% of its total of 2,090,000 franchise homes. The Company also expects that it will have a total of 57% of all homes in its franchise areas passed by the end of 1997. The Company intends to have 94% of its network construction in its franchises completed by the end of 2000. Through March 31, 1996, approximately $693.8 million had been invested in the construction of the Company's existing network and associated property, plant and equipment.

  In October 1995, the ITC granted the Northern Ireland LDL covering up to 530,000 homes and the associated businesses in Northern Ireland to CableTel Northern Ireland Limited, a wholly owned subsidiary of the Company. The Company believes that the Northern Ireland LDL represents a significant and attractive opportunity for the Company to expand its current business and overall presence in the United Kingdom. In addition, in December 1995, the ITC granted an LDL covering up to 330,000 homes in Glamorgan and Gwent to CableTel South Wales Limited, the Company's joint venture company with South Wales Electricity plc ("SWALEC"). See "--Liquidity and Capital Resources" below.

  Separately, in October 1995, CableTel South Wales Limited acquired the cable television business of Metro Cable TV Limited ("Metro Cable") in South Wales and Hertfordshire, for an aggregate consideration of 7.8 million pounds. The Metro Cable networks provide only CATV service to 171,500 homes and are not counted towards any OFTEL build milestones.

  In May 1995, the Company formed Cable Online Limited to establish a United Kingdom-wide Internet access service. Following a successful six-week trial of 400 users throughout the United Kingdom, Cable Online was launched in November 1995. Beginning with the Regional Areas, the Company plans to establish up to 70 Internet "Points of Presence," strategically located throughout the United Kingdom, by the summer of 1996. Cable Online will be both a retailer and wholesaler of Internet services and the Cable Online service will be made available to customers within and outside the Company's Regional Areas. The Company is in discussions with a number of cable operators and other organizations who are interested in reselling the Cable Online service under their own name.

  On January 26, 1996, through its wholly owned subsidiary, Secure Backup Systems Limited ("Secure Backup Systems"), the Company acquired the business and assets of the Secure Backup Systems division of Byss Co. Limited. Initial consideration of 250,000 pounds was paid on completion with deferred consideration of up to 350,000 pounds payable if certain revenue targets are achieved by the new company.

United States--Long Distance/Microwave Services (OCOM)

  OCOM provides the CCI/AirTouch Joint Venture (as defined) with certain microwave services pursuant to a contract (the "JV Contract") between it and the CCI/AirTouch Joint Venture. It is not yet known whether the

CCI/AirTouch Joint Venture will continue to renew the JV Contract, exercise its termination right or exercise its right to buy the equipment and facilities at a price equal to the replacement cost of all such equipment and facilities based upon a bona-fide third party bid. Since the CCI/AirTouch Joint Venture is OCOM's only significant private line microwave transmission service customer, and is expected to remain its biggest customer, termination or expiration of the JV Contract would result in the loss of substantially all of the microwave transmission revenues. Microwave transmission revenues were $4,988,000, $5,592,000 and $5,293,000 in the years ended December 31, 1995,
1994 and 1993, respectively, which represented 56%, 60% and 55% of OCOM's total revenues, respectively. If the termination or expiration of the JV Contract is coupled with the CCI/AirTouch Joint Venture's exercise of its right to buy OCOM's microwave transmission equipment and facilities, the above-mentioned loss of revenues may be partially offset by the proceeds from the sale of these assets. In either case, the termination or expiration of the JV Contract would have a material adverse impact on OCOM's financial position, results of operations and net cash flows. Management believes, however, that such an impact on OCOM is unlikely to have a material adverse effect on the financial position, results of operations and net cash flows of the Company and its subsidiaries as a whole, since the Company's United Kingdom businesses are not expected to require cash flows from OCOM.

  OCOM no longer generates wholesale toll revenues from the CCI/AirTouch Joint Venture since the CCI/AirTouch Joint Venture converted to its new long distance service provider in June and July 1995. Notwithstanding the above-mentioned conversion, however, OCOM continues to generate revenues from the private line microwave transmission services provided by it pursuant to the JV Contract.

RESULTS OF OPERATIONS

 Three Months Ended March 31, 1996 and 1995

  Revenues consist of cable television revenues, telephone and telecommunications revenues, and OCOM's toll and microwave revenues. Cable television revenues increased to $8,051,000 from $1,830,000 as a result of customer growth that increased the Company's current revenue stream. Telephone and telecommunications revenues increased to $7,762,000 from $542,000 as a result of customer growth that increased the Company's current revenue stream. Toll revenues increased to $1,309,000 from $951,000 due to the expansion of the long distance business into new markets in the second quarter of 1995, which represents 65% of the 1996 toll revenue. Toll revenues in 1995 include $331,000 from the CCI/Airtouch Joint Venture's resale of OCOM's long distance service, which revenue is no longer generated due to the conversion of the CCI/Airtouch Joint Venture's business to a new service provider in June and July 1995. Microwave transmission revenues increased to $1,312,000 from $1,310,000 as a result of additional revenue from additional circuits installed in the microwave network, offset by the reductions in amounts billed to the CCI/Airtouch Joint Venture for circuits in the microwave network.

  Operating expenses increased to $12,629,000 from $3,296,000 due to increased operating expenses of the cable television, telephone and telecommunications business to $11,683,000 from $2,306,000 as a result of the increases in programming costs, interconnection costs and costs of operating the network. OCOM's operating expenses decreased due to a decrease in property taxes, offset by costs incurred in new markets where OCOM has provided long distance service since the second quarter of 1995.

  Selling, general and administrative expenses increased to $21,798,000 from $10,514,000 principally because of the increase in costs of the cable television, telephone and telecommunications business to $21,100,000 from $9,646,000. The cable television, telephone and telecommunications business costs increased as a result of increase in sale and marketing costs and additional personnel and overhead to service the increasing customer base. OCOM's costs decreased as a result of a reduction in marketing costs related to OCOM's entrance into new markets in 1995 offset by increases in billing costs from the additional long distance business in 1996. The 1996 and 1995 cable television, telephone and telecommunications costs include $814,000 of non-cash expense from the amortization of non-competition agreements in connection with the acquisitions of certain United Kingdom subsidiaries.

  Depreciation and amortization expense increased to $12,190,000 from $5,532,000 primarily due to an increase in depreciation of cable television, telephone and telecommunications equipment.

  Interest and other income increased to $7,763,000 from $3,714,000 due to an increase in funds available for short-term investment and an increase in the interest rate on the Company's short-term investments.

  Interest expense increased to $24,711,000 from $4,242,000 due to the issuance of the 12 3/4% Notes, the 11 1/2% Notes and the 7 1/4% Convertible Notes subsequent to March 1995.

  Foreign currency transaction losses of $123,000 in 1996 and gains of $196,000 in 1995 are the result of changes in the exchange rate.

  In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Although all entities are encouraged to adopt this method of accounting for all stock-based employee compensation plans (including stock option plans), SFAB No. 123 allows an entity to continue to measure compensation costs for its plans as prescribed by AFB Opinion No. 25, "Accounting for Stock Issued to Employees." At this time, management expects to continue its accounting in accordance with AFB Opinion No. 25.

 Years Ended December 31, 1995 and 1994

  Revenues consist of cable television revenues, telephone and telecommunications revenues, and OCOM's toll and microwave revenues. Cable television revenues increased to $13,813,000 from $4,478,000 as a result of customer growth that increased the Company's current revenue stream. Telephone and telecommunications revenues increased to $10,991,000 from none as a result of the activation of the telephone systems in August 1994. Toll revenues increased to $3,949,000 from $3,675,000 due to the expansion of the long distance business into new markets in 1995, which represents 31% of the 1995 toll revenue. Toll revenues in 1995 include $658,000 from the CCI/AirTouch Joint Venture's resale of OCOM's long distance service, which revenue will no longer be generated due to the conversion of the CCI/AirTouch Joint Venture's business to a new service provider in June and July 1995. Microwave transmission revenues decreased to $4,988,000 from $5,592,000 due to a reduction in amounts billed to the CCI/AirTouch Joint Venture for circuits in the microwave network.

  Operating expenses increased to $24,415,000 from $7,827,000 due to the increase in the operating expenses of the cable television, telephone and telecommunications business to $21,030,000 from $4,119,000. The cable television, telephone and telecommunications business operating expenses increased as a result of the increases in programming costs, interconnection costs and costs of operating the network. OCOM's operating expenses decreased due to a decrease in property taxes, offset by costs incurred in new markets where OCOM has started to offer long distance service.

  Selling, general and administrative expenses increased to $72,629,000 from $27,890,000 principally because of the increase in costs of the cable television, telephone and telecommunications business to $65,275,000 from $26,499,000. The cable television, telephone and telecommunications business costs increased as a result of increases in sales and marketing costs and additional personnel and overhead to service the increasing customer base. In addition, OCOM's costs increased as a result of one-time fees of $2,468,000 incurred in connection with its participation in the equal access balloting process conducted by AT&T Wireless, as well as costs incurred primarily to obtain customers in new markets where OCOM has started to offer long distance service. The 1995 and 1994 cable television, telephone and telecommunications costs include $3,257,000 and $3,144,000, respectively, of non-cash expense from the amortization of non-competition agreements in connection with the acquisitions of certain United Kingdom subsidiaries.

  Depreciation and amortization expense increased to $29,823,000 from $17,916,000 primarily due to an increase in depreciation of cable television, telephone and telecommunications equipment.

  Interest, dividend and other income increased to $21,185,000 from $18,403,000 due to an increase in the interest rate on the Company's short term investments and an increase in funds available for short term investment from the issuance of the 12 3/4% Notes and the 7 1/4% Convertible Notes.

  Interest expense increased to $28,379,000 from $11,410,000 due to the issuance of the 12 3/4% Notes and the 7 1/4% Convertible Notes.

  Foreign currency transaction gains of $84,000 in 1995 and $2,062,000 in 1994 are the result of changes in the exchange rate. The foreign currency transaction gains were not cash gains since the Company did not exchange its pounds sterling cash and cash equivalents for U.S. dollars.

  In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The Company adopted SFAS No. 121 in 1995, which had no material effect on the Company's financial statements.

 Years Ended December 31, 1994 and 1993

  Revenues consist of cable television revenues and OCOM's toll and microwave revenues. Cable television revenues increased to $4,478,000 from $502,000 as a result of the Company's acquisitions of its United Kingdom subsidiaries in the fourth quarter of 1993 and the first quarter of 1994. Toll revenues decreased to $3,675,000 from $4,283,000 because the CCI/AirTouch Joint Venture entered into the long distance market in competition with OCOM as a reseller of OCOM's long distance service. In addition, voice mail revenues included in toll revenues decreased to $285,000 from $627,000 as a result of the sale of the voice mail equipment to the CCI/AirTouch Joint Venture in May 1994. Microwave transmission revenues increased to $5,592,000 from $5,293,000 from additional circuits installed in the microwave network and billed to the CCI/AirTouch Joint Venture.

  Operating expenses increased to $7,827,000 from $4,441,000 due to the increase in the operating expenses of the cable television, telephone and telecommunications business from $681,000 to $4,119,000.

  Selling, general and administrative expenses increased to $27,890,000 from $5,042,000 principally because of the increase in costs of the cable television, telephone and telecommunications business to $26,499,000 from $3,108,000, offset by decreases in OCOM's payroll costs. The 1994 and 1993 cable television, telephone and telecommunications costs include $3,144,000 and $645,000, respectively, of non-cash expense from the amortization of non-competition agreements in connection with the acquisitions of certain United Kingdom subsidiaries.

  Depreciation and amortization expense increased to $17,916,000 from $6,206,000 because of amortization of license acquisition costs and deferred financing costs incurred and depreciation of cable television, telephone and telecommunications equipment acquired subsequent to the third quarter of 1993, offset by a decrease in depreciation of microwave equipment that became fully depreciated during 1993.

  Interest, dividend and other income increased to $18,403,000 from $5,182,000 due to the increase in short term investments as a result of funds available from the Company's debt and equity public offerings in October 1993.

  Interest expense increased to $11,410,000 from $2,950,000 as a result of the issuance of the 10 7/8% Notes in October 1993 and the assumption of United Kingdom subsidiary debt.

  Foreign currency transaction gains of $2,062,000 in 1994 and losses of $7,052,000 in 1993 are the result of changes in the exchange rate. The foreign currency transaction gains and losses were not cash gains and losses since the Company did not exchange its pounds sterling cash and cash equivalents for U.S. dollars.

  The provision for income taxes increased to $1,630,000 from $645,000 as a result of an increase in United Kingdom income taxes.

  In May 1993, the FASB issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company adopted the provisions of the new standard for investments held as of or acquired after January 1, 1994. In accordance with the Statement, prior period financial statements have not been restated to reflect the change in accounting principle. Application of the new rules had no financial effect as of January 1, 1994.

LIQUIDITY AND CAPITAL RESOURCES

  The Company will require significant amounts of capital to finance construction of CableTel's system network, connection of cable television, telephone and telecommunications customers to the network, working capital and debt service. The Company also requires substantial capital to complete the acquisition of NTL, repay certain of the NTL Facilities and fund the capital expenditure requirements of NTL's existing operations and to finance the expansion of those operations (see "--The NTL Acquisition" below).

  The Company expects that the capital required to build CableTel's networks and connect residential and business subscribers will be approximately $950 per home in its franchise areas, of which approximately $600 represents the cost of the network itself and the remainder represents the capital cost of connecting customers to its network. Certain locations may require more or less capital depending upon household density, business density, and penetration rates. In addition, certain costs such as the establishment of telephone switches, cable headends, and facilities are incurred during the initial phases of network construction, leading to average capital expenditures per home which are higher in the initial years. The construction and development of the systems will depend on, among other things, the Company's ability to design network routes, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, all in a timely manner, at reasonable costs and on satisfactory terms and conditions.

  Pursuant to the terms of the Northern Ireland LDL, CableTel Northern Ireland Limited is required to make annual cash payments to the ITC for fifteen years, commencing on the earlier of the end of the first full calendar year after the start of operations or May 18, 1997, in the amount of approximately
14.4 million pounds (subject to adjustments for inflation). Such payments are in addition to the percentages of qualifying revenue already set by the ITC of 0% for the first ten years and 2% for the last five years of the fifteen-year license. CableTel Northern Ireland Limited is committed to covering at least 428,000 out of the total 530,000 homes in the LDL area. Pursuant to the terms of the Glamorgan and Gwent LDL, CableTel South Wales Limited is required to make annual cash payments to the ITC for fifteen years, commencing in the first full calendar year after the start of operations, in the amount of approximately 104,188 pounds (subject to adjustments for inflation). Such payments are in addition to the percentages of qualifying revenue already set by the ITC of 0% for the first five years, 2% for the second five years and 4% for the last five years of the fifteen-year license.

  The Company believes that, after taking into account its proportional ownership of its franchises, the aggregate cost of network construction from March 31, 1996 through passing 2,090,000 of the total 2,292,000 homes in CableTel's franchises in accordance with its regulatory build schedules (including the license payments in respect of the Northern Ireland LDL and the Gwent and Glamorgan LDL) will be approximately 1.05 billion pounds ($1.6 billion), which includes the commitments for equipment and services at March 31, 1996 of approximately

$26,900,000. The exact amounts and timing of these expenditures could vary significantly with the actual number of subscribers and are subject to a variety of factors which may vary greatly by market and may be beyond the control of the Company (see "Risk Factors--Uncertainty of Construction Progress and Costs"). In addition, this amount includes various estimated inflation factors on certain components. The substantial costs will result in a negative cash flow until an adequate customer base is established.

  In January 1996, the Company issued $1,050,000,000 aggregate principal amount at maturity of its 11 1/2% Series A Senior Deferred Coupon Notes Due 2006 (the "Old 11 1/2% Notes"), which were exchanged for a like aggregate principal amount at maturity of its 11 1/2% Series B Senior Deferred Coupon Notes Due 2006 (the "11 1/2% Notes") pursuant to an exchange offer consummated on May 23, 1996. See "Description of Certain Indebtedness--The 11 1/2% Notes." The Old 11 1/2% Notes were issued at a price to investors of 57.155% of the aggregate principal amount at maturity, or $600,127,500. The Company received net proceeds of approximately $582,000,000 from the issuance of the Old 11 1/2% Notes. The original issue discount of the 11 1/2% Notes accretes at a rate of 11 1/2%, compounded semiannually, to an aggregate principal amount of $1,050,000,000 by February 1, 2001. Interest will thereafter accrue at 11 1/2% per annum, payable semiannually beginning on August 1, 2001. The 11 1/2% Notes may be redeemed at the Company's option, in whole or in part, at any time on or after February 1, 2001 at 105.75% the first year, 102.875% the second year and 100% thereafter, plus accrued and unpaid interest to the date of redemption.

  In April 1995, the Company issued $175,000,000 aggregate principal amount of its 7 1/4% Convertible Notes due 2005 (the "7 1/4% Convertible Notes") and $277,803,500 aggregate principal amount at maturity of its 12 3/4% Senior Deferred Coupon Notes Due 2005 (the "Old 12 3/4% Notes"). On August 18, 1995 the Company issued $277,803,500 aggregate principal amount at maturity of the 12 3/4% Series A Senior Deferred Coupon Notes Due 2005 (the "12 3/4% Notes") in exchange for the Old 12 3/4% Notes and the Old 12 3/4% Notes were canceled. See "Description of Certain Indebtedness--The 12 3/4% Notes." The 12 3/4% Notes were issued at a price to investors of 53.995% of the aggregate principal amount at maturity, or $150,000,000. The Company received proceeds of $145,125,000 from the issuance of the 12 3/4% Notes and $169,750,000 from the issuance of the 7 1/4% Convertible Notes. In addition, in May 1995, the initial purchasers of the 7 1/4% Convertible Notes exercised their over-allotment option for an additional $16,750,000 principal amount of 7 1/4% Convertible Notes, for which the Company received proceeds of $16,315,000.

  The original issue discount of the 12 3/4% Notes accretes at a rate of 12 3/4%, compounded semiannually, to an aggregate principal amount of $277,803,500 by April 15, 2000. Interest will thereafter accrue at 12 3/4% per annum, payable semiannually beginning on October 15, 2000. The 12 3/4% Notes may be redeemed at the Company's option, in whole or in part, at any time on or after April 15, 2000 at 103.64% the first year, 101.82% the second year and 100% thereafter, plus accrued and unpaid interest on the date of redemption.

  Interest on the 7 1/4% Convertible Notes is payable semiannually beginning on October 15, 1995. The 7 1/4% Convertible Notes are convertible into shares of Common Stock prior to maturity at a conversion price of $27.56 per share (as adjusted for the four-for-three stock split by way of a stock dividend paid in August 1995), subject to further adjustment in certain events. The 7 1/4% Convertible Notes are redeemable, in whole or in part, at the option of the Company at any time on or after April 15, 1998, at a redemption price of 105.08% that declines annually to 100.73% in 2004, in each case together with accrued and unpaid interest to the redemption date.

  In October 1993, the Company issued $212,000,000 aggregate principal amount of its 10 7/8% Notes. The 10 7/8% Notes were issued at a price to investors of 58.873% of the aggregate principal amount at maturity, or $124,811,000. The Company received proceeds of $119,797,000 from the issuance of the 10 7/8% Notes. The original issue discount of the 10 7/8% Notes accretes at a rate of 10 7/8%, compounded semiannually, to an aggregate principal amount of $212,000,000 by October 15, 1998. Interest will thereafter accrue at 10 7/8% per annum, payable semiannually beginning on April 15, 1999. The 10 7/8% Notes may be redeemed at the Company's option, in whole or in part, at any time on or after October 15, 1998 at 103.107% the first year, 101.554% the second year and 100% thereafter, plus accrued and unpaid interest to the date of redemption. See "Description of Certain Indebtedness--The 7 1/4% Convertible Notes."

  Cash and cash equivalents as of March 31, 1996 (excluding the net proceeds of the Offering) are expected to be sufficient to meet CableTel's capital requirements to the second quarter of 1997 in accordance with the build schedules contained in the existing licenses. The Company intends to resume discussions with commercial banks regarding the arrangement of the Proposed Credit Facilities to further fund construction costs and working capital requirements. Based on the information currently available to the Company and taking into account the Company's proportional ownership of its franchises, it is currently anticipated that expected sources of funds (including, but not limited to, the Proposed Credit Facilities or other financings, if obtained), cash on hand and cash flow from operations (which is expected by early 1997) will be sufficient to fund the estimated costs required to complete planned construction in its existing franchises past 2,090,000 homes in accordance with the construction milestones set forth in its licenses. To the extent that either the Company is unable to obtain the Proposed Credit Facilities or such other financing or does not meet its projections, the Company will require additional debt and/or equity financing. There can be no assurance that (i) the Proposed Credit Facilities will be obtained (or be available on acceptable terms), (ii) any other financing will be consummated or available on acceptable terms, (iii) actual construction costs will not exceed the Company's expectations or that additional funding substantially in excess of the amounts estimated above will not be required, (iv) conditions precedent to advances under any such credit facility will be satisfied when funds are required, (v) the Company will not acquire additional franchises or businesses that would require additional capital or (vi) the Company will be able to generate sufficient cash from operations to meet any unfunded portion of its capital requirements when required. The Company does not have any firm additional financing plans to address any of the foregoing situations at this time.

  The inability of the Company to obtain the Proposed Credit Facilities or alternative financing could result in a failure to comply with the minimum build milestones set forth in its licenses for certain of its franchises and could ultimately lead to the revocation of such licenses, which would have a material adverse effect on the Company.

  The Company also incurs capital expenditures for the establishment of its business facilities and fixtures, office and computer equipment, its billing and subscriber management systems and vehicles. These costs also vary by location and size of franchise, but are substantially less than the capital costs of the network itself.

  The exact amounts and timing of all of these expenditures are subject to a variety of factors which may vary greatly by market and be beyond the control of the Company. Accordingly, there can be no assurance that the amount of the funding actually required will not exceed the estimated amounts described above or that additional funding substantially in excess of the amounts estimated above will not be required. Furthermore, if the Company were to make additional investments or acquire additional franchises, funding would be needed in addition to the anticipated funding requirements described above.

  In addition to its capital expenditures, the Company incurs direct operating costs for such items as salaries and office rent. As network installation progresses, the Company will incur increased sales and marketing expenses (including sales commissions). Since the Company does not intend initially to produce its own programming, it purchases programming from suppliers whose charges may reach 65% of cable television revenues in the early years. The Company also incurs charges from other telecommunications systems in order to interconnect with the worldwide telephone network. The Company's ability to generate positive operating cash flow depends upon its ability to increase penetration and revenues at a faster rate than the growth of these costs.

  The Company's operations are conducted through its direct and indirect wholly-owned subsidiaries and joint ventures. See "Risk Factors--Dependence Upon Cash Flow Subsidiaries." As a holding company, the Company holds no significant assets other than its investments in and advances to its subsidiaries and joint ventures. The

Company is therefore dependent upon the receipt of sufficient funds from its subsidiaries and joint ventures to meet its own obligations. Accordingly, the Company's ability to make scheduled interest and principal payments (or any other payments that may become payable) when due to holders of indebtedness of the Company and the Company's ability to pay cash dividends to its stockholders is dependent upon the receipt of sufficient funds from its subsidiaries, which may be restricted in the manner described in the next paragraph.

  Each of the Company's subsidiaries which are Delaware incorporated corporations may pay dividends, under the DGCL only out of its surplus or, in the circumstances prescribed by the DGCL, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Each of the Company's subsidiaries which are United Kingdom companies are, under applicable United Kingdom law, prohibited from paying dividends unless such payments are made out of profits available for distribution (which consist of accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made). The Company's United Kingdom subsidiaries (excluding NTL and its subsidiaries) do not currently have such profits and are not expected to have any such profits for the foreseeable future. In addition, the United Kingdom may impose a withholding tax on payments of interest and advance corporation tax on distributions (dividends or otherwise) by United Kingdom subsidiaries to the Company. In light of the Company's strategy of continued growth, in part through acquisitions, the Company and its subsidiaries may incur substantial indebtedness in the future. A substantial portion of such future indebtedness and, in particular, indebtedness incurred by the Company's subsidiaries under the Proposed Credit Facilities, is expected to be secured and, consequently, will have priority to the extent of such security over unsecured indebtedness. In addition, the NTL Facilities effectively restrict, and the lenders under the Proposed Credit Facilities may impose restrictions on the rights of the Company to receive from its subsidiaries repayment of or interest in respect of intercompany loans or restrictions on the ability of the Company's subsidiaries to pay dividends or make other distributions. Therefore, for the reasons referred to in this paragraph and under "--The NTL Acquisition" below, there can be no assurance that the Company will be able to receive any cash flow from its subsidiaries in a timely manner or at all.

  In addition, the Company will encounter currency/exchange rate risks which could be material relative to funding United Kingdom operations and to revenues. To the extent that the Company obtains financing in United States dollars and incurs costs in the construction and operation of the Company's regional systems in the United Kingdom in British pounds sterling, it will encounter currency exchange rate risks. Furthermore, the Company's revenues will be generated primarily in British pounds sterling while its interest and principal obligations with respect to most of the Company's existing indebtedness is, and will be, payable in dollars. At March 31, 1996, the Company had invested approximately $607,000,000 in pounds sterling money market instruments and cash accounts to reduce this risk. While the Company may consider entering into transactions to hedge the risk of exchange rate fluctuations, there can be no assurances that the provisions governing the indebtedness of the Company and its subsidiaries would permit such transactions, and, if such provisions do permit such transactions, that they will successfully prevent shifts in the currency exchange rates from having a material adverse effect on the Company.

  OCOM requires capital in order to expand its private line microwave transmission business. Historically, OCOM has used cash from operations to expand this business. In addition, through its participation in the equal access balloting process conducted by AT&T Wireless, OCOM provides long distance service to AT&T wireless customers who chose OCOM as their long distance provider. OCOM will need capital for a continuing marketing effort and for interconnection costs in each market in which it provides service. OCOM's cash on hand and cash from operations are expected to be sufficient to meet all of its requirements.

  The NTL Acquisition

 In May 1996, an indirect wholly owned subsidiary of the Company (the "Purchaser") acquired NTL, an English limited liability company, for payments of approximately 204 million pounds (the "Initial Payment") at closing, 17.1 million pounds (which corresponds to the benefit of a tax credit expected by NTL by October 1, 1996) in October 1996 and 35 million pounds (subject to adjustments, the "Further Payment") on the first anniversary of closing. NTL provides television and radio transmission services and a range of other services in the broadcasting and telecommunications industries. To finance a substantial portion of the purchase price for NTL, a syndicate of lenders arranged by Chase Investment Bank Limited as arranger and The Chase Manhattan Bank, N.A. as agent has made available senior secured loan facilities (the "A Facilities") of a maximum principal amount of 165 million pounds comprised of
(i) the Short Term Facility (of 50 million pounds), (ii) the Long Term Facility of 90 million pounds (together with the Short Term Facility, the "Term Loan Facilities") and (iii) the Revolving Facility (of 25 million pounds). The Term Loan Facilities were fully drawn to finance a portion of the Initial Payment or refinance monies used to pay a portion of the Initial Payment including related acquisition expenses. The Short Term Facility is repayable in full on December 31, 1996 unless certain conditions are fulfilled on or prior to that date, in which case the amounts outstanding under the Short Term Facility will automatically be converted into, and shall be deemed amounts outstanding under the Long Term Facility. The Company anticipates that such conditions will be met and that the amounts outstanding under the Short Term Facility will be so converted. See "Description of Certain Indebtedness--The NTL Facilities--The A Facilities."

  The Revolving Facility is available until December 31, 1997 for capital expenditure and working capital purposes of NTL's group. Up to 2 million pounds of the Revolving Facility is available by way of standby letters of credit to guarantee overdraft and other working capital facilities made available by any clearing banks to the Purchaser. At the end of the availability period, any amount outstanding under the Revolving Facility will be converted to term debt and be aggregated with the Long Term Facility.

  All amounts outstanding under the Long Term Facility are scheduled to be repaid in quarterly installments from 1998 to 2002 inclusive. The amount of the installments will be based upon an agreed percentage of the loans and will increase year to year. Final repayment of the Long Term Facility is due on December 31, 2002. See "Description of Certain Indebtedness--The NTL Facilities--The A Facilities."

  Loans under the A Facilities bear interest at an annual rate equal to LIBOR plus a margin that varies from 0.75% per annum to 1.75% per annum, based on certain financial ratios of the Purchaser and certain of its subsidiaries.

  The A Facilities are secured by guarantees from NTL and certain of its subsidiaries and by first ranking fixed and floating charges over the present and future assets (subject to certain exceptions) of the Purchaser, NTL and certain of its subsidiaries. See "Description of Certain Indebtedness--The NTL Facilities--The A Facilities."

  The Chase Manhattan Bank, N.A. also made available to the Purchaser a secured loan facility of 60 million pounds (the "Bridge Facility") to finance most of the remainder of the Initial Payment and acquisition costs and expenses due at closing. The Bridge Facility is secured by guarantees from the Company, OCOM Corporation, OCOM Sub I, Inc., OCOM Sub III, Inc., CableTel UK Group, Inc., CableTel (UK) Limited, NTL and certain of its subsidiaries and by second ranking fixed and floating charges over (subject to certain exceptions) all the present and future assets of the Purchaser, NTL and certain of its subsidiaries, subject to certain subordination arrangements. The Bridge Facility must be repaid in full by December 31, 1996. See "Description of Certain Indebtedness--The NTL Facilities--The Bridge Facility."

  Loans under the Bridge Facility bear interest at an annual rate equal to LIBOR plus a margin of 3%, which margin shall be increased by an additional 1.25% on each of the "Applicable Margin Step-Up Dates" falling three, four, five, six and seven months after the advance of any loans under the Bridge Facility. The Purchaser may repay all, but not less than all, of the amount outstanding under the Bridge Facility at any time without penalty. The Bridge Facility contains covenants similar to those of the A Facilities.

  The NTL Facilities contain various covenants and conditions including, among other things, a covenant prohibiting dividends and distributions by the Purchaser to the Company unless certain cash flow targets are met and, if such targets are met, requiring 50% of all Excess Cash Flow to be applied to repay amounts outstanding under the A Facilities.

  The Company requires approximately 95 million pounds ($145 million) to (i) repay the borrowings under the Bridge Facility on or before December 31, 1996 and (ii) pay the Further Payment in May 1997. The Company anticipates that such additional funding should be available from the net proceeds of this Offering. In addition, the Company may be required to finance the repayment of the 50 million pounds Short Term Facility if certain conditions are not met although, based on the Interim Statement, the Company expects that such conditions will be met. See "Description of Certain Indebtedness--The NTL Facilities--The A Facilities."

  On May 23, 1996 the Director General of OFTEL published his initial conclusions of his review of the price control for the television transmission services provided by NTL to the ITV companies, Channel 4 and S4C. The total revenues receivable by NTL for such services (the "new Po revenues") in 1996 are expected to be either 56.4 million pounds if the Channel 3 companies accept certain contractual conditions or 57.4 million pounds if they do not. These revenues are approximately 40% to 45% of NTL's total anticipated revenues for 1996. If the final outcome of the Director General's review results in price controls within the range indicated in the Interim Statement then the total amount of such new Po revenues will be 53.4 million pounds in 1997 and, thereafter through 2002, will be reduced annually by, at worst, the Retail Prices Index (RPI) minus 4.3%. There is no assurance that these price controls will not be reviewed again by OFTEL prior to 2002 or that price controls for the years following December 31, 2002 will not have a material adverse effect on the revenues NTL receives from the ITV companies, Channel 4 and S4C.

  The Company anticipates that substantial amounts of capital will be required in the future in order to, among other things (i) expand NTL's existing telecommunications network in England to other regions of the United Kingdom,
(ii) meet the rapid build schedule of the Channel 5 contract, and (iii) install NTL's third teleport for its satellite uplinking business. The Company estimates that, based on the information currently available to it, through December 31, 1997, NTL may require approximately 50 million pounds in capital beyond that which NTL is capable of generating from its current operations for interest expense under the NTL Facilities, capital expenditures (including substantial amounts of discretionary expenditure to develop and expand NTL's business) and working capital. Up to 25 million pounds is expected to be available under the Revolving Facility for capital expenditure and working capital purposes of NTL, subject to satisfaction of a number of significant conditions, in particular, the receipt of subordinated debt or equity from the Company and the repayment of the Bridge Facility. The Company believes that the remainder of such capital needs will be funded by cash on hand of the Company. To the extent that such cash on hand is insufficient to meet NTL's actual working capital and capital expenditure requirements, either the planned development and expansion of NTL's network could be curtailed or additional funding will be necessary. There is no assurance that such additional funding will be available to the Company on acceptable terms or at all. See "Risk Factors--The NTL Acquisition."

  The information in the preceding paragraphs under "Liquidity and Capital Resources" include projections; in reviewing such information it should be kept in mind that actual funding requirements, capital expenditures and results may differ materially from those in such projections. These projections were based on various factors and were derived utilizing numerous assumptions. Important assumptions and factors that could cause actual results to differ materially from those in these projections include the Company's ability to continue to design networks, install facilities, obtain and maintain any required government licenses or approvals and finance construction and development, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services. Other factors and assumptions not identified above were also involved in the derivation of these projections, and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected. The Company assumes no obligation to update these projections to reflect actual results, changes in assumptions or changes in other factors affecting such projections.

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

  Cash used in operating activities was $3,047,000 in 1995 and cash provided by operating activities was $5,249,000 in 1994. The change is primarily due to the significant increase in the net loss, which was partially offset by non-cash charges.

  Purchases of fixed assets, net of proceeds from sales, were $452,650,000 in 1995 and $130,439,000 in 1994 as a result of increased cable television, telephone and telecommunications fixed asset purchases in 1995. License acquisition costs in 1995 of $12,412,000 were primarily for the acquisition of the cable television business of Metro Cable TV Limited in South Wales and in the northern suburbs of London. The increase in other assets in 1995 of $3,361,000 is primarily due to an additional contribution to an unconsolidated joint venture in the cable television programming business.

  Cash provided by financing activities was $350,806,000 in 1995 primarily due to the proceeds from the 12 3/4% Notes and the 7 1/4% Convertible Notes aggregating $341,750,000, net of financing costs incurred of $13,019,000. Additional financing costs of $2,565,000 were incurred in connection with the Proposed Credit Facilities. Principal payments of $9,963,000 represent the payment in full of the subsidiary bank loan included in notes payable at December 31, 1994 and the semi-annual principal payment of the subsidiary bank loan included in long-term debt. Pursuant to the terms of the subsidiary bank loan, $2,810,000 was released from escrow. In 1995, one of the Company's joint ventures received 12,000,000 pounds from the Company and 8,000,000 pounds from the minority interest holder in the joint venture pursuant to capital calls and borrowed 18,120,000 pounds from the Company and 12,080,000 pounds from the minority interest holder in the joint venture. The capital contribution and proceeds from borrowings from minority partner of $12,626,000 and $19,065,000, respectively, are the result of the cash received from the minority interest holder for the capital call and loan.

                                  THE COMPANY

  The Company entered the cable/telephony and telecommunications market in the United Kingdom in 1993 and is the third largest operator of cable/telephony systems in the United Kingdom in terms of the number of homes in the franchise areas managed by the Company, its subsidiaries and affiliated joint ventures. The Company offers customers cable television, residential telephone and business telecommunications services, thereby generating three sources of revenue from an integrated, high capacity, high speed, full-service network. The Company's network provides a two way communications pathway which is capable of delivering new services which may emerge from the convergence of telecommunications, information services and entertainment.

  In May 1996, the Company, through an indirect wholly-owned subsidiary, acquired NTL. NTL, formerly the engineering division of the Independent Broadcasting Authority of the United Kingdom (the "IBA"), was formed in 1990 and privatized by the United Kingdom Government in 1991. NTL's core business is the transmission of television programming for the ITV (Channel 3) companies, Channel 4 and S4C. NTL has also successfully bid for the transmission of the Channel 5 signal for Channel 5 Broadcasting Limited. Under contracts with those companies, NTL is responsible for operating, monitoring and maintaining a transmission service. Transmission is carried out by means of a network of transmitters located at over 1,200 transmission sites throughout England. In addition to its core business, NTL broadcasts signals for Teletext and independent local radio broadcasters. Since its privatization, NTL has also diversified into non-regulated telecommunications transmission via microwave links between its towers, entered the satellite earthstation business, acquired DTELS, a company which installs and services radio systems for emergency services and businesses, and developed capabilities to install turnkey television facilities in the international market.

CABLETEL

  CableTel was incorporated in April 1993 to develop, construct and operate broadband communications systems outside the United States that provide integrated "last mile" telecommunications services to both business and residential customers. The provision of voice, data and video services from a distribution network to a customer's premises and the distribution of such services over the network is referred to as "last mile" telecommunications service. CableTel now manages cable/telephony licenses covering over two million homes and, the Company estimates, over 150,000 business premises. CableTel offers customers cable television, residential telephone and business telecommunications, thereby generating three sources of revenue from an integrated, high capacity, high speed, full service network. CableTel's networks provide a two way communications pathway that is capable of delivering new services which may emerge from the convergence of telecommunications, information and entertainment services. Such new services include Cable Online, an Internet access service that was launched by the Company in November 1995 to provide dial-up and back office infrastructure to, among others, Virgin Net, a joint venture announced in May 1996 that plans to offer its own brand of interactive services including Internet access.

  Based on operating results and experience gained by management in the United States telecommunications market, CableTel has developed marketing strategies that it believes will maximize customer subscription rates, customer retention and operating profitability. These strategies include focusing on geographic regions with distinct cultural characteristics, which allows CableTel to tailor its marketing and product offerings to meet regional needs and preferences.

  CableTel is developing its existing franchises in the United Kingdom, where it has clustered 16 separate franchises into five distinct geographic regions (the "Regional Areas"). Summary information for the franchises in each of the Regional Areas at March 31, 1996 is set forth below:

                                                                  HOMES  IN
                                                                FRANCHISE(1)
                                                             -------------------
                                                OWNERSHIP               EQUITY
       REGIONAL AREA           FRANCHISES       PERCENTAGE     TOTAL   ADJUSTED
   Central Scotland..... N.W. Glasgow/Clydebank   100.0%       128,000   128,000
                         Greater Glasgow          100.0        254,000   254,000
                         Bearsden/Milngavie       100.0         14,000    14,000
                         Paisley/Renfrew          100.0         73,000    73,000
                         Inverclyde/Eastwood      100.0         30,000    30,000
                                                             --------- ---------
                                                               499,000   499,000
                                                             --------- ---------
   South Wales.......... Cardiff/Penarth           60.0%(2)    103,000    61,800
                         Newport                   60.0 (2)     85,000    51,000
                         Swansea/Neath             60.0 (2)    122,000    73,200
                         Glamorgan/Gwent(3)        60.0 (2)    230,000   138,000
                                                             --------- ---------
                                                               540,000   324,000
                                                             --------- ---------
   Suburban London...... Surrey/Hampshire         100.0%       136,000   136,000
                         Central Hertfordshire     70.0 (4)    102,000    71,400
                         East Hertfordshire        70.0 (4)     56,600    39,600
                         South Bedfordshire        70.0 (4)     95,000    66,500
                         North Bedfordshire        70.0 (4)     95,000    66,500
                                                             --------- ---------
                                                               484,600   380,000
                                                             --------- ---------
   West Yorkshire....... Huddersfield/Dewsbury    100.0%       138,400   138,400
                                                             --------- ---------
   Northern Ireland(3)..                          100.0%       428,000   428,000
                                                             --------- ---------
    FRANCHISE TOTALS....                                     2,090,000 1,769,400
                                                             ========= =========

- ---------------------
(1) Based on the Company's regulatory milestones which were derived from the 1981 census (being the census statistics at the date each license was granted).
(2) SWALEC owns the remaining 40%.
(3) The Telecommunications Act 1984 licenses for the Gwent and Glamorgan LDL and the Northern Ireland LDL (and all other LDLs) are not expected to be issued until the second quarter of 1996.
(4) An Indiana partnership known as B/G Co. indirectly owns the remaining 30%.

  In 1995, CableTel increased its franchise base in the United Kingdom by being awarded LDLs covering approximately 658,000 homes. In October 1995, the ITC granted CableTel Northern Ireland Limited, a wholly owned subsidiary of CableTel, the Northern Ireland LDL, covering an approximate total of 530,000 homes and associated businesses, of which CableTel Northern Ireland is committed to cover 428,000 homes and associated businesses. Covering the entire socio-economic region, the Northern Ireland LDL represents an approximate 30% expansion of CableTel's total homes in its franchise areas and a significant fifth regional system. In addition, in December 1995, the ITC granted CableTel South Wales Limited, the Company's joint venture with SWALEC, the Glamorgan and Gwent LDL. CableTel South Wales Limited is committed to covering at least 230,000 out of a total 330,000 homes in the LDL area. The Glamorgan and Gwent LDL area is adjacent to the joint venture's existing franchises in South Wales. The joint venture is owned 60% by the Company and 40% by SWALEC.

  Management believes that CableTel's regionalization strategy will enhance consumer acceptance of its services through the provision of regionally-oriented cable television programming and advertising and pricing plans providing for discounts for in-region calling. Regional operations also allow the formation of strategic partnerships with prominent regional entities such as the Company's joint venture with SWALEC, the region's primary electricity provider. Strategic regional partnerships bring cost efficiencies through infrastructure and resource sharing, extensive local market knowledge and immediate local customer awareness.

  The Company believes that it can successfully apply its strategies for developing, operating and marketing "last mile" cable/telephony systems in the Regional Areas to provide high quality voice, data and communications services throughout the United Kingdom. The acquisition of NTL is regarded by the Company as its most important step to date in providing the Company with national broadband telecommunications network capabilities in the United Kingdom. By connecting CableTel's local loop fibre-optic network to NTL's high-capacity network, the combined businesses will have end-to-end broadband capabilities covering voice, video and data services. See "--NTL." However, the Company continues to evaluate other opportunities as they arise.

  In May 1995, the Company established Cable Online to establish a United Kingdom-wide Internet access service. Following a successful six-week trial of 400 users throughout the United Kingdom, Cable Online was launched in November 1995. Beginning with the Regional Areas, the Company has established Internet "Points of Presence" strategically located throughout the United Kingdom. The Company plans to overcome the slow performance and repeated engaged signals currently experienced by Internet users by providing increased levels of accessibility and customer service and support. See "--Internet Access and Other Interactive Services." Cable Online is both a retailer and wholesaler of Internet services and will make its services available to customers within and outside the Company's Regional Areas. The Company is in discussions with a number of cable operators and other organizations who are interested in reselling the Cable Online service under their own name.

  On May 13, 1996, CableTel announced the establishment of the Virgin Net joint venture with Virgin. The new company is owned 49% by a CableTel subsidiary and 51% by the Virgin Group and is intended to offer Internet access and interactive services to United Kingdom consumers and small office/home office users. Cable Online has entered into a commercial contract to provide a dial-up national network and back office infrastructure necessary for users to access Virgin Net and the wider Internet. As both a service and a content provider, Virgin Net plans to offer an easy-to-use interface to the World Wide Web and act as a focal point for a range of Internet and broadband services. A prototype consumer service is expected to be tested by the end of 1996.

  On January 26, 1996, through its wholly owned subsidiary, Secure Backup Systems Limited ("Secure Backup Systems"), the Company acquired the business and assets of the Secure Backup Systems division of Byss Co. Limited, a provider of automatic off-site back up services and electronic archiving services and that of a distributor of computer programs.

OPERATING RESULTS

  CableTel continues to outperform the United Kingdom cable/telephony industry's overall customer penetration averages for telephone and CATV business. As of March 31, 1996, customer revenue generating unit penetration in the Company's newly constructed dual network was 58% of homes marketed. An RGU is one cable television account or one telephone account; a dual customer counts as two RGUs. The Company believes that tracking the RGU index as a measure of performance provides a better vehicle for comparing the United Kingdom cable/telephony business with separate cable television and telephone operations in other parts of the world where such services are still sold through separate companies. At March 31, 1996, CableTel's penetration was 29% for telephony and 29% for CATV. By comparison, according to the latest available statistics of the ITC dated January 1, 1996, United Kingdom cable customer penetration averages 22% for telephone and 22% for television. At March 31, 1996, CableTel's churn (subscriber termination) rate was approximately 12.8% per year. Although this rate is better than average United Kingdom churn rates, the Company expects its churn rate to increase as its customer base increases. There can be no assurance as to CableTel's future churn rates. Higher levels of churn could have a material adverse effect on the financial condition and results of operations of the Company.

  The Company attributes its above average marketing and sales results to its marketing strategy. During the first half of 1994, the Company undertook an evaluation of its prospective markets and the sales and marketing techniques of other cable telephone/television operators. The Company used the results of that evaluation to implement a residential sales and marketing test-bed during the second half of 1994. As a result of this evaluation and the test-bed, the Company developed a marketing strategy focusing on dual product offerings targeted at the CableTel's Regional Areas and their distinct cultural characteristics, which it believes contributed to its operating success to date and will maximize the Company's future results.

  The Company believes that its marketing strategy has increased the number of customers subscribing to cable telephone and CATV. In addition, a variety of factors have resulted in a relatively low churn rate (as of March 31, 1996) of approximately 12.8% per year, including applicant credit checks, direct debit payments, one-year service contracts and charging for installation services. Although the lack of emphasis on promoting pay-programming services resulted in lower-than-average pay-to-basic ratios, the Company continues to believe that "overselling" pay-programming services is a major factor in cable churn, and that pay-to-basic ratios will increase naturally due to the extensive cross promotion of these services on basic channels and the introduction of new pay-programming and pay-per-view services in the future.

  The following table illustrates the number of homes passed, the number of homes released to marketing and the total number of customers as of March 31, 1996 and December 31, 1995 and 1994 for the full-service dual network constructed by the Company since 1993:

                        NEWLY CONSTRUCTED DUAL NETWORK

                                                       DECEMBER 31
                                                     ----------------  MARCH 31
                                                      1994     1995      1996
Homes Passed (1).................................... 144,000  463,000  516,000
Homes Marketed(2)...................................   7,200  176,200  249,500
Total Customers.....................................   2,280   57,700   81,860
  Dual..............................................   1,680   44,630   62,440
  Cable-Only........................................     370    6,620    9,750
  Telephone-Only....................................     230    6,450    9,670
Total RGUs(3).......................................   3,960  102,330  144,300
RGU Penetration.....................................      55%      58%      58%
Cable Penetration...................................      28%      29%      29%
Telephone Penetration...............................      27%      29%      29%

- ---------------------
(1) "Homes passed" is the expression in common usage in the cable industry as the measurement of the size of a cabled area, meaning the total number of residential premises which have the potential to be connected to the cable system.
(2) Initial sales process completed.
(3) An "RGU" is one telephone account or one CATV account; a dual customer counts as two RGUs.

  In addition, as of March 31, 1996 CableTel had approximately 47,500 RGUs on those portions of its network that have been constructed as CATV-only and inherited by CableTel through acquisition.

BUSINESS STRATEGIES

  The Company's overall goal is to maximize operating profits by increasing service offerings and by seeking opportunities to grow its customer base throughout its Regional Areas and the United Kingdom as a whole. CableTel is currently employing several strategies to achieve this:

  Installing Flexible Integrated Full-service Networks. This strategy allows the Company to pursue three revenue streams--residential cable television, residential telephony, and business telecommunications services--without significant incremental cost in fixed investment. The integrated full-service networks provide a high speed, high-capacity, two-way communications pathway to the consumer that, potentially, is capable of delivering new services which may emerge from the convergence of telecommunications, information and entertainment. One such service is Cable Online which was launched in November 1995. See "Marketing Strategy--Residential Marketing--Internet Access and Other Interactive Services."

  Focusing on Distinct Geographic Regional Areas. This strategy allows the Company to offer services which appeal to natural geographic, political, and social factors in each Regional Area. The Company believes that tailoring its services to the Regional Areas will increase the penetration of those services. Examples of tailored services include the development of local television programming and advertising, the development of regional telephone calling plans, and the construction of private telecommunications networks specifically tailored to "captive" local organizations such as governmental and educational institutions.

  Maximizing Revenue Contribution on a Total Franchise Basis. The Company gains significant operating and financial leverage from incremental revenue contribution since much of the Company's network investment and general expenses are fixed. The Company's strategy is to maximize total franchise revenue contribution rather than revenue contribution derived from each customer. An example of this strategy is the development of multiple television pricing plans that appeal to differing and distinct market segments and price points. A second example is the development of more "a la carte" and transaction-oriented services which increase network utilization.

  Gaining Cost Efficiencies. The Company gains cost efficiencies by centralizing certain services provided to the Regional Areas in CableTel's head office in Guildford. Examples include network planning, marketing, information systems, finance, collections, and overnight network monitoring and customer service. Alternatively, those cost centers which are critical to penetration, customer service, and retention are located as close to the customer as possible. Examples include construction management, sales, customer service, and network maintenance, which are all located in the Regional Areas.

  Controlling Strategic Resources, Billing and Subscriber Management. During 1994, CableTel installed a flexible and integrated management information system ("MIS"), which includes a dual cable/telephony billing system that enables the Company to provide detailed billing to its subscribers. Based on management's experience in developing and operating telephone billing information systems, the Company believes that the clarity and accuracy of the bill are perceived by customers to evidence the quality of the service provided. A flexible and integrated MIS can result in a significant competitive advantage. In addition, management's experience has shown that, although initially more costly, an internally managed MIS is cost effective over time. By maintaining a comprehensive data base of customer demographics, calling and viewing patterns and other activities, the Company will be able to evaluate CableTel's performance and adjust its business activities. CableTel has entered into an agreement with Bytel Limited ("Bytel") pursuant to which CableTel licenses the use of Bytel's billing and subscriber management software running on CableTel's computer equipment. In addition, the agreement provides CableTel with an option to purchase the source code of the billing and subscriber management systems under terms contained in the agreement.

  Participating in Strategic Alliances. The Company has existing strategic alliances and expects to develop new alliances to further the attainment of its goals. An example is the Company's strategic alliance with SWALEC, the electricity distribution company for South Wales. By allying itself with SWALEC, the Company has obtained immediate local customer awareness, extensive local market knowledge and cost efficiencies. The Company also expects to enter into interconnection alliances with cable/telephony operators in contiguous franchise areas. Interconnection alliances are expected effectively to extend the benefits the Company achieves through its regional strategy by providing: (i) cost savings for telephone calls that can be routed between interconnect partners instead of through BT, (ii) additional revenues from telephone calls and private circuits terminating on CableTel's networks and originating in the interconnect partners' networks, (iii) increasing advertising sales reach, and (iv) potential cost sharing in any joint development of regional programming. In addition, the Company intends to enter into strategic alliances to wholesale its recently launched Cable Online Internet access services to other cable operators. The Company anticipates that these cable operators will house

Internet "Points of Presence" in their own franchise areas and market, sell and bill their own customers within their franchise areas. Cable Online is currently negotiating such ventures with a number of cable operators and other organizations. One such venture, the proposed Virgin Net joint venture announced in May 1996, has been established with Virgin and will involve Cable Online providing the dial-up national network and back office structure necessary for access to Virgin Net and the Internet.

  The Company may employ the following strategies to expand its customer base:

  National Telecommunications Services. The Company plans to become a leading provider of high-quality telecommunications services not only within its Regional Areas but also throughout the United Kingdom. This process has begun with the launch of Cable Online in November 1995. To wholesale Cable Online's service the Company expects to enter into strategic alliances and other business combinations with other cable operators and other organizations so that such other operators and organizations will house the "Points of Presence" in their own franchise areas and market and sell to their own customers within those franchise areas. In addition, the Company believes that NTL's network may be expanded to provide a cost-effective extension of the reach of CableTel's inbound services, such as its Internet access service Cable Online, by increasing the estimated percentage of the United Kingdom's population within a local telephone call charging area of CableTel's franchises from approximately 43% to approximately 90%. See "--NTL."

  Franchise Expansion. The Company expects opportunities to expand its franchise base in the United Kingdom will arise from three principal areas: government public tenders, acquisitions and joint ventures. The Company may participate in public tenders for LDLs adjacent to its existing systems, as in the case of the Glamorgan and Gwent LDL. The Company also believes the United Kingdom cable/telephone industry will continue to consolidate and, therefore, believes there may be opportunities to expand through acquisition. Finally, the Company may participate in joint ventures and other business combinations with other operators or strategic partners in acquiring existing franchise areas or developing new franchise areas and new ancillary businesses.

MARKETING STRATEGY

  CableTel increases its customer base and improves market penetration for its services by implementing separate marketing strategies tailored to its residential and business customers. The Company believes that separately marketing to residential and business customers based on the specific benefits they receive from CableTel's services is the most effective means of maximizing CableTel's customer base.

 Residential Marketing

  The Company promotes CableTel's brand image as an integral part of the emerging information super-highway and is constructing its integrated full-service fiber optic networks in order to bring a wide variety of services to the consumer. This branding strategy includes the following concepts in CableTel's advertising, literature and other materials:

  .  building interest, awareness, and credibility for CableTel's services;

  . stressing the benefits of its networks to consumers in each particular Regional Area;

  . introducing multichannel television, alternative telephone service and, recently, Internet access as the first of an expanding array of services which will be carried on the network in the future;

  . emphasizing that CableTel is bringing "more choice" in television viewing, "better value" in telephone service and "state of the art" communications technology in providing access to the Internet; and

  . demonstrating CableTel's commitment to quality, value and service in its offerings as evidenced by its Code of Practice approved by OFTEL.

  In addition to its branding strategy, CableTel employs an extensive direct marketing and selling approach to gain customers. CableTel begins to build a relationship with customers before construction commences in a given area by closely coordinating its upcoming activities with local government authorities and community groups and eliciting feedback on ways to minimize disruptions and inconvenience. Information packages and construction notices are delivered to each household prior to construction.

  Complete demographic data including name, address, telephone number, and other pertinent information is obtained on all households in each construction area and pre-loaded into a lead-tracking database. CableTel's consumer affairs advisors personally visit affected neighborhoods and households in order to meet the special needs of the residents. All written and telephonic inquiries from residents are input by name into the lead-tracking database, so that when areas are released to marketing, CableTel's sales personnel have complete customer profiles of the residents in their selling area. The sales release process is preceded by the hand delivery of a videotape to every household describing CableTel and its services and is followed by a personal appointment with a CableTel sales advisor.

  All information regarding both current and future sales opportunities is input into the data base, with current sales information updating CableTel's provisioning, billing and subscriber management system. Unsold household data is maintained for future telemarketing, direct mail, and remarketing by the salesforce.

  CableTel's product and pricing strategies emphasize choice, value, and quality, and are designed to encourage subscription to multiple services and maximize long-term customer retention.

  Telephone. CableTel emphasizes the "value" of its residential telephone service in three ways. First, CableTel's line rental charges are, at present, less than BT's, so the customer saves money immediately. Second, CableTel's usage pricing, coupled with its per-second billing, is designed to provide a savings versus BT's calling rates. Third, on nights and weekends, CableTel's customers can call its other customers in the same local area for a flat per call rate. CableTel demonstrates its commitment to quality through more extensive and more stringent service and customer support. CableTel's experience, together with potential changes stemming from OFTEL's current review of interconnect policy, may lead to the introduction of more volume-oriented and/or geographically based calling plans designed to give the customer even greater choice and value. The Company believes that NTL's existing network in England can be expanded to other regions in the United Kingdom at a relatively low unit cost to provide the Company with substantial savings on its customers' long distance telephone interconnect costs. By integrating NTL's telephone network with CableTel's networks, the Company will be able to bypass the wholesale long distance fees charged by BT and other carriers for carrying calls to and from CableTel's telephone networks. The combined businesses should also be well positioned to offer similar savings to other United Kingdom cable/telephony providers as a more efficient lower-cost national communications alternative to other existing national PTOs.

  Multichannel Television. CableTel currently offers a "basic" package with 28 channels, as well as six foreign language channels and up to seven "pay" services on an "a la carte" basis. This offering provides more "choice" for the consumer than terrestrial broadcast television in that more and/or different channels are available. It provides "value" in that subscribing to CableTel's service entails a lower up-front cost than subscribing to satellite services. "Quality" is emphasized by stressing the reliability of its underground, fiber-optic network versus broadcast aerials and satellite dishes which are subject to degradation in poor weather conditions. The possible future introduction of new "starter" or "mini" basic packages and more "a la carte" opportunities for pay and pay-per-view programming may provide a lower overall cost to the consumer but at a higher price per channel, therefore maintaining or enhancing the Company's profitability.

  Multiple Services. CableTel encourages subscription to both multiple services by offering a "two for one" discount on installation charges. In addition, CableTel offers to buy a customer's DTH satellite dish if the customer subscribes for CableTel's telephone services. In this manner, CableTel is not perceived to be discounting cable television to gain telephone business or vice versa; rather, it is passing some of the savings of a dual account back to the customer.

  Customer Retention. In order to maximize retention, CableTel usually charges an installation fee, adopts a one-year service agreement and encourages direct debit payment as the "standard." The installation fee and one-year contract provide qualifying mechanisms to insure that the customer understands and recognizes the value of the services, while the encouragement of direct debit payment may avoid non-payment cancellation. Each of these qualifying mechanisms may be waived for no additional charge.

  Internet Access and Other Interactive Services. As part of CableTel's multiple services product strategy, Cable Online offers Internet access-- supporting dial-up access at speeds of up to 28.8 Kbits/sec. Particular emphasis is being placed on jargon-free customer service and support. The Cable Online service is currently being offered for an initial fee of (Pounds)20.00 and a monthly charge of either (Pounds)12.95 or (Pounds)14.95, depending on the method of payment. Cable Online is testing the provision of Internet access at substantially higher speed through either ethernet access (10 Mbits/sec.), cable modems (4 Mbits/sec.) or ISDN access (128 Kbits/sec.). Ethernet access and cable modems for networks like the Company's are still in the early stages of testing, and there is no assurance that they will be commercially practicable.

 Business Marketing

  CableTel began business telecommunications marketing in April 1995. The Company is extending CableTel brand image it is developing for the residential marketplace into the business community. Again the emphasis is on CableTel as a new provider of state-of-the-art communications services, with broadband capabilities for the local market that open a new era of potential applications for businesses, institutions and government.

  The Company researched the business telecommunications market within its franchises and adopted a segmentation strategy which targets specific and appropriate resources on small, medium, large, and major accounts. Emphasis is placed on businesses, institutions and organizations that share natural geographic boundaries with CableTel's operations. The Company believes that the success of this segmentation strategy has already been demonstrated by, among other things, the five-year contract that CableTel South Wales Limited concluded in July 1995 with a consortium of seven higher education establishments in South Wales. The communications network which is being installed by CableTel South Wales Limited is believed to be among the first in the United Kingdom to use high speed fiber optic technology to link colleges over a wide geographical area--two of the colleges being more than 50 miles apart. Other examples of target organizations include professionals, financial institutions, local government, schools, hospitals, universities, emergency services and community organizations.

  The Company's sales strategy for the business market will employ a consultative direct marketing and sales technique. It begins with detailed market surveys designed to quantify the current and future needs of each business in the franchise by name. CableTel's sales advisors call on potential customers armed with all pertinent information regarding the customer and with all products in CableTel's portfolio at their disposal.

  Regional customer service centers have been set up to ensure that the needs of business customer post-sale can be met effectively. Service quality is demonstrated by CableTel's commitment to service guarantees and standards which meet or exceed the best competitive practices, and is ensured through the reliability of CableTel's new, state-of-the-art network.

  The Company based its initial entry into the market on its core business telephony products. It has since introduced the first Managed Data Service-- FibreLink2--and is currently implementing the first phase of Central Exchange ("CENTREX") services. The Company expects its ISDN Basic Rate Access service to be available later in 1996.

  The Company's short-term focus is to broaden its portfolio of products by developing services with high customer demand which will improve overall returns to the business. In conjunction with this activity, the Company is developing customized products for large customers which the Company believes may lead to further product developments in the future.

  The Company is also exploring market opportunities for Closed Circuit Television/Surveillance Systems ("CCTV"). This is currently a high growth area in the United Kingdom for local and public authorities, private developments and multi-occupancy situations--which is a good match with the strategic advantages resulting from the Company's network infrastructure.

  Business Telephony Services. The Company offers a choice of telephony services to its business customers: Business Exchange Lines ("BELs"), typically single or multiple lines delivered via twisted copper pair, or Enhanced Telephony Services. The latter is delivered via a high quality digital connection to a customer's PBX and based on a minimum connection of 15 lines. Enhanced features and facilities are available on both services; additional features, such as Direct Dialing Inward ("DDI"), are available only on the Enhanced Telephony Service. Two usage rates are currently available, offering customers a choice based on their calling patterns. Both usage and rental charges are competitively priced, and automatic volume discounts give further savings to customers.

  Future developments may include the implementation services such as Caller Return and Caller Line Identification and are intended to address specific tariffing needs of identified customer groupings. Additionally, CableTel intends to offer number portability late in 1996, which is expected to aid the acquisition of business customers.

  CENTREX services give customers the equivalent of their own telephone system (PBX or key system) without the expense of having to purchase, operate and maintain one. The Company believes that the CENTREX market in the United Kingdom is currently underserved, especially among small and medium businesses, where the concept is new to most customers. The pricing of CENTREX services is based on value provided to the customer rather than pricing lower than competitors. CableTel is currently implementing the first phases of CENTREX Service in one business unit. The Company anticipates that the service will be fully deployed in all business units by the third quarter 1996. The services include CENTREX Select, a single site service, and CENTREX Network, a multi-site service giving transparency of voice (and limited data) communications between multiple locations.

  Managed Data Services. Pricing for narrowband and broadband private line services is higher in the United Kingdom than in the United States market. High bandwidth (broadband) services, although available, are subject to long lead times for installation in many areas of the United Kingdom, are expensive, and are subject to variances in service quality. CableTel's offerings in this area will thus emphasize the immediate availability of large, flexible bandwidth circuits to meet the growing needs of the market, while meeting the demands of existing and emerging standards. CableTel's first managed data service, FibreLink2 was introduced in January 1996. This service is aimed at large businesses which need data or voice communications between different locations and provides a bandwidth of 2 Mbits/sec. Higher bandwidth services (34-155 Mbits/sec.) are available on request, as are lower bandwidth (64 Kbits/sec.) services. Broadband services will be offered to address emerging multi-media and data-intensive applications, with rates designed to reflect the value provided to the customer.

  Other Data Services. The market for ISDN basic rate access ("BRA") services has not developed in the United Kingdom as fast as in other European Union Member States, primarily because of prohibitive pricing policies employed by the major telephone companies to protect private line revenues. CableTel recognizes the importance of this potentially high-growth market, both within its own franchise areas and the synergies presented with NTL, Cable Online and Secure Backup Systems.

  The Company intends to make ISDN BRA services accessible to small and medium-sized businesses, to the growing work-from-home market and to larger businesses. The service will enable, among other things, effective Local Area Network ("LAN") to LAN connections, fast data transfer to fixed or multiple locations, higher speed Internet access, and videoconferencing.

  Business CATV. The Company intends to develop a base range of CATV packaging aimed at the smaller business user. The initial offerings will be based broadly on existing residential services, and it is expected that over time it will develop business-specific delivery mechanisms and packages.

OPERATING STRENGTHS

  The Company believes that the experience and expertise of CableTel's management, the scope and quality of its services and the technological capabilities of its network position it to grow in the integrated United Kingdom cable television and telecommunications market.

  The Company's senior managers have extensive experience in the United States cellular telephone industry, a competitive telecommunications environment which has several similarities to CableTel's current operations in the United Kingdom. Both cellular telephone service and CableTel's current operations are competitive "last mile" telecommunications services requiring creative marketing, packaging, pricing and customer support techniques to enhance penetration, reduce churn and attain operating profitability. The Company's CEO and COO each have over 10 years senior management experience with cellular telephone companies operating in Ohio, Michigan and the Commonwealth of Puerto Rico. These companies combined currently have over one million cellular customers.

  The Company has supplemented its managerial experience by appointing a management team with extensive experience in both the United States cellular and cable television and the United Kingdom telephone industries and, more recently, by retaining the senior management of NTL. Furthermore, the combined entities of CableTel and NTL employ approximately 2,900 persons. The Company believes the wide range and diversity of professional and technical staff of the Company will have the depth and breadth of skills needed to address the demands of the changing market for telecommunications and information services.

  In addition to the experience and expertise of its management and the depth of its personnel, the Company believes that its principal operating strengths include the following:

  Independence/Single Purpose. CableTel was specifically organized to pursue attractive "last mile" telecommunications service opportunities and is currently focusing its efforts on the United Kingdom. As an independent, entrepreneurial enterprise, the Company believes that it is able to pursue strategies and adopt tactics without regard to historical practice and respond rapidly to an evolving business environment in the United Kingdom cable television/telephony and telecommunications business.

  Timely Market Entry. CableTel's relatively recent entry into the United Kingdom telecommunication market enables it to install a state-of-the-art, fiber optic based television, telephone and telecommunications networks. This has allowed the Company to market CableTel from the beginning of its United Kingdom operations as an integrated "full-service" network operator with an expanding array of services, rather than as a cable television operator which is now offering telephone services or a telephone company which is now offering multi-channel television programming.

  Focus on Market Segmentation and Network Utilization. Since most of the Company's capital and operating costs are fixed, the Company gains significant operating and financial leverage from adding incremental customers to its service or incremental usage on its network. The Company will, therefore, focus on providing a high degree of customer service, and innovative pricing plans that maximize choice to the consumer. To support these efforts, the Company has installed a flexible and integrated billing and subscriber management system and acquired in-house resources to enable it to develop multiple pricing packages for its cable television services and innovative calling plans for its communications services in the near future. The Company expects to further expand these systems and resources over time to facilitate the introduction of additional subscription based services such as Internet access (which was launched on a national basis in November 1995) and additional transaction-based services such as home shopping and banking.

  Established Technology/Future Flexibility. CableTel is installing its full-service network using established state-of-the-art technology, deploying fiber optics directly to business concentrations and residential nodes averaging 600 telephone lines or 500 homes respectively, and employing spare duct and transmission capacity in excess of anticipated needs. In this manner, the Company achieves the cost efficiencies and rapid deployment that using standardized equipment entails, while retaining the flexibility to expand and adapt its network over time with little or no additional underground or construction investment.

  Size. The Company believes that, as one of the largest cable operators in the United Kingdom, CableTel is generally able to obtain favorable terms, as compared to smaller operators, in purchasing services, equipment and programming.

  In addition, the Company believes that CableTel benefits from the following operating strengths, which are common characteristics of cable television/telephony and telecommunications providers in the United Kingdom:

  . CableTel provides telephone, CATV telecommunications services and other data communications (such as Internet access) over an integrated network and believes that this gives it a competitive advantage and cost savings over single service providers;

  . CableTel has installed and owns its telephone switches which enables it to increase profitability and operating flexibility by (a) eliminating the need to pay third parties for switching calls between its subscribers within its systems and reducing the cost of switching calls to other operators outside of CableTel's systems and (b) receiving revenues from other telephony operators who use CableTel's switches to complete calls to CableTel's subscribers. The installation of its own switches gives CableTel more flexibility in the future to offer a wider range of services (e.g., customized call pricing plans) than previously was possible; and

  . CableTel believes that its advanced network design is sufficiently flexible to permit delivery of a wide variety of existing entertainment, telecommunications and information services and will enable it to offer anticipated new services in the future without incurring significant additional construction costs with respect to its existing underground network.

THE REGIONAL AREAS

  CableTel operates its 16 separate franchises as five Regional Areas. Each Regional Area is managed and operated by a local management team led by a local managing director. The headends, telephone switches and technical and customer services facilities in the Regional Areas are connected by a wide-area fiber optic network to CableTel's Network Operations Center in Guildford.

 Central Scotland

  The Central Scotland Regional Area covers nearly 500,000 homes and includes Glasgow, the fourth largest metropolitan area in the United Kingdom and the largest city in Scotland. It is generally considered the commercial and industrial center of Scotland and has a higher density of households per kilometer of cable communications network than the United Kingdom as a whole. The Company offers locally orientated and originated programming and advertising.

 South Wales

  South Wales is the commercial and industrial center of Wales and one of the United Kingdom's major contiguous urban areas. Cardiff, the capital of Wales, Swansea (in West Glamorgan) and Newport (in Gwent) are the region's major cities. The Company's licenses in South Wales cover approximately 540,000 homes and a substantial portion of the Welsh business community. Between 1980 and 1990, employment in the Welsh information technology and electronics industries grew substantially compared to the rest of the United Kingdom, as there has been a concerted effort to attract high technology and service oriented businesses to replace heavy industries such as steel, mining and shipping which were, historically, the mainstay of South Wales' economy. The Company believes that its regional focus and its partnership with SWALEC, the region's primary electricity utility, will enable it to maximize the potential of South Wales' regenerated economy and cultural characteristics.

 Suburban London

  The Suburban London Regional Area comprises the Surrey and East Hampshire license area to the southwest of London and the Central and East Hertfordshire and North and South Bedfordshire license areas to the north of London totalling approximately 485,000 homes. The Company believes that the licenses in these commuting residential communities offer an attractive blend of household density and demographic characteristics and above average levels of disposable income. Located between Heathrow and Gatwick international airports, the borough of Guildford and surroundings in Surrey have become the headquarters for many multinational high technology companies (including the cable/telephone operators TeleWest and Comcast, as well as British Airways, General Motors and the General Electric Company). To the north of London, Luton is a commercial and industrial center hosting such manufacturers as British Aerospace and Vauxhall (General Motor's United Kingdom division) and is the home of the fourth largest international airport in the South of England.

 West Yorkshire

  Covering over 138,000 homes, Kirklees is one of the five districts that constitute the West Yorkshire region in north central England and is comprised of the towns of Huddersfield, Batley, Cleckheaton and Dewsbury. A manufacturing area known for textiles and engineering products, Kirklees has recently begun to develop an active service sector which has helped to create a stronger economy. Kirklees is geographically located between three major cities in the United Kingdom, Leeds, Sheffield and Manchester. Each of these cities already has an established cable network.

 Northern Ireland

  The Northern Ireland franchise, covering approximately 428,000 homes and approximately 41,000 associated businesses, was the largest remaining cable television, telephone and telecommunications franchise to be awarded by the ITC. The franchise covers the entire socio-economic area of Northern Ireland, with approximately 40% of the population located in the Greater Belfast area in the east and another major population area centered on Londonderry in the west. Although the economy of Northern Ireland has traditionally been oriented more towards primary industries such as agriculture, forestry and fishing than the United Kingdom as a whole, service industries now employ over 70% of the population and service industry employment grew by nearly 11% from 1988 to 1993. The Company believes that the overall economic growth profile of the region is strong and that the prospect of inward investment will lead to a more dynamic business sector and, therefore, increased demand for telecommunications services in the future. The Company believes that because the birth rate in the area is higher than the United Kingdom as a whole, the population is younger and household sizes are larger than the United Kingdom average. The Company's experience and market research has shown that the presence of children in a household significantly increases the propensity to subscribe to CATV.

  The Company believes that the Northern Ireland franchise represents a significant and attractive opportunity for the Company to expand its current business and overall presence in the United Kingdom while at the same time continuing the Company's strategy of focusing its efforts on distinct geographic regions.

THE NETWORK

  The Company believes that its advanced network design is sufficiently flexible to permit it to deliver a wide variety of existing entertainment, telecommunications and information services and will enable it to offer anticipated new services in the future without incurring significant additional construction costs to adapt its existing underground network. However, the cost of implementation of emerging and future technologies could be significant and the Company's ability to fund such implementation will depend on its ability to obtain additional financing. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Risk Factors--Uncertainty of Construction Progress and Costs."

 Network Design and Functionality

  The Company is installing its cable/telephone and telecommunications network using established state-of-the-art technology, deploying fiber optics directly to business concentrations and residential nodes averaging 600 telephone lines or 500 homes respectively, and employing spare duct and transmission capacity in excess of anticipated needs. In this manner, the Company achieves the cost efficiencies and rapid deployment that using standardized equipment entails, while retaining the flexibility to expand and adapt its network over time with little or no additional underground or construction investment.

  The construction of a new network varies depending upon factors including the number of route miles to be installed, density of homes and businesses, type of surface, and the architecture of the network backbone. Each system has been designed with at least one headend and at least one telephone switching office. Each system's headend and telephone switching office is directly connected to each node by fiber optic cable. Each node is then connected to a subscriber's premises. Construction of each system has been planned on a neighborhood by neighborhood basis to allow revenue generating operations to commence in a neighborhood as construction of the portion of the system serving such neighborhood is completed.

  The Company activated its first telephone switch and cable television system in the United Kingdom in the Guildford franchise area in July 1994. Activations in Glasgow, Luton, Cardiff, Swansea and Huddersfield during the remainder of 1994 completed CableTel's activation of its telephone switches and cable television systems.

 Fiber Optics

  The evolution of fiber optic technology over the past decade, including increases in the capacity of laser transmitters and decreases in the price of optical receivers, has enabled the economic deployment of fiber optic cable much closer to the customer than in traditional (coaxial cable) CATV and (copper pair) telephone networks and thereby improving the quality and capacity of the CATV and telephone service. The main advantages of deploying fiber in place of both coaxial cable or copper wire are its smaller size, greater capacity, freedom from electrical interference, and significant reduction of the requirement for periodic maintenance. The Company is deploying fiber to "nodes" serving 500 homes which are no more than several hundred meters from the furthest home.

 Network Architecture

  The Company's cable network is being built with an initial capacity of 750 MHz, which is sufficient to carry over 60 analog channels of television. With digital compression of the television signal, many more channels can be transmitted. The system is upgradeable to 1 GHz. Generally, a maximum of one amplifier is required between the headend optical receivers and a home. Traditional cable systems often employ "cascades" of more than 5 amplifiers which degrade signal quality and increase the chances of system failure.

  The telecommunications network uses a redundant-ring based architecture known as synchronous digital hierarchy ("SDH"), which improves the Company's ability to flexibly deploy capacity and further enhances system resilience. Telephone signals are carried from the node to the home over traditional copper "twisted pair," albeit over a shorter distance than in traditional telephone networks, improving signal quality and allowing higher bandwidth services such as ISDN to be more easily deployed. To connect its residential customers, the Company uses a "dual drop" consisting of coaxial cable capable of transmitting 1 GHz of bandwidth and two copper twisted pairs capable of providing two telephone connections. Large business customers are expected to be connected to the telephone network directly through fiber optic cable.

 Switches and Headends

  The Company's GPT System X telephone switches are centrally located in each of its systems and are currently interconnected with BT and, in the near future, will be interconnected with Mercury (a majority owned subsidiary of Cable and Wireless plc), other PTOs, and/or other cable/telephone operators in order to complete telephone calls placed to subscribers of competing or distant networks and to receive such calls. Under United Kingdom law, BT, Mercury and all other PTOs are required to enter into interconnection agreements with cable/telephony system operators. See "Regulation--CableTel." The Company currently routes calls made by or to its customers through its interconnections with BT. The Company pays an interconnection fee to complete such calls and collects a similar fee for receiving such calls.

 Network Construction Costs

  In building its network, the Company is generally required by its licenses to use underground construction, which is more expensive and time consuming than aerial construction. Mechanized construction methods often cannot be used to install network infrastructure in the Company's franchise areas due to existing underground utility infrastructure. In addition, the Company is responsible for restoring the surface area after its underground construction is completed. Although the Company has recently been able to negotiate construction contracts at rates which it believes are competitive relative to the cable industry as a whole, construction costs could increase significantly over the next few years as existing contracts expire and as demand for cable construction services grows due to anticipated increases in the cable industry's overall construction activity. The Company is considering how it may reduce the costs of underground construction by utilizing the microwave radio links installed by NTL between its mast sites and supplementing those links with fiber-optic cable particularly in Regional Areas, such as South Wales and West Yorkshire, where hill and vale topography involves significant underground construction costs.

  The Company expects that the capital required to build CableTel's networks and connect residential and business subscribers will be approximately $950 per home in its franchise areas, of which approximately $600 represents the cost of the network itself and the remainder represents the capital cost of connecting customers to its network. Certain locations may require more or less capital depending upon household density, business density, and penetration rates. In addition, certain costs such as the establishment of telephone switches, cable headends, and facilities are incurred during the initial phases of network construction, leading to average capital expenditures per home which are higher in the initial years. The construction and development of the systems will depend on, among other things, the Company's ability to design network routes, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, all in a timely manner, at reasonable costs and on satisfactory terms and conditions.

  Capital expenditures related to the installation of new residential telephone and cable subscribers range from $180-$270 of capital expenditure per subscriber or line, though actual costs vary from this range based on the specific type of circuit installed, the location of the customer and whether or not the customer subscribes for multiple services. The potential number of subscribers or lines will exceed the number of homes passed because the homes and businesses passed have the potential for multiple cable subscribers or telephone lines. Capital expenditures associated with passing other businesses and connecting business telephone subscribers vary significantly depending on the type and size of business and the amount of capacity required and other factors which vary greatly by market and are beyond the control of the Company. The Company has passed, and expects to continue to pass a significant number of small businesses in the course of its residential build.

  The Company also incurs capital expenditures for the establishment of its business facilities and fixtures, office and computer equipment, its billing and subscriber management systems, and vehicles. These costs also vary by location and size of franchise, but are substantially less than the capital costs of the network itself.

 Network Construction Milestones

  Each license specifies a network build schedule which the Company is required to implement. The build schedule is based upon aggregate "total premises (or homes) passed" at specified intervals of time. Failure of the Company to comply with the build schedules contained in a license could result in the revocation of such license, which could have a material adverse effect on the Company. In addition, the design, construction and technical characteristics of the Company's network must adhere to various United Kingdom governmental regulations.

  From January 1, 1995 through December 31, 1995, the Company constructed its network past more than 319,000 homes in its existing franchise areas. Together with its second half of 1993 build (approximately 10,000 homes passed), its 1994 build (approximately 134,000 homes passed), and previously constructed cable-only systems which the Company intends to retrofit for telephony (approximately 85,000 premises), as of December 31, 1995, the Company had passed more than 548,000 homes and, therefore, exceeded its 1995 cumulative OFTEL milestone of 465,500 homes passed. In addition, in 1995 the Company acquired the business and assets of Metro Cable TV Limited in South Wales and Hertfordshire, which includes 171,500 homes passed. Due to technological limitations, these networks provide only CATV service to these 171,500 homes and are not counted towards any OFTEL build milestones.

  As a result of its current build progress and the retrofitting described above, the Company expects to have over approximately 57% of its full-service networks installed in its franchises (including the recently awarded Northern Ireland and Gwent and Glamorgan franchises) by December 31, 1997, and 73% by December 31, 1998. The following table summarizes the Company's construction activities as of March 31, 1996, and the future network construction progress anticipated by the Company:

                                                             AS OF DECEMBER 31,
                     ---------------------------------------------------------------------------------------------------
                       1994      1995     1996(1)   1997(1)   1998(1)   1999(1)   2000(1)   2001(1)   2002(1)   2003(1)
Total homes........  1,432,000 1,432,000 2,090,000 2,090,000 2,090,000 2,090,000 2,090,000 2,090,000 2,090,000 2,090,000
Full-service
 network passings..    144,000   463,000   771,100 1,191,300 1,525,700 1,797,400 1,964,000 2,027,300 2,090,000 2,090,000
Acquired (cable-
 only) network
 passings(2).......     85,000    85,000    44,000       --        --        --        --        --        --        --
Total homes passed.    229,000   548,000   815,100 1,191,300 1,525,700 1,797,400 1,964,600 2,027,300 2,090,000 2,090,000
Percent of homes...        16%       38%       39%       57%       73%       86%       94%       97%      100%      100%
OFTEL milestone....    210,500   465,500   779,500 1,124,000 1,445,000 1,714,500 1,909,000 2,024,000 2,082,200 2,090,000

- ---------------------
(1) The figures presented are based on the Company's projections of its construction activities; in reviewing such information it should be kept in mind that actual results may differ materially from those in such projections. 1996 figures are based upon construction through March 31, 1996. No assurance can be given that such projections will be met. These projections were based on various factors and were derived utilizing numerous assumptions. Important assumptions and factors that could cause actual results to differ materially from those in these projections include the Company's ability to continue to design network routes, install facilities, obtain and maintain any required government licenses or approvals and finance construction and development, in a timely manner, at reasonable costs and on satisfactory terms and conditions and the absence of weather or labor difficulties. These assumptions are subject to a variety of factors which may vary greatly by market and be beyond the control of the Company. See "Risk Factors--Uncertainty of Construction Progress and Costs." Other factors and assumptions not identified above were also involved in the derivation of these projections, and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected.
(2) The Company intends to retrofit these networks to full-service status in 1996 and 1997. The figures presented do not include 171,500 homes of Metro Cable TV Limited acquired in 1995 for the reasons stated above which are not subject to OFTEL build milestones for the reasons stated on the previous page.

  Based on current network construction scheduling, the Company believes it will be able to satisfy its milestones in the future, but there can be no assurance that such milestones will be met. See "Risk Factors--Requirement to Meet Build Milestones " and "--Uncertainty of Construction Progress and Costs."

INDUSTRY

 Overview

  The Company believes that the United Kingdom represents an attractive environment to conduct CableTel's business due to the following factors:

  . the United Kingdom is one of the few countries in which private sector companies are permitted to provide cable television, telephone and telecommunications services over a single integrated network, thus enabling cable television/telephony operators to lower certain capital costs and spread operating and marketing costs over both services;

  . the availability of a wide range of programming providing customers with a varied choice of CATV services;

  . the large average size of cable/telephony systems in the United Kingdom, including CableTel systems, will enable the Company to focus on regional programming and advertising for its cable services and improve telephone operating margins through reduced access charges resulting from carrying more calls which are originated and completed within each system area;

  . the decreasing cost of fiber optic and digital compression technologies is enabling cable television/telephony operators to install an integrated, high capacity, high speed, full service network directly to residential and business customers that can deliver state-of-the-art cable television, telephone and telecommunications services and will eliminate the "last mile" bottlenecks associated with traditional telephone systems in the United Kingdom and telephone and CATV systems in the United States; and

  . current United Kingdom regulatory policy encourages the development and construction of integrated cable/telephony networks by, among other things:

    -- prohibiting BT and certain other national PTOs from using their national telephone networks to carry broadcast entertainment services to residential customers until at least 1998;

    -- licensing only one cable operator to provide both cable television and telecommunications services in any one franchise area; and

    -- not subjecting cable television/telephony providers to government price control while subjecting BT to certain pricing restrictions.

  The favorable characteristics, as listed above, of the United Kingdom cable television and telecommunications industry have spurred a rapid buildout of infrastructure and a growing consumer acceptance for cable/telephony providers' services, as evidenced by the increase in the number of homes passed by cable networks and by the increase in customers subscribing to their services.

  However, the cable/telephony and telecommunications industry has a limited operating history in the United Kingdom. Although initial acceptance of cable/telephony services provided by the Company has been encouraging (see "-- Operating Results" above), the Company is unable to predict with certainty how consumer demand for its services may develop over time. The Company's future revenue growth depends in large measure on (i) the development of significant consumer preference for cable television over other types of in-home entertainment and (ii) customer acceptance of the Company as an attractive alternative to its competitors as a provider of telephone and other telecommunications services. See "--Competition." In addition, since December 31, 1994, the Company has, through the acquisition of the Northern Ireland and Gwent and Glamorgan franchises, increased the total number of homes in its franchises by almost 50%. The Company's future success will depend on customer acceptance of its services and its ability to extend its brand name in these new franchise areas. The inability of the Company to generate demand for its services would have a material adverse effect on the Company.

 Choice of Programming

  The demand for cable entertainment services is a function of both over-the-air signal reception quality and alternative programming availability. While signal reception in the United Kingdom has been considered adequate for the majority of television households, the increasing availability of cable and satellite programming provides an attractive alternative to limited over-the-air programming and VCRs. The Company believes that the number of alternative programming channels potentially available to cable and satellite subscribers has increased from approximately 10 in 1985 to more than 50 currently. The ability of cable operators to offer a wide range of films, sports, news and special interest channels not previously available is expected to increase demand for cable television services. The Company continues to review CableTel's channel offerings and is currently evaluating and assessing the repackaging of the channels it offers in certain of its Regional Areas. Future legislation and, in particular, the legislation that may be enacted to implement certain EU Directives may, however, reduce the range of available cable and satellite programming--see "Regulation--CableTel--European Union Legislation--Television Services."

  BSkyB is the leading supplier of programming to direct-to-home DTH and cable television operators in the United Kingdom. The Company believes that BSkyB has acquired this market position primarily because it is the exclusive supplier of certain premium programming, including, in particular, certain premium movie channels and live English Premier League soccer matches. The Premier League television rights are now the subject of bids by BSkyB and at least two other rival consortia because BSkyB's five-year agreement with the Premier League expires following the 1996/97 season. The rivals are (i) a consortium comprising Carlton Communications and the Mirror Group; and (ii) United News and Media (possibly, with another large United Kingdom media operator). Negotiations are to commence in June 1996. BSkyB has responded and has proposed a joint venture with the Premier League under which the Premier League would be offered a percentage of subscription revenues of Sky Sports channels.

  BSkyB currently provides CableTel with eight channels on a non-exclusive basis. BSkyB also offers this programming (together with additional programming) to its DTH satellite customers in competition with CableTel and other cable operators. Other services are available to both the DTH market and cable system operators because such services utilize the same Astra satellite system as the BSkyB channels. Certain programming, such as that provided by the BBC and other terrestrial broadcasters, is available to CableTel and other cable operators without charge.

  CableTel, like many other cable operators, obtains most of its programming through arrangements with BSkyB and other programming suppliers which are not reflected in signed written agreements. To date, CableTel has not had a formal contract with BSkyB, although it has been in discussions with BSkyB for some time. There can be no assurance that CableTel will be able to enter into a definitive agreement with BSkyB, that the terms of such definitive agreement will not be less favorable to the Company than the current arrangement, or that BSkyB will continue to supply programming to CableTel on reasonable commercial terms or at all. See "Risk Factors--Limited Access to Programming."

  In May 1995, BSkyB announced that it had entered into separate program supply arrangements with the two largest cable operators in the United Kingdom which, taken together, control approximately 40% of homes under franchise in the United Kingdom. One of the immediate consequences of these agreements has been to make it substantially less viable for other cable operators (including the Company) to reduce their dependence on BSkyB as the principal source of programming supply by developing, through cooperative ventures among cable operators, their own PPV services, sports or movie channels and cable-exclusive programming. See "Risk Factors--Limited Access to Programming."

 Consolidation, System Size

  As of January 1, 1996, 140 continuing licenses had been awarded by ITC and DTI covering approximately 17.8 million out of the 22.6 million television households in the United Kingdom. Of these licenses, five groups (including the Company) own over 73% of the licensed households in the United Kingdom on a net equity basis. The largest operators in the industry include 10 North American cable television and telecommunications companies such as Tele-Communications, Inc., Comcast, Jones Intercable, US WEST, NYNEX, Southwestern Bell and Bell Canada. Events such as the TeleWest--SBC Cablecomms merger, TeleWest's purchases of the Post-Newsweek properties in Scotland and its purchase of Flextech, the formation of Bell Cablemedia, and General Cable's purchases in Birmingham and Yorkshire, and Le Group Videotron's announcement of its decision to market its 56% controlling interest in Videotron Holdings Plc each point to continued consolidation in the United Kingdom cable/telephony industry.

  The Company believes the average cable television system in the United Kingdom, including the Company's systems, is significantly larger than the typical United States system. Licenses granted to cable television operators in the United Kingdom average over 100,000 homes per license versus a United States average of below 10,000 homes. These licenses may be further aggregated for operating purposes to create regional systems, which permit significant economies of scale in construction, operation and marketing. The large number of households covered by its licenses will enable the Company to centralize facilities for cable and telephony services, focus on regional programming and advertising for its cable services and improve telephone operating margins through reduced access charges resulting from carrying more calls which are originated and completed within each license area.

 Technology

  The decreasing costs of fiber optic and digital compression technologies have made the deployment of a single integrated distribution network for voice, video and data services technically and commercially feasible. Such a network becomes economically feasible when, as in the United Kingdom, the operator has a "new build" opportunity and the ability to generate the multiple television, telephone and telecommunications revenue streams such a network is capable of providing.

  The main benefits of fiber in place of coaxial cable in the network result from its smaller size, greater capacity, increased functionality, and its lower power and amplification requirements. The above factors combine to lower installation and maintenance costs, increase service offerings and increase the quality of those service offerings. Network capacity will be increased by digital compression which, when introduced into the Company's systems, will allow the combination of several video signals into the capacity previously utilized by a single video channel.

  The above factors combine to allow the provision of a new, truly broadband, two-way network in the United Kingdom without the capacity bottlenecks currently experienced in traditional copper-pair telephone networks, or coaxial-only cable television networks. These "last mile" bottlenecks can occur in several ways. In a traditional coaxial cable television network, relatively high signal loss necessitates the use of amplifiers which increase distortion and reduce picture quality and channel capacity. In a traditional telecommunications network, the twisted-pair copper wire that connects a subscriber's premises to the nearest switch is not capable of carrying sufficient data to provide video and other advanced services. In addition, in the United Kingdom, lack of adequate duct capacity for additional wiring by existing telephone providers places further limits on providing service.

COMPETITION

 Historical Overview

  Historically, the use of telephony or cable networks to provide a full range of telecommunications services was restricted by the telecommunications policy of the United Kingdom Government. From 1912 through the early 1980's, the United Kingdom General Post Office ("GPO") was the monopoly supplier of telephone services throughout the United Kingdom, with the exception of a few municipalities. In 1981, BT assumed the responsibilities of monopoly telephone supplier from the GPO. The process of privatizing BT commenced in 1984 and was completed in July 1993.

  In 1984, Mercury was granted a license to compete with BT. At that time, the United Kingdom Government established a policy (the "Duopoly Policy") that it would not license operators other than BT and Mercury to provide fixed-link national and international public telecommunications services before November 1990, when it would commence a review of the Duopoly Policy (the "Duopoly Review") and competition in the United Kingdom telecommunications market generally.

  The Duopoly Review was completed in 1991, and, with its enabling regulations, represented a fundamental turning point in the telecommunications industry in the United Kingdom. In effect, cable licensees and others were granted the authority to provide all forms of wired telecommunications services other than international telephony. Since the Duopoly Review, the terms on which cable operators may require BT, Mercury or another PTO to interconnect with them have been significantly improved.

  Since the Duopoly Review, BT has remained the dominant provider of fixed link telephony services for businesses and residences in the United Kingdom, and Mercury has continued to offer long distance and international services and has attempted to gain market share in the business telecommunications market. During this period, cable/telephony services providers found increasing levels of subscriber interest in their telephone services.

  Historically, regulation had been an impediment to the development of cable television in the United Kingdom. Importantly, non-EU entities were reluctant to invest in cable operations in the United Kingdom since they were barred by regulation from acquiring majority interests in CATV licenses. Regulations also gave longer licenses to cable operations choosing a "switched star" architecture (primarily utilized in the United Kingdom) over the more traditional "tree and bush" architecture utilized in other markets. In addition, the United Kingdom investment community was reluctant to invest in CATV operations as a result of the high capital expenditure required to fund the early stages of cable system construction combined with a high corporation tax rate and the abolition in 1986 of a tax credit for certain capital investments.

  The broadband cable television industry began in the United Kingdom in 1983 when the government began awarding pilot cable television licenses. However, industry expectations that an adequate supply of programming would become available to cable operators in the mid-1980's were overly optimistic. In addition, many of the pilot systems were built with unproven technology and had serious difficulties in providing high quality and reliable signals. The management of these early systems had little cable experience and had minimal resources to tap. The result was a very poor experience by the British investment community. Non-British investors have taken the lead in developing the cable/telephony industry in the United Kingdom over the past five years. These investors had significant experience in developing, constructing and operating cable television, telephone and telecommunications systems.

 Cable Television Services

  In each cable license area within the United Kingdom, it is currently the ITC's policy that only one license to provide cable television services be granted.

  The Company's television systems currently compete with the four United Kingdom terrestrial channels, being BBC 1, BBC 2, Channel 3 and Channel 4. BBC 1 and BBC 2 are "public" channels regulated by government charter, and are funded by a license fee levied on all United Kingdom homes with a television and receiver and do not sell advertising. The commercial television services of ITV (Channel 3) and Channel 4/S4C operate under licenses granted in accordance with the Broadcasting Act 1990. Except in the case of Channel 4/S4C which is provided by a statutory corporation, the ITV licenses are awarded by the ITC by competitive tender. ITV and Channel 4 are regulated by the ITC. Channel 4 and the breakfast time service on ITV is provided on a national basis. Otherwise, ITV licensees are appointed specifically to serve regions, namely the 15 licensees which provide services to 14 regions in the United Kingdom, the Isle of Man and the Channel Islands, with two of these licensees serving London for different periods of the week. Both ITV and Channel 4 derive their revenues principally from advertising sales and the sale of programming to other broadcasters.

  In addition to these four existing terrestrial channels, in October 1995 the ITC announced the award to Channel 5 Broadcasting Limited of the only national Channel 5 license under the Broadcasting Act 1990, which will open the way for a fifth television channel broadcasting on UHF and serving approximately 70% of United Kingdom households. The Channel 5 licensee will be permitted to choose to make the service available using cable and satellite distribution. It is unlikely that the service will start before 1997. The detailed programming content for Channel 5 is, as yet, unknown.

  Although the current terrestrial channels are perceived by the public as providing high quality programming, due to the limited amount of air time available to them and the commitment required from them to provide a wide diversity of programs, they are unable to dedicate a significant amount of air time to films, sports or other thematic programming. As of January 1996, approximately one-third of all viewing in homes with cable television or satellite services was of cable or satellite channels which the Company believes shows a willingness of many consumers in the United Kingdom to pay for such additional programming.

  The Broadcasting Bill (which is likely to receive royal assent in July 1996) will establish the structures for the provision of DTT broadcasting. It is anticipated that licenses will be issued for 6 multiplex providers (although one company may hold more than one multiplex license), each providing 3 digital channels, and that licenses will be issued for program service providers to provide, by contract with the multiplex provider, services for transmission of those channels, and that the existing terrestrial television operators will be offered guaranteed digital channels. It is unlikely that the services will be available before 1997. The Broadcasting Bill will also relax many of the current restrictions relating to ownership of United Kingdom television broadcasters.

  CableTel's cable television systems also compete with other methods of delivering television signals to the home for a fee, such as DTH or satellite master antenna systems ("SMATV"), which is generally limited to 1,000 homes served by a single headend on a single (or two adjoining) building(s). The extent of such competition depends upon the number and quality of the signals available by direct antenna reception as compared to the number and quality of signals distributed by the cable television system. Pay-television and PPV services will compete to varying degrees with other communications and entertainment media, including DTH services, home video, movies and live theater. In particular, the availability of recently released theatrical movies on videocassettes may affect the degree to which the Company is able to sell pay television and PPV services to subscribers.

  As an alternative to CATV, DTH satellite receivers, together with appropriate descrambling equipment, are used by individuals and commercial establishments to receive various programming services from DTH systems. There are an aggregate of approximately 3.6 million DTH subscribers compared to approximately 1.7 million broadband cable subscribers throughout the United Kingdom. BSkyB offers DTH television to its subscribers who must purchase or rent a satellite receiver and satellite dish. The dishes receive signals from the SES-Astra satellites, which carry the BSkyB channels and other popular programming services. BSkyB is proposing to launch a digital satellite service in its next financial year (July 1997 to June 1998) either by itself or in conjunction with partners including, possibility, BT (see "--Residential Telephone Service"). In order to receive digital Satellite Services customers will be required to purchase a digital "set-top" converter to receive the signals. Customers of cable operators will be able to receive digital satellite programming from their cable operator using their existing equipment (subject to capacity restrictions).

  The BBC has recently outlined its programming plans for its proposed DTT service. The service will be offered in wide screen format with CD-quality sound. Programming will comprise a 24 hour news channel and additional regional news services. Further channels would be available on a subscription basis and will carry popular general entertainment utilizing the BBC's considerable archive resources in addition to thematic channels devoted to art, drama, science, wildlife and education. The BBC has stated that programming would always be offered on the BBC's two terrestrial channels (or the digital free-to-air equivalent) before being shown on subscription channels.

  CableTel's ability to make a competitive offering of cable television services is dependent on CableTel's ability to contract for and obtain access to programming at a reasonable cost. While various sources of programming are available to cable system operators in the United Kingdom, BSkyB is currently the most important supplier of cable programming and the exclusive supplier of certain programming. BSkyB also competes with the Company by operating a DTH satellite service that provides programming, including programming that is also offered by the Company, to approximately 3.6 million subscribers in the United Kingdom. BSkyB's programming is important in attracting and retaining CATV subscribers and, in the absence of more alternative programming sources, BSkyB may be able to set and raise prices for its programming without significant competitive pricing pressure. No assurance can be given that BSkyB will not exploit its dominant market position in a manner which may have a material adverse effect on the Company's operating results. See "Risk Factors--Limited Access to Programming."

  PTOs such as BT and Mercury were restricted from holding licenses to provide cable services until March 31, 1994, other than through affiliates of PTOs. Since March 31, 1994, PTOs may apply in a public competitive bid process for cable licenses in respect of areas of the United Kingdom that have not already been licensed. This position may be changed by further regulations according to changes in policy of relevant United Kingdom Government authorities. Any change in policy could have a material adverse effect on the Company. To the Company's knowledge, no PTO has applied for an LDL in its own right but certain companies associated with BT and Mercury hold licenses to provide cable systems outside CableTel's system areas.

  Following the Duopoly Review, the United Kingdom Government stated that its policy was not to allow national PTOs to convey national broadcast entertainment services in their own right over existing telephone networks until March 2001 for delivery to residential subscribers. However, the Government indicated that this restriction may be reviewed by the Director General of Telecommunications as early as March 1998 with a view to lifting this restriction. In February 1994, in a letter to the Cable Communications Association, and again in a Command Paper issued in November 1994, the Government reaffirmed its policy on this matter. The United Kingdom government opposition party, the Labour Party, however, has stated its intention to review these restrictions if it is elected to Government at the next general election (which be held no later than May 22, 1997) by permitting a gradual program of entry of national PTOs into cable franchise areas from 1998 with full and open competition in all franchise areas in 2002. This would effectively give all cable operators at least six years to complete the construction of their networks and coincides with the United Kingdom Parliamentary Select Committee's recommendations.

  On September 29, 1993, the ITC issued a statement pursuant to which it (supported by OFTEL and the DTI) took the position that BT and other PTOs were not prevented from providing video on demand services under their existing telecommunications licenses. While BT and other PTOs are prohibited from providing residential CATV service, they are not precluded from providing video on demand service to businesses and educational institutions. Video on demand services involve the transmission of an individual entertainment program to a single household in response to such a request. BT is testing a pilot video on demand service--BT Interactive TV--that offers movies, TV, music, education and home shopping and banking to 2,500 residents in Colchester. BT is also testing video on demand on a smaller scale in its Westminster franchise. The Company believes that in order for BT to offer video on demand services on a national or large regional basis, BT may be required to make substantial investment to upgrade its existing telecommunications switches and to install video distribution facilities and subscriber decoder boxes and that it is unlikely that BT will offer video-on-demand on a national basis until towards the end of this decade. In addition, BT has still to establish what services it will offer commercially and the prices for the services. However, since the Company cannot assess the commercial feasibility of BT offering video on demand services, no assurance can be given that video on demand will not provide substantial competition to the Company within its markets in the United Kingdom in the future.

  The Company believes that CableTel will compete effectively in the provision of CATV services for the following reasons:

  . Channel Capacity. Its network will be capable of delivering a greater number of channels than terrestrial services;

  . Customer Service. It will emphasize customer service through local management of billing information, management, operational and control systems;

  . Aesthetics. In order to receive BSkyB services directly from BSkyB, a satellite dish must be purchased and installed by each subscriber. Satellite dish reception requires a "line of sight" to the satellite and, as such, may be difficult in multiple dwelling units or within cities. Some local governments, such as Glasgow, discourage the installation of satellite dishes on government housing. Satellite dishes are generally considered to be aesthetically displeasing; and

  . Network Architecture. Its network architecture provides several benefits as compared to DTH satellite television reception, including: interactive two-way capability, de minimus delay when changing channels (versus a noticeable delay in DTH) and easy, inexpensive hookup of a second television.

  The full extent to which other developing media will compete with CATV systems may not be known for several years. There can be no assurance, however, that existing, proposed or as yet undeveloped technologies will not become dominant in the future and render cable television systems less profitable or even obsolete. The Company endeavors, however, to monitor closely all relevant technological developments and to position itself to remain competitive.

 Residential Telephone Services

  BT is the Company's principal competitor in providing local residential telephone service. Since it is the only end-to-end provider of telecommunications service in the United Kingdom, BT is a formidable competitor to the Company in providing both business and residential telephone service. According to OFTEL, at December 1995, nearly 95% of all United Kingdom residential telephone exchange line customers were customers of BT. The Company's growth in telecommunications services depends, therefore, upon its ability to convince BT's customers to switch to the Company's telecommunications services. The Company believes that price is an important factor influencing the decision of United Kingdom customers to switch to a cable telecommunications service. BT has introduced price reductions in certain categories of calls and due to regulatory price controls BT is expected to make further reductions in its telecommunications prices. Accordingly, although the Company intends to remain competitive, in the future it may be unable to offer residential telecommunications services at rates lower than those offered by BT. In such case, the Company may experience a decline in its average per line residential telecommunications revenues and may not achieve desired penetration rates. There can be no assurance that any such decline in revenues or penetration rates will not adversely affect the financial condition and results of operations of the Company.

  In addition to BT, other telecommunications competitors which may have substantially greater resources than those of the Company could prevent the Company from increasing its share of the residential telecommunications market. AT&T U.K. was awarded a PTO license in December 1994 and has announced an intention to enter both the business and residential markets. In addition, IONICA is expected to begin offering telecommunications services throughout the United Kingdom in the residential network via a fixed radio network in May or June 1996. IONICA announced in November 1995 an arrangement with Scottish Telecom, a subsidiary of Scottish Power PLC, whereby Scottish Telecom will provide IONICA's service in Scotland. Liberty Communications Limited, the U.K.'s other licensed wireless local loop operator, is expected to launch its residential telephone service in late 1996. In addition, on February 8, 1996, the DTI awarded two national licenses to operate radio fixed access services in the 2 GHz band. These new licenses will enable the two licensees, BT and RadioTEL Systems, to provide telecommunications services to customers living in defined remote rural areas mainly in Scotland, Wales and Northern Ireland and create potential additional competition for the Company's residential telephony services in certain remote rural areas of the Company's Northern Ireland franchise.

  CableTel also competes with mobile networks such as those provided by Telecom Securicor Cellular Radio Limited (marketed under the name "Cellnet") (in which BT has a 60% interest) and Vodafone Group Plc ("Vodafone"), and with personal communications networks such as those provided by Mercury (marketed under the name "Mercury One-2-One") and Microtel Logic Limited (marketed under the name "Orange"). This technology could grow to become a competitive threat to the Company's networks, particularly if call charges are reduced further on the mobile networks. However, the NTL's Radio Communications Division should enable the Company to benefit from these technologies. For example, NTL recently signed a five year coverage contract with Orange which is expected to generate revenues of (Pounds)1 million per year and has been commissioned by NTL to assist in the design and planning of mobile radio sites for the Mercury One-2-One network. See "--NTL's Business--RadioComms." There can be no assurance, however, that the Company will be able to completely mitigate competition from BT or such other telecommunications operators.

  The Company believes that it has a competitive advantage in the residential market because of its ability to offer integrated cable telephone, television and telecommunications services and dual product packages designed to encourage customers to subscribe to both services. Giving low income households the ability to better manage their telephony expenditure has given such customers the confidence to use a telephony service. The Company achieves this by offering value added services such as call barring to international services, premium rate or national calls, itemized billing, a low monthly rental and significantly cheaper average calls. The Company's research indicates that the ability to manage telephony expenditure more effectively, combined with low call charges, will also increase confidence among those who already use a telephone, and will encourage them to make more and better use of the Company's telephone services. However, there can be no assurance that this competitive advantage will continue. BSkyB is currently marketing telecommunications services on behalf of BT, which enables BSkyB's customers to earn additional discounts on BT's residential telecommunications volume discount plans. In addition, it is reported from time to time that BT and BSkyB are discussing the formation of cooperative arrangements. For example, recent press reports have indicated that the two companies are in advanced discussions regarding the formation of a joint venture to promote digital satellite television and interactive services in the United Kingdom. Given the respective market positions of BT and BSkyB, the Company believes that, if the two companies successfully combine their respective marketing strengths, the resulting combination may provide significant competition to cable operators including CableTel. At present, however, it remains to be seen whether cooperative arrangements, such as the proposed joint venture, can be established successfully. Based on recent press reports, the Company believes that significant issues remain to be resolved between the parties. The Company cannot currently predict the effect that competition from joint BT/BSkyB ventures would have on CableTel's business until further details are available as to how it is proposed that these and other issues are to be resolved.

 Business Telecommunications Services

  BT is also the Company's principal competitor in providing business telecommunications services. In addition to BT, the Company competes with Mercury, which is a subsidiary of Cable & Wireless plc, Energis, which is a subsidiary of the National Grid Company plc. The Company competes with Scottish Telecom in Scotland and with other companies that have recently been granted telecommunications licenses such as MFS Communications Limited. In the future, the Company may compete with additional entrants to the business telecommunications market, such as AT&T U.K. Most of these competitors have resources substantially greater than that of the Company, and there can be no assurances that the Company will be able to continue to compete successfully with such competitors in the business telecommunications market. On February 9, 1996, the DTI announced the award of three licenses to NTL, Mercury and IONICA and Scottish Telecom to operate radio fixed access services in the 10 GHz band throughout the United Kingdom (each, an "RFA license"). The RFA licenses permit the licensees to provide advanced digital business telecommunications services, such as ISDN, to small and medium sized businesses more quickly and at a lower cost than those services provided by other cable operators which must rely on networks constructed underground.

  The Company believes that it will be able to compete effectively against BT and Mercury and the other PTOs by emphasizing local customer service, local account management, higher quality technical service, additional calling features and lower prices. Examples of the Company's planned competitive strategies include:

  . exploiting the Company's information, management, operational and control systems to gather detailed knowledge of local market trends and preferences and to provide improved localized customer service;

  . developing product portfolios and prices tailored to meet local market needs and developments as they arise;

  . utilizing modern network infrastructure, employing modern digital switches and substantial fiber optic plant which provides customers added value services, for example, in the form of a remotely managed network which can identify and isolate switching problems;

  . providing business customers with special services and facilities including high capacity, private circuit digital lines (2 megabits and above), Internet access, CENTREX services, Virtual Private Networks and freephone services (0800 service);

  . taking full advantage of number portability which is expected to aid the migration of telephone subscribers, particularly business customers, to cable operators and away from BT; and

  . fully exploring the commercial feasibility of deploying advanced digital telecommunications services to small and medium sized businesses throughout the United Kingdom by means of radio fixed access pursuant to NTL's RFA License.

 Data Communications Market

  The data communications market is showing much higher rates of growth than the United Kingdom telephony market, and is, in turn, driving the demand for increased high quality, high capacity ISDN services. According to a recent report by a United Kingdom consultancy firm, the overall value added data market in the United Kingdom will grow at a rate of 21% per annum until the end of the century. Particular elements of the market are expected to grow at much higher rates. According to the same report, the total value added data communications market is predicted to reach (Pounds)2.05 billion by 2000, equivalent to 15.5% of the voice telephony market. By comparison, the equivalent ratio in 1995 is approximately 8%. Established data services, such as electronic data interchange ("EDI") and e-mail are, according to the above-mentioned report, expected to experience continued growth, with EDI revenues increasing by 19% per annum and e-mail experiencing 33% growth. Data network services are expected to continue to grow at 11% per annum, although they will account for a diminishing portion of service providers' revenues.

NTL

  NTL provides broadcast and broadband transmission and communications services in the United Kingdom. NTL's origins date back to the mid 1950's when as part of the Independent Television Authority ("ITA"), the predecessor of IBA, NTL designed and built the transmitter network for the United Kingdom's first commercial television service, ITV. Until its privatization in 1991, NTL concentrated on building and operating major broadcast networks.

  Since its privatization, NTL has diversified beyond its core business and entered into the telecommunications and radio sectors, by using a national infrastructure of transmitters. NTL now provides terrestrial television transmission and independent radio signal transmission, operates a national broadband microwave communications network which it uses to provide trunk services to telecommunications companies, commissions and maintains emergency service radio systems, leases and manages cell sites for wireless telephony operators, operates satellite earth stations that uplink video, audio, voice and data signals to satellites and designs and builds studio and broadcast facilities.

  NTL is composed of four business divisions: Network Services, Telecom Services, RadioComms, and Nexus International.

NETWORK SERVICES

  NTL's Network Services provides television and radio broadcasters with broadcast services. This division designs, installs, operates and maintains new transmitter networks and has a spectrum planning service which uses NTL software to plan the coverage of television and radio networks. It operates a national infrastructure in the United Kingdom of over 2,000 transmitters which deliver broadcast signals for ITV, Channel 4, S4C, Teletext and many of the United Kingdom's independent radio broadcasters. In addition, NTL has recently been awarded a ten-year contract to build the transmission system and broadcast the signal for Channel 5, the United Kingdom's third independent television channel.

  Currently, four channels are transmitted to United Kingdom homes via terrestrial transmission: BBC 1, BBC 2, Channel 3 and Channel 4/S4C. Channel 5 is expected to be launched as the United Kingdom's fifth over-the-air television channel in 1997. NTL has contracted to transmit a reliable, high quality signal to homes throughout the United Kingdom for the independent television companies (including, if and when launched, Channel 5). BBC Transmission, a division of the BBC, has a similar relationship regarding the transmission of BBC 1 and BBC 2. However, OFTEL regulates the price which NTL can charge for transmission of Channel 3 and Channel 4/S4C. Channel 5 is not currently subject to this regulation. See "Regulation--NTL--Price Cap Review." In addition to transmission services, NTL continuously markets added value services to its existing television customers including additional monitoring services, reserve system services and contribution/distribution services.

  NTL offers a range of services to radio broadcasting licensees in the United Kingdom including target service area planning; site location, integration and construction; and equipment selection, procurement, operation, monitoring and maintenance. NTL offers total broadcast contract services ("TBCs"), where it designs, builds, owns and maintains the operator's transmission facilities, and facility management contract services ("FMCs"), where it maintains customer-owned equipment and administers the operation of the transmission service. It maintains over 50 TBCs and 40 FMCs. Classic FM is one of two national independent radio networks served by NTL. In 1994, NTL was successful in winning eight-year transmission contracts with all of the five new independent regional radio licensees who commenced service in 1994. NTL also renewed, for periods of up to ten years, all but one of the 24 expiring contracts of NTL's existing customers.

  In 1995, NTL's Network Services division had total revenues of approximately
72.1 million pounds or approximately 66% of NTL's total revenues.

TELECOM SERVICES

  The Telecom Services division includes NTL's telecommunications and satellite services groups.

  NTL first entered the trunk communications business in 1993 by building digital networks for Westcountry TV, Yorkshire Tyne Tees Television, Anglia Television and S4C to link their independent studio facilities with NTL's transmission facilities. In 1994, NTL broadened the scope of this business by expanding into competitive trunk communications when it commissioned a network to link Vodafone's main cellular telephone exchanges. This network employed Synchronous Digital Hierarchy ("SDH") technology and was the first of its kind in the United Kingdom. NTL has since expanded its network's geographic scope and capacity, increased its share of Vodafone's traffic and added a number of new customers including Orange, the Civil Aviation Authority and Birmingham Cable. The Telecom Services division builds and operates digital networks covering capacities of 2 Mbit/sec. to 155 Mbit/sec. for customers, and provides managed bandwidth for video, audio, voice and data signals to various regions of the United Kingdom. The infrastructures of the networks are separate from BT and Mercury and are capable of delivering national long distance services in the United Kingdom.

  NTL also offers a range of satellite uplinking services including uplinks for a variety of entertainment channels to a number of satellites including ASTRA 1C, Intelset, Eutelsat and Orion, and an international gateway service which is capable of providing long distance and corporate communications. NTL provides connections to a number of satellites for clients requiring video, voice digital audio and data services. Customers include CBS, United Artists, Turner-Broadcasting Systems and Virgin. NTL operates two teleports, in Winchester and Croydon, and is currently building a third teleport in central London, providing uplink services to a number of United Kingdom cable television programming suppliers. In addition, under the terms of its contract with Channel 5 Broadcasting, NTL expects to distribute the Channel 5 program signal to the terrestrial transmission network via satellite links. This service is traditionally provided via terrestrial links secured from BT, NTL or another telecommunications services provider.

  In 1995, the Telecom Services division had total revenues of approximately
6.6 million pounds or approximately 6% of NTL's total revenues.

RADIOCOMMS

  RadioComms offers the provision of infrastructure and support services to customers with "mission critical" communication needs. RadioComms is involved in two main activities--mobile communications maintenance support and facilities leasing. RadioComms includes the business operations of DTELS, the emergency services communications business that NTL acquired from the Home Office of the United Kingdom Government in 1994. DTELS handles a significant portion of the radio installation and maintenance market for the police and fire services in England, as well as other customers such as HM Prison Service, HM Coast Guard, British Rail, county councils and a number of utilities. This business has grown in the two years following DTELS' acquisition.

  In addition to network maintenance, RadioComms provides a range of installation and commissioning services for new network design and build projects. NTL has recently been engaged by Ericsson to assist in the design, planning and procuring of mobile radio sites for the Mercury One-2-One mobile telephone network in the United Kingdom. The contract also takes advantage of the facility leasing capabilities which constitute the second part of NTL's RadioComms business. Facility leasing involves the leasing or licensing of space on the NTL television masts to other telecommunications providers such as Orange, Vodafone, Mercury and several cable telephony operators.

  In 1995, RadioComms had total revenues of approximately 28.7 million pounds or approximately 26% of NTL's total revenues.

NEXUS

  Nexus is NTL's broadcasting systems design division, specializing in services associated with the design and construction of radio and television studio centers and technical facilities. These services include installation, commissioning, equipment procurement, training and consultancy for projects ranging from production and post production studio facilities to full turnkey systems involving transmitter network planning and installation. Nexus was responsible for designing and constructing the international broadcast facility for NBC at the Barcelona Olympic Games. Nexus also designed and built a 60 channel digital audio play-out center for Music-Choice-Europe, a digital music supplier which is uplinked by NTL's Telecoms division and distributed throughout Europe by satellite.

  In 1995, Nexus had total revenues of approximately 2.0 million pounds or approximately 2% of NTL's total revenues.

REVENUES RECEIVABLE UNDER CONTRACTS

  NTL generates a relatively reliable stream of revenues as, at present, it is the sole provider of television transmission services to ITV, Channel 4 and S4C. The Company believes NTL is well-positioned to increase these revenues in the future as the transmission provider for the new Channel 5 signal and, possibly, DTT signals. The table below summarizes the projected total value of NTL's currently contracted revenues from January 1, 1996 through December 31, 2002, based on 1995 prices. In some cases, the actual revenues may increase or decrease in line with changes in the RPI and adjustments made to reflect the final outcome of the Price Cap Review.

                                                                  FORWARD ORDER
                                                TYPICAL LENGTH    BOOK 1996-2002
BUSINESS                                        OF CONTRACTS(1)   (IN MILLIONS
                                                                    OF POUNDS)
Network Services(2)............................   6 to 10 years    461
Telecom Services(3)............................    5 to 8 years     58
RadioComms.....................................   3 to 15 years    139
Nexus..........................................         5 years      1
                                                                   ---
Total..........................................                    659

- --------
(1) Typical length of contracts is the typical term of a contract for the service indicated from the date on which it is signed.
(2) Network Services is comprised of television service contracts with a typical length of 6 years, each of which expire in 2002 and radio service contracts with a typical length of 6 to 10 years.
(3) Telecom Services includes satellite service contracts, the typical length of which is 5 years.

  The foregoing table includes projections of the expected approximate revenues receivable by NTL pursuant to its existing contracts; in reviewing the information presented in the table it should be kept in mind that actual revenues received by NTL may differ materially from those projected in the table. These projections were based on various factors and were derived utilizing several assumptions. Important assumptions and other important factors that could cause actual revenues to differ from those indicated in the table include, among other things, general economic conditions, the regulatory regime prevailing from time to time, NTL's adherence to the construction, service and other obligations of such contracts, absence of labor or weather difficulties, absence of defaults, particularly payment defaults, by the counter-parties to such contracts or the termination or non-renewal of such contracts. The Company assumes no obligation to update this table to reflect actual revenues received by NTL, changes in assumptions or changes in other factors affecting the information presented. See "Risk Factors--The NTL Acquisition--Dependence Upon ITV and Other Contracts."

INDUSTRY AND COMPETITION

 Television Transmission

  Television transmission involves the conversion of audio and video signals created in television studios into UHF signals which are transmitted over-the-air to the receiving public. The United Kingdom terrestrial broadcast market is composed of two networks operated by the BBC and NTL. NTL currently transmits Channel 3, Channel 4/S4C and is expected to transmit the Channel 5 signal when Channel 5 begins broadcasting. The BBC transmits BBC 1 and BBC 2. Because NTL and the BBC control the tower sites and the transmission equipment for each of the television transmission networks respectively, the introduction of competition to these two transmission networks would depend on limitations such as availability of radio frequency spectrum, appropriate sites, environmental approach, financing and other similar factors. Subject to any relevant application of competition law, the Company does not anticipate that other operators would undertake the application of an analog terrestrial network in the existing terrestrial television market in the United Kingdom. NTL and the BBC are interdependent upon one another, as they share sites and facilities throughout the United Kingdom. This interdependence requires elaborate commercial arrangements that provide for site sharing. See "Risk Factors--The NTL Acquisition."

  Analog television transmission is effected through a network of transmitters located at 51 main sites and over 1,100 secondary sites throughout the United Kingdom. Of these sites, NTL is the owner, lessee or licensee of 23 main transmitting sites and approximately 600 other sites. The BBC is the owner, lessee or licensee of the remainder. On a substantial majority of sites, NTL maintains separate transmitters for ITV and Channel 4/S4C and the BBC maintains its own transmitters for BBC 1 and BBC 2. At most sites, the output from NTL and BBC transmitters is combined before being fed to a common aerial system. Where this occurs, the provision of the combining equipment, feeders and aerial system is the responsibility of the owner, lessee or licensee of the site.

  In general, the transmitters located at the main transmitting sites are those that are most important in terms of population coverage and output power. Where those transmitters are unable to transmit to areas of population directly, perhaps as a result of natural obstacles such as hills, they may be supplemented by transmitters at other sites. Those sites are generally referred to as relay stations. Relay stations receive the signal transmitted from other transmitter stations and re-transmit the signal for reception within local areas of coverage or by a further relay station.

 Radio Services

  Radio signals are transmitted throughout the United Kingdom by over-the-air analog signals. The radio transmission market is similarly divided between the license fee funded BBC and the national, regional and Independent Local Radio ("ILR") companies. ILR in the United Kingdom is characterized by the wide variety of companies responsible for its provision to local service areas. This has resulted in a more competitive market for radio transmission services than there is for television transmission services, as some local companies have chosen to develop their own local networks.

  The market for the transmission of independent radio is estimated at approximately 12 million pounds per annum of which NTL retains approximately 65%. NTL faces a continuous program of contract renewals with its ILR customers. Ownership of the ILR transmitters provides a clear benefit during negotiations, but the Company believes that NTL's focus on providing quality service is the key to its retention rate of over 90%. NTL has also bid successfully for the majority of new licenses awarded, including Classic FM, the United Kingdom's only national independent radio service that was tendered.

 Telecommunications Services

  NTL competes with British Telecom, Mercury and Energis for a portion of the United Kingdom's telecommunications market. NTL's networks can deliver capacity to customers with requirements from 2 Mbit/sec. to 155 Mbit/sec. providing managed bandwidth for data and voice signals. NTL's infrastructure is totally separate from other network providers which, when coupled with its expertise gained in delivering quality broadcast services nationwide, allows NTL to offer some of the highest levels of link performance in the United Kingdom.

 Satellite Services

  The satellite transmission market involves the provision of services whereby video or audio, voice and/or data signals are "beamed" from an "earth station" or dish to one or more satellite transponders and returned to a customer's receiving dish. The market for satellite services is competitive and expanding in scope and potential value. The Company estimates that video traffic currently comprises approximately 75% of the total market. Intra-European traffic in video uplinks is estimated by the Company to be approximately
39 million pounds with 10 million pounds originating in the United Kingdom. Of the latter figure, BT and NTL are estimated to have a market share of approximately 60% and 35% respectively (as of December 31,1995). NTL offers satellite services primarily in the broadcast and video distribution sector with customers including CBS, United Artists and Turner Broadcasting Systems. NTL has endeavored to secure the capital it deploys by contracting with customers for typically five year service agreements. NTL does not typically build or expand its satellite facilities until its customers are secured by such long-term contracts. Currently, NTL covers seven major satellites. The Company believes that NTL's existing earth station infrastructure and facilities, coupled with planned expansions may give NTL significant competitive advantages to new competition in this market segment.

 Radio Communications

  The Company estimates that the total United Kingdom market for radio communications maintenance services is currently approximately 75 million pounds annually of which NTL serves approximately 16%. In addition, this division provides services in the facilities leasing sector, and installs and commissions radio-based systems for third parties.

 Nexus

  There are only a few other companies in the United Kingdom providing services similar to Nexus and most of these are equipment manufacturers/suppliers and system specialists. Nexus' current share of the available market is estimated to be approximately 10%. Nexus operates on a relatively low cost base, employing only nine full time staff and expects capital expenditures to increase being directly linked to contracted revenue.

EMERGING OPPORTUNITIES

  The Company believes that NTL is well placed to take advantage of emerging opportunities in communications throughout the United Kingdom. NTL's workforce of over 450 engineers and 350 technicians combined with its existing national communications infrastructure should allow it to move quickly and take advantage of the following potential business opportunities.

 Network Services

  NTL has been involved in broadcast television since the 1950's when, as the engineering division of the ITA, NTL designed and built the television transmission system for the nation's first independent commercial television network. Since its beginnings, NTL has stayed at the forefront of technology. Its record of innovations include:

  .  pioneering UHF color television transmission in 1969;

  .  Europe's first mobile satellite uplink in 1978;

  . transmission of the United Kingdom's second national independent television signal, Channel 4, in 1982; and

  .  direct broadcasting via satellite in 1990.

  In addition, NTL was recently awarded contracts by Channel 5 Broadcasting to provide transmission and satellite distribution services. The Company estimates that the potential value of these contracts is approximately (Pounds)9 million per annum. NTL plans to launch broadcast services for Channel 5 in January 1997. The award of the transmission contract for Channel 5 will involve the construction of at least 33 transmission sites in 1996.
NTL has also agreed to distribute Channel 5's programming signal from the London studio to the various transmitters. This is intended to be facilitated through a satellite distribution network, uplinked from one of NTL's earth stations.

  The Company believes that NTL has currently positioned itself as one of the leading suppliers of Digital Audio Broadcasting ("DAB") services. In November 1995, NTL demonstrated the United Kingdom's first commercial radio DAB multiplex. Currently, NTL is engaged in an extended DAB marketing trial in London with the support of key radio customers, with pilot service due to run until February 1997. The Broadcasting Bill, which is expected to receive royal assent in July 1996, creates a licensing regime for digital terrestrial sound broadcasting and raises the prospect of full-time commercial DAB service, which will offer CD-quality radio for the first time. It is not yet known when this aspect of the Bill will come into force.

  Two potential developments are likely to alter the structure and scope of the United Kingdom's terrestrial transmission market during the next few years: the introduction of digital terrestrial broadcasting and the privatization of the BBC.

  The Company believes that, as NTL is currently the United Kingdom's only private sector provider of terrestrial broadcast television services to the independent television companies, NTL is likely to be well placed to take advantage of DTT. Although the development and implementation of DTT is subject to significant uncertainties, the Company anticipates that DTT will be an over-the-air broadcast service. NTL's tower facilities, national maintenance force and management team favorably position NTL as a provider of DTT broadcast services. As part of NTL's sale of its Advanced Products Division to DigiMedia Vision Limited ("DMV"), a subsidiary of News International, NTL entered into an agreement with DMV to develop the new digital decoder which would be required if NTL commenced DTT transmission. Furthermore, expected synergy with NTL's analog transmission business also makes NTL a likely low cost provider of DTT broadcast services.

  The United Kingdom Government has announced its intention to privatize the BBC's transmission business upon the expiration of the Royal Charter in December 1996. NTL has announced its intention to participate in the privatization. Such participation will depend upon, amongst other factors, NTL's assessment of the business case and whether such participation will be permitted by United Kingdom competition regulation. As NTL is currently the only other provider of national broadcast transmission services in the United Kingdom, the Company believes that NTL is well placed to bid for all or a portion of the BBC's transmission business. There is no assurance, however, that this will be the case, that NTL will bid or that any bid made by NTL will be successful or be allowed to proceed under United Kingdom competition regulation. Moreover, if one or more businesses other than NTL successfully bid for the BBC's transmission business, NTL may face significant competition. Although the details regarding the proposed privatization are not yet published, the Company anticipates that there will be some period before such buyers would be allowed to compete with NTL. There is no assurance, however, that this will be the case.

 Telecom Services

  The planned expansion of NTL's national digital network should allow NTL to offer state-of-the-art network alternatives for large carriers of data, including cable/telephony companies, as well as managed network facilities ensuring high levels of availability and service. To date, NTL has established contractual arrangements with Vodafone and Orange by extending its network and expanding capacity with the installation of fibre, the Company anticipates that NTL should be well positioned to participate in the competition for the provision of bandwidth as United Kingdom telecommunications usage continues to expand as carriers take advantage of new voice and data opportunities.

  The Company plans to integrate NTL's telecommunications network with CableTel's local networks by expanding NTL's network to Scotland, Northern Ireland and Wales. This will serve both the anticipated needs of CableTel's existing customer base as well as NTL's desire to enter its third phase of operation, as a nationwide wholesale telecommunications carrier. The Company believes the integrated network will offer other cable telephony operators a viable alternative to BT, Mercury and Energis in the provision of long distance services throughout the United Kingdom. In addition, NTL has recently had confirmation that it will be awarded a license to operate radio fixed access services at 10 GHz. The Company believes that this will greatly facilitate the development of its local access strategy for transmission.

  NTL also currently plans to continue to expand its presence in the market for satellite services, putting its third teleport on line in June 1996.

 RadioComms

  The major growth in the radio communications market over the next five years is expected to arise from the outsourcing of maintenance services by public and private network operators. NTL intends to target those with a national or wide area infrastructure. The facilities leasing market is expected to continue to grow with the expanding market for the provision of mobile and fixed wireless telephony services. The Company currently intends to continue to maximize the use of NTL's sites through effective marketing, provision of end-to-end services and its continued responsiveness to customer needs.

  NTL also plans to participate in the competitive tender for the provision of the new Public Safety Radio Communications Project ("PSRCP") which plans to provide a new state of the art network for essential services through the United Kingdom. It is likely that PSRCP will be financed under the United Kingdom Government Private Finance Initiative.

NETWORK AND SYSTEMS

 Network Services

  NTL's television transmission network consists of over 600 transmission sites, with towers ranging from five meters to nearly 400 meters. NTL's transmission tower at Emley Moor in Yorkshire is the United Kingdom's tallest free-standing structure at over 1,000 feet. These towers are complimented by other transmission sites and relay stations situated throughout the United Kingdom. In addition to the transmission sites held by NTL, NTL also shares sites held by the BBC, allowing it to complete its nationwide coverage. In all, NTL maintains over 2,000 transmitters, monitored from four regional centers and maintained by 22 strategically positioned service centers.

  NTL's transmitters range in size from a 2 watt repeater which serves a small village to 500 kilowatt main stations that cover large metropolitan areas. All of the transmitters are analog and can be divided into two categories, solid state circuitry and klystron tube. The klystron tube transmitters have been manufactured by Pye and Marconi, while the solid state units were manufactured by Harris, all reputable manufacturers of transmission equipment. Klystron tube-type television transmitters have useful life of 20 to 25 years, while the solid state transmitters can last well beyond this time frame. Solid state transmitters require less maintenance than klystron transmitters, but are not available in the high power capacity that is needed to cover the major metropolitan areas.

  The ITV UHF transmitters were first brought on line in 1969 as the earlier VHF transmitter system was being phased out. Nearly all of these transmitters have been subsequently replaced with newer models. NTL is completing the final stage of modernization of the ITV network and is currently preparing to upgrade certain of the Channel 4 transmitters which are approaching 20 years in service.

  Historically, NTL's capital expenditures have been dominated by the replacement of ageing transmitters, bringing new low power solid state re-transmission stations on line, and general maintenance activities. Some additional capital has been expended on upgrading systems to stereo sound, modernizing security with video cameras and installing new remote monitoring equipment, which allows NTL to monitor the principal transmitters from one control center.

  In addition, NTL has built and currently operates and maintains radio transmission facilities for a number of ILR operators. These facilities share components of NTL's national television network infrastructure.

 Telecom Services

  NTL's network was designed specifically for the high-volume telecommunications market in the United Kingdom and, as such, it incorporates many customer sites directly onto its main network. Expertise in designing and installing this network was gained through nearly 40 years of managing its television transmission network. The network is a SDH digital microwave network controlled from a national network control center. The network is configured in fault tolerant rings which allow one segment to fail and still keep the network in service. NTL uses Nera SDH Radio Link Digital Microwave radio systems on the network. Nera radios are installed on a combination of existing NTL structures and customer sites. NTL believes that its extensive experience in frequency planning and co-ordination ensures that all systems placed into service will be of the highest reliability. NTL is currently expanding the capacity of its network through the introduction of fiber on its core routes.

SUMMARY OF THE ACQUISITION

  The following summary of the terms of the acquisition of NTL and the financing of that acquisition does not purport to be complete and is qualified in its entirety by reference to the Acquisition Agreements (as defined below) and the NTL Facilities Agreements (as defined below), copies of which have been filed with the Commission as exhibits to the Company's Registration Statement on Form S-4 (File No. 333-1010) filed with the Commission on April 16, 1996.

  On May 9, 1996, an indirect wholly owned English subsidiary of the Company (the "Purchaser") purchased all the issued shares of NTL pursuant to an offer (the "NTL Offer") to all the NTL shareholders and optionholders made on May 8, 1996 in accordance with a deed of irrevocable undertaking (the "Undertaking") dated March 28, 1996, between the Company, the Purchaser and the directors and institutional shareholders of NTL.

  Pursuant to the Undertaking, the NTL Offer and a deed of adjustment (the "Deed of Adjustment"), the Purchaser paid the Initial Payment (approximately 204 million pounds) in cash at closing, and agreed to pay the Further Payment (approximately 35 million pounds, subject to reduction in accordance with the Deed of Adjustment), on or before the first anniversary of the closing of the acquisition. The Initial Payment was comprised of a payment of approximately 157 million pounds to NTL's shareholders and optionholders and payments of approximately 46.7 million pounds to repay NTL's bank indebtedness such that NTL was acquired free from existing bank indebtedness.

  In addition to the Initial Payment and Further Payment, the Purchaser is required to pay 17.1 million pounds (the "ACT Payment"), representing the estimated recoverable advance corporation tax previously paid by NTL, to

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the former NTL shareholders in October 1996. The ACT Payment corresponds to the amount of that advance corporation tax that is expected to be available for set off against NTL's liability for mainstream corporation tax for the period ended December 31, 1995 or reclaimed in respect of prior periods. The Purchaser's obligation to pay the ACT Payment is not, however, conditioned upon NTL's receipt of a tax credit of 17.1 million pounds or on the ability of NTL to set off 17.1 million pounds of advance corporation tax. The Purchaser has also assigned (to a trustee for the former NTL shareholders) NTL's rights to receive up to approximately 12.5 million pounds retained in an escrow account as security for claims against warranties given by NTL in respect of its sale of its Advanced Products Division in October 1995. The Company has guaranteed the Purchaser's obligations under the Undertaking, the NTL Offer and the Deed of Adjustment (collectively the "Acquisition Agreements").

  The Initial Payment was financed principally by bank loans under the terms of two secured loan facilities agreements (the "NTL Facilities Agreements") dated March 28, 1996 between the Purchaser, the Arranger and The Chase Manhattan Bank, N.A., as agent. Up to 165 million pounds is available pursuant to senior secured loan facilities (the "A Facilities") and comprised of (i) the Short Term Facility (of 50 million pounds), (ii) the Long Term Facility (of 90 million pounds), and (iii) the Revolving Facility (of up to
25 million pounds). The Term Loan Facilities were used to finance a portion of the Initial Payment and to refinance monies used to pay a portion of the Initial Payment including related acquisition expenses. The Revolving Facility is available until December 31, 1997 for capital expenditure and working capital purposes of NTL's group. Up to 2 million pounds of the Revolving Facility is available by way of standby letter of credits to guarantee overdraft and other working capital facilities made available by any clearing bank of the Purchaser. See "Description of Certain Indebtedness--the NTL Facilities--the A Facilities."

  The Chase Manhattan Bank, N.A. also made available to the Purchaser
60 million pounds under the Bridge Facility which was used to finance most of the remainder of the Initial Payment and acquisition costs and expenses. The Bridge Facility is secured by guarantees from the Company, OCOM Corporation, OCOM Sub I, Inc., OCOM Sub III, Inc., CableTel UK Group, Inc., CableTel (UK) Limited (the "ICTL Guarantees"), NTL and certain of its subsidiaries, and by second ranking fixed and floating charges over the present and future assets of the Purchaser (subject to certain exceptions), NTL and certain of its subsidiaries, subject to certain subordination arrangements. The Bridge Facility must be repaid in full by December 31, 1996. The ICTL Guarantees require that 62.5 million pounds be retained in an interest-bearing deposit account with the lender until the Bridge Facility is repaid. See "Description of Certain Indebtedness--The NTL Facilities--The Bridge Facility."

OCOM

  OCOM sells retail long distance services to cellular customers of AT&T Wireless, previously known as McCaw Cellular Communications, who chose the Company as their long distance service provider. The Company provides these services primarily through arrangements with other long distance carriers under tariff or contract. OCOM pays long distance companies a wholesale rate for these calls and bills its customers at a retail rate, thus earning a margin.

  In addition, pursuant to a contract between OCOM and the CCI/AirTouch Joint Venture, the Company through OCOM provides the CCI/AirTouch Joint Venture with cell site to switch and switch to switch private line transmission service over the Company's microwave facilities at competitive tariffed rates. The Company also offers tariffed private line transmission services to other customers. The equipment, facilities and services used to accomplish interconnections in and between cellular systems provided pursuant to a contract with the CCI/AirTouch Joint Venture are owned and maintained by OCOM but are located on towers owned by the CCI/AirTouch Joint Venture. At any time the CCI/AirTouch Joint Venture may (i) give OCOM a termination notice that such contract will terminate one year from the date of such notice or (ii) exercise a right to buy all of OCOM's equipment and facilities at a price equal to the replacement cost of all such equipment and facilities based upon a bona-fide third party price (subject to AirTouch receiving certain regulatory approvals including approval of the Federal Communications Commission (the "FCC") for such purchase).

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COMPETITION

  In the provision of long distance services, OCOM competes with such long distance companies as AT&T, MCI and Sprint, all of which have resources and experience far in excess of that of OCOM. In addition, OCOM competes with landline telephone companies and others for the continuation of the microwave transmission business it currently provides to the CCI/AirTouch Joint Venture. OCOM competes in both businesses primarily on the basis of service, quality and pricing. The Telecommunications Act of 1996 (the "1996 Act") will increase competition in the long distance and microwave transmission markets because it significantly liberalized restrictions on market entry. In particular, Bell Operating Companies are permitted to provide local and long distance services, subject to certain restrictions and conditions precedent in states where they also provide local telephone services. Moreover, public utilities and cable television companies are permitted to provide telecommunications services, including long distance, in some cases, through separate subsidiaries, and long distance companies will be able to enter into the local telephone markets.

GENERAL

RESEARCH AND DEVELOPMENT

  The Company's research and development activities involve the analysis of technological developments affecting its cable television, telephone and telecommunications business, the evaluation of existing services and sales and marketing techniques and the development of new services and techniques.

PATENTS, COPYRIGHTS AND LICENSES

  The Company does not have any material patents or copyrights nor does it believe that patents play a material role in its business. CableTel, NTL and OCOM are substantially dependent on the licenses and franchises granted by the legislative agencies which regulate their respective businesses, the loss of any one or more which could have a material adverse effect on the Company's business and financial condition. There are no material intellectual property licenses used by the Company the loss of which would have such an effect.

CUSTOMERS

  Except for the CCI/AirTouch Joint Venture, no customer accounted for more than 5% of consolidated operating revenue in the twelve months ended December 31, 1995 and no material part of CableTel's business is dependent upon a single customer or a few customers, the loss of any one or more of which would have a materially adverse effect on the Company. NTL's business is, however, substantially dependent or the revenues it receives pursuant to its contracts with the ITV companies, Channel 4 and S4C the loss of one or more of which may have a material adverse effect on the Company. See "Risk Factors--The NTL Acquisition."

EMPLOYEES

  At May 15, 1996 the Company and its subsidiaries had approximately 1,650 employees in CableTel, approximately 1,200 employees in NTL and approximately 50 employees in OCOM. All NTL employees (except senior management) are represented by the Broadcasting, Entertainment, Cinematographic and Theatre Union which has entered into a collective bargaining agreement with NTL. All other employees of the Company are not represented by any labor organization. The Company believes that its relationship with its employees is good.

PROPERTIES

  CableTel's subsidiaries own or lease regional head-offices in Glasgow, Cardiff, Huddersfield, Fleet, Belfast and Luton and the corporate head-office in Guildford. In addition, the CableTel's subsidiaries own or lease switching centers/head-ends and sub-sites together with various cable television, telephone and telecommunications equipment used in each of its regional systems.


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

  NTL owns, leases or occupies under license approximately 770 properties, of which approximately 700 are used as transmitter sites. NTL staff are present at 72 of such properties, which are used either as operational bases or as offices. Approximately 200 of the sites are freehold, approximately 440 leasehold and approximately 130 occupied under license. In addition, NTL is the lessee or licensee of approximately 600 transmitter sites which are owned by the BBC and shared between the two organizations pursuant a site sharing agreement. See "Risk Factors--The NTL Acquisition." Substantially all NTL's assets and properties are subject to fixed and floating charges securing the amounts outstanding under the NTL Facilities. See "Description of Certain Indebtedness--The NTL Facilities."

  OCOM leases commercial office space in Ohio. In addition, OCOM owns the microwave equipment employed in its system, maintenance equipment and has a non-exclusive right to space on certain of the CCI/AirTouch Joint Venture's cellular radio towers.

  The Company maintains offices under lease for its corporate staff in New York City and in Princeton, New Jersey.

  The Company believes that its facilities are presently adequate for their current use. The Company intends to continue to expand its systems in accordance with the requirements of CableTel's network build schedules and acquire new sites as part of the ongoing expansion of NTL's transmission networks.

LEGAL PROCEEDINGS

  The Company is involved in, or has been involved in, certain disputes and litigation arising in the ordinary course of its business, including claims involving contractual disputes and claims for damages to property and personal injury resulting from the construction of CableTel's networks and the maintenance and servicing of NTL's transmission masts, none of which are expected to have a material adverse effect on the Company's financial position.

                                  REGULATION

  The following section summarizes certain regulatory matters relating to the businesses of the Company.

CABLETEL

  CATV and cable telephony/telecommunications operators in the United Kingdom are governed by legislation under both the Broadcasting Act 1990, which replaced the Cable and Broadcasting Act 1984 (the "CBA"), and the Telecommunications Act 1984 (the "Telecommunications Act"). An operator of a cable television and cable telephony franchise in the United Kingdom covering more than 1,000 homes requires the following two licenses for each cable franchise area:

    (a) a CATV license, which authorizes the provision of cable television services within a defined geographical area and which may be either:

      (i) a prescribed diffusion service license ("PDSL") (issued pursuant to the CBA prior to January 1, 1991 and continued in effect under the Broadcasting Act) which allows an operator to provide cable television services by means of a cable network; or

      (ii) an LDL issued since January 1, 1991 pursuant to the Broadcasting Act which allows an operator to deliver television and other licensed programming services by means of a licensed telecommunications network, including a cable network or microwave distribution system, and

    (b) a telecommunications license, issued under the Telecommunications Act by the Secretary of State for Trade and Industry (the "Secretary of State"), which authorizes the installation and operation of the telecommunications network used to provide CATV and telecommunications services.

  The CATV licenses and telecommunications licenses contain various conditions and, in the event that such conditions are breached, the Director General or the ITC, as appropriate, may take action to enforce compliance with such licenses. The ITC or the Secretary of State has the power ultimately to revoke such licenses.

  The Company's United Kingdom businesses are further subject to regulation by the EU. See "--European Union Legislation."

THE BROADCASTING ACT

 Licensing

  The television services provided by the Company are regulated principally by the ITC, which was established under the Broadcasting Act 1990 to license commercial television services (except for BBC services and Channel 4 in Wales), whether delivered terrestrially, by cable or satellite. The ITC regulates these services by monitoring compliance with license conditions and has a range of enforcement powers if licensees fail to comply with them.

  It is ITC policy to grant licensees the exclusive right to provide cable television services in the area covered by their licenses ("ITC Licenses"). The Company holds such licenses for each of its 16 franchise areas.

  Before the Broadcasting Act 1990, the ITC Licenses awarded by the Cable Authority (under the CBA) were PDSLs. PDSLs are no longer granted, but they continue in effect unchanged under the Broadcasting Act. Now ITC Licenses are granted as LDLs. The main distinction between a PDSL and an LDL is a competitive tendering process and the role the ITC plays in monitoring the development of services by licensees.

  A local delivery service is a service using a cable or microwave system (at 40 GHz) for the purpose of delivering television or radio services to two or more homes, and is licensable only if more than 1,000 homes can be served. In advertising a new LDL franchise the ITC specifies the percentages of qualifying revenue

("PQRs") payable by any successful applicant for each year for the period of the license. An LDL is then awarded on the basis of competitive tendering usually to the applicant submitting the highest cash bid (payable annually over the 15-year period of the license and indexed for inflation) and, in general, agreeing to provide the service to the largest number of homes in the area. The ITC makes no judgement about the quality of the services to be provided, and accordingly, the ITC's continuing interest is to monitor the timetable by which the applicant agreed to make the services available. The fees payable to the ITC, in addition to the original cash bid and PQR payments, consist of an initial fee payable on grant of the license and annual fees thereafter based on a proportion of the ITC's costs of licensing and regulating commercial television services.

  A prescribed diffusion service, the forerunner to the local delivery service, is a service involving a cable system capable of serving at least 10,000 homes. The ITC has inherited the responsibility for monitoring the way in which the licensee develops the services which were originally proposed by the applicant for distribution throughout its franchise areas (such as a local channel). The fee currently payable to the ITC for a PDSL is an annual fee based on a proportion of the ITC's costs and expenses.

 Duration of ITC Licenses

  The duration and terms for renewal of the Company's PDSLs and LDLs are as follows:

    PDSLs. PDSLs are issued for an initial period of 15 years, although the Company is entitled to seek an extension for a further 8-year period. If the Company elects to extend a PDSL, upon expiration of an extended license, the Company must apply for a new LDL under the competitive tendering process described above. If the Company does not elect to extend a PDSL the Company is entitled to apply for the grant of an LDL for the same area for a further 15 year period, and the ITC will set the amount of notional cash bid and PQR payments payable over the period of the license. The ITC can only refuse to grant the LDL in such circumstances if (i) they propose to grant a new LDL in respect of a different area, (ii) the licensee is not operating throughout the whole of the franchise area, (iii) the licensee's proposed service under the LDL would not cover the entire franchise area or (iv) its proposed telecommunications service is not acceptable.

    LDLs. LDLs are issued for a period of 15 years and can be renewed on one or more occasions for 15 years. The grounds on which the ITC may refuse to renew a license are substantially similar to those referred to above. On renewal of the LDL the ITC will set the amount of notional cash bid and PQR payments payable over the period of the renewed LDL. The ITC can only refuse to renew the LDL if: (i) the ITC proposes to grant a new LDL for a different area; (ii) in the case of a licensee that fails to achieve the required coverage specified in its technical plan, the ITC is not satisfied that the licensee would be able to achieve the required coverage on renewal of the license.

  The majority of the Company's ITC Licenses will expire in December 2005 and are not currently due for renewal or extension. Applications for renewal of the LDL may be made within five years of the expiry of the LDL and not later than the date the ITC would need to invite applicants for a new LDL for the relevant franchise to replace the LDL upon its expiry.

  The Company has a number of "transitional" LDLs ("LDTs") for areas in South Wales acquired from Metro in 1995. LDTs were issued under the Broadcasting Act to replace old diffusion service licenses which were not PDSLs and which were outside a cable franchise area. These are issued for an initial period of 5 years, and may be renewed for further 5-year periods. On renewal, the ITC may specify the amount of a notional cash bid and PQR payments over the period of the LDT. All the Company's LDTs have been renewed without any cash bid or PQR payment requirements and will expire in 1999. The Company will be entitled to seek a renewal of its LDTs for further 5-year periods.

 Enforcement and Revocation

  The ITC is empowered to revoke a license where it considers it necessary to do so for the purpose of complying with the restrictions on ownership contained in the Broadcasting Act 1990. Where the licensee is a corporate entity the ITC may also revoke the license if any change in the nature or characteristics of that corporate entity or any change in the persons having control over or interests in it are such that, had they occurred before the granting of the license, they would have induced the ITC to refrain from granting the license. A license can also be revoked if the operator fails to comply with any license condition (including, in the case of an LDL, the establishment of the service in accordance with the technical plan submitted by the licensee) or direction from the ITC and the ITC considers revocation to be in the public interest or if the ITC is satisfied that the licensee ceases to be a fit and proper person. With respect to LDLs and other licenses issued under the Broadcasting Act, the ITC can also impose fines and shorten license periods.

 Ownership Restrictions

  Prior to the Broadcasting Act 1990 non-EU persons or companies controlled by non-EU persons were prohibited from owning or controlling cable operators of broadband licenses. These restrictions were repealed by the Broadcasting Act 1990.

  The ITC is under a duty to ensure that certain entities, including local authorities, political bodies and religious bodies, do not hold ITC Licenses. The Secretary of State for National Heritage has a wide discretion to amend the rules restricting participation in ITC Licenses. Restrictions will also be imposed on cross ownership of different licensed services (including local delivery services and program services) and different media (including newspapers and licensed services, such as local delivery services) operating in substantially the same areas.

  In December 1995, the United Kingdom Government published its Broadcasting Bill, which will regulate media ownership. The Broadcasting Bill, among other things:

  . introduces a relaxation of TV ownership restrictions, whereby any person may hold two or more licenses (whether Channel 3, Channel 5 and/or cable operator licenses) provided the audience time attributable to those services is 15% or less of total audience time;

  . allows greater cross-ownership between newspaper groups, television companies and radio stations, at both the national and regional levels;

  . introduces "public interest" criteria by which the regulatory authorities can assess and approve mergers or acquisitions between newspapers and television and radio companies;

  . provides that the holder of a LDL, in which a national newspaper proprietor has an interest in excess of 20%, may not have more than 20% of certain other licenses such as regional Channel 3, National Channel 3 or Channel 5 licenses; and

  . introduces a much wider definition of "control" of license holders (extending beyond shareholdings and voting rights to include control over editorial or programming policy).

  If the Broadcasting Bill is passed, it is expected that the new regulations will come into force by the third quarter of 1996.

 Local Services Requirement

  The Company's PDSLs (i.e. all its ITC Licenses except the Northern Ireland and Gwent and Glamorgan LDLs) require the provision of local services (including text information, community access and programming dedicated to the Company's local communities). In recent meetings with the ITC, the Company has begun the formulation of a plan to develop and provide some of these services in 1996. The Company intends to provide local programming services in each of its Regional Areas, in conjunction with local partners (such as local universities, technical colleges, radio stations and newspapers) in 1997.

 Restrictions on Transfer

  The Broadcasting Act 1990 permits the transfer of an ITC License to a third party with the prior written consent of the ITC. The ITC has absolute discretion to refuse any proposed transfer of such a license.

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

 Program Origination

  Under the Broadcasting Act 1990, cable operators may carry only licensed program services on their systems and present only advertising and programs (including foreign satellite programs) which conform to the restrictions set forth in codes produced by the ITC in relation to advertising, program sponsorship and programming content. Cable operators are required under the terms of their PDSLs to carry the public analog terrestrial channels of the BBC, Channel 3, Channel 4 and S4C. In Commission v. UK, a case before the European Court of Justice (the "ECJ") concerning the UK's implementation of the Television Without Frontiers Directive (Council Directive 89/552/EEC of October 3, 1989), Advocate General Lenz has opined that the UK's requirement under the Broadcasting Act 1990 to license foreign television program services when conveyed by a cable service in the United Kingdom is contrary to that Directive. See "--European Union Legislation-- Television Regulation."

THE TELECOMMUNICATIONS ACT

 Licensing

  The installation and operation of the Company's United Kingdom cable systems, over which it provides its television and other telecommunications services, requires a license issued under the Telecommunications Act by the Secretary of State for Trade and Industry (a "DTI License"). The Company has a number of DTI Licenses covering areas which coincide with the areas covered by its ITC Licenses.

  A DTI License authorizes a cable operator to install and operate the physical network used to provide entertainment and telecommunications services in its franchise. It also authorizes the operator to connect its system to other television and telecommunications systems, including those operated by the terrestrial broadcasting authorities, satellite broadcasters and PTOs. Although the DTI License granted to a cable operator is for a particular franchise area, it is not exclusive.

  A cable operator's DTI License contains conditions regulating the manner in which the licensee operates its telecommunications system, provides telecommunications services, connects its systems to others and generally operates its business. A cable operator's DTI License also contains a number of detailed provisions relating to the technical aspects of the licensed system (e.g., numbering, metering and the use of technical interfaces) and the manner in which the licensee conducts its business (e.g., publicity of certain prices, terms and conditions). In addition, a cable operator's DTI License contains prohibitions on undue preference and discrimination in providing service and unfair cross-subsidy of other services. The cable operator's DTI License also requires the licensee to comply with certain codes of practice and to provide information which the Director General may require to carry out his statutory functions.

  The fees payable for the DTI License consist of an initial fee payable on the grant of the license and annual fees thereafter. The fees are based on a proportion of the costs of the Director General in exercising his functions under the Telecommunications Act.

  A DTI License is not transferable. However, a change of control of a licensee may be permitted subject to compliance with a notification requirement provided that, among other things, the proposed change is not, in the opinion of the Secretary of State, against the interests of national security or relations with the government of a country or territory outside the United Kingdom.

  The Telecommunications Act provides a licensing and regulatory framework for telecommunications activities in the United Kingdom and established the office of the Director General (supported by OFTEL), as an independent regulatory authority. Telecommunications policy is overseen by the DTI. The Secretary of State also has primary licensing authority under the Telecommunications Act, although he may delegate that authority to the Director General. The principal functions of the Director General are, among other things, to monitor and enforce compliance with DTI License conditions, establish and administer standards for telecommunications equipment and contractors, investigate complaints and exercise certain functions concurrently with other regulators to promote or ensure competition in telecommunications markets. The Director General may modify DTI Licenses either with the agreement of the licensee following a statutory period of public consultation or following a report of the Monopolies and Mergers Commission. The Director General is also empowered to issue enforcement orders requiring compliance with DTI License conditions which have been breached.

 Term, Renewal and Revocation

  DTI Licenses originally were granted for an initial period of either 15 or 23 years (depending on the technology used by the licensee), commencing on the date service was first provided to customers. In July 1992, following the Duopoly Review, technology-related discrimination in DTI License length was abandoned. The United Kingdom government invited all holders of 15-year DTI Licenses to apply for new 23-year licenses. However, a licensee also had the right to extend a 15-year DTI License to 23 years if it provided certain technical undertakings within five years of the date of the original grant of license. To date, the Company has given such undertakings with respect to all of its DTI Licenses and, consequently, the Company's DTI Licenses will expire at various times between 2008 and 2017.

  Upon expiration, a DTI License cannot be renewed and application must be made for a new license. If the ITC License is renewed for a franchise, a new DTI License for the same area covered by the ITC License is also likely to be issued.

  A DTI License may be revoked if the licensee fails to pay the license fee when due, if the licensee fails to comply with an enforcement order, upon the occurrence of certain insolvency-related events or if any ITC License relating to a licensee's system is revoked. A DTI License may also be revoked if, among other things, the licensee fails to give the required notification to the DTI of changes in shareholders and agreements affecting control of the licensee or if the DTI concludes that any such change would be against the interests of national security or the United Kingdom government's international relations.

 Network Construction

  DTI Licenses for PDSL areas specify the build schedule of the system which the cable operator is required to implement (by reference to the numbers of premises passed) and the particular technical characteristics to which the system must adhere. It is OFTEL's responsibility to enforce compliance with the build schedules. The DTI Licenses for LDL areas, such as Northern Ireland and Glamorgan and Gwent, will not specify a build schedule. This schedule is contained in the LDL issued by the ITC, and it is the ITC's responsibility to enforce compliance with those build schedules. Failure to comply with the build schedules could result in license revocation. See "--The Network-- Network Construction Milestones."

  Under a DTI License, the cable operator is subject to and has the benefit of the Telecommunications Code promulgated under the Telecommunications Act. The Telecommunications Code provides certain rights and obligations with respect to installing and maintaining equipment such as ducts, cables and cabinets on public or private land (including the installation of equipment on public highways). Cable operators also have the benefit of the New Roads and Street Works Act 1991 which provides them with the same rights and responsibilities with respect to construction on public highways as other public utilities. Cable operators generally are required to post bonds with local authorities in respect of their obligation to ensure reinstatement of roads and streets in the event the operator becomes insolvent, ceases to carry on business or has its DTI License terminated. In order to install equipment on private property, cable operators should first seek the agreement of occupiers, property owners and others, but where such agreement is not forthcoming, they may apply for a court order dispensing with the requirement for such an agreement.

  The DTI has not yet issued the DTI Licenses for the Northern Ireland and Gwent and Glamorgan LDLs, as is the case with all other LDLs awarded by the ITC. The Company will not be entitled, therefore, to the benefits of the Telecommunications Code until the DTI Licenses for those franchises are issued. Until that time construction activities in the licensed areas for those LDLs are subject to the Street Works Act whereby the

Company can request the consent of the street owner (i.e. the local highway authority or the Department of the Environment) to install its telecommunications apparatus. The Company has not yet experienced any significant difficulties in adopting this interim approach.

  A planning order issued in April 1994 imposes planning consent requirements on certain works carried out under the Telecommunications Code. Under this planning order, installation, alteration or replacement of any telecommunications apparatus on, or within the land surrounding, a dwelling house is deemed to be work for which planning consent is required. There is some uncertainty as to the extent this restriction will affect the development and maintenance of television and telecommunications systems. The Department of the Environment, however, takes the view that cabling a house is a "minor operation" and is not, therefore, "development" unless it alters the external appearance of a building.

 Telephone Operations

  The ability of cable television operators to provide telephone services is subject to the restrictions contained in their DTI Licenses. All the Company's DTI Licenses permit the Company to provide voice telephony services as principal and to switch their own traffic. Additionally, under the United Kingdom regulatory regime, the Company has the right to require BT, Mercury and other PTOs (including cable operators) to provide interconnection and, failing agreement on the interconnection terms, the right to request OFTEL to determine the interconnection conditions. The Company has an interconnection agreement with BT and is currently negotiating an interconnection agreement with Mercury.

  Telephone Number Portability. At the request of a cable operator, and if so directed by the Director General, BT is obligated to offer customers number portability (i.e. the ability of telephone customers to retain their telephone numbers when changing to another telephony operator).

  Pursuant to a recent hearing by the Monopolies and Mergers Communication (the "MMC"), following a reference by the Director of General of Telecommunications (the "DGT") on April 27, 1995, the DGT will now amend BT's license in accordance with the MMC's findings. The license modifications will require that BT split total number portability costs 70:30 with the cable operator requesting number portability. This means that BT will bear the systems' set up costs; the other operator will pay the per line set up costs; and BT and the other operator will share extra costs associated with routing a call to a ported number until October 1997 when BT will introduce a new method of routing ported number calls, called the "call dropback" method. BT will bear any costs associated with call dropback. These costs will be minimal. OFTEL has indicated that the DGT expects to implement the amendments by the end of June 1996. The Company intends to offer number portability for new customers in late 1996.

  Price Regulation. Although OFTEL must be notified of rate changes for licensed services, the rates charged by the Company are not subject to pricing restrictions (other than under general competition law provisions) and need not be approved by any United Kingdom government entity. BT is currently subject to controls on the prices it may charge customers. Under provisions in BT's license, BT may not, until July 31, 1997, increase its aggregate prices for general public switched telecommunications services on an annual basis by more than the amount of the increase in the United Kingdom domestic RPI minus 7.5%. The RPI increased 2.7% from March 31, 1995 to March 31, 1996. Based on this formula, BT may be required, and has been required to, decrease its prices. Within this limitation, BT may not increase its charges for certain individual services by more than certain other price limitations, generally RPI. In addition, BT's license contains separate restrictions on prices for private circuits. See "The Company--CableTel--Competition."

  BT has been permitted to offer discounts nationally to high volume users, albeit subject to several conditions. Importantly, BT is restricted in the manner in which it can offer discounted services by virtue of the obligation not to show undue preference to or exercise undue discrimination against particular persons or persons of any class or description (cable operators are also subject to a similar prohibition on undue preference or discrimination except in relation to voice telephony services). Except as mentioned above, BT is not, therefore,

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allowed to offer discounted services in local markets without offering them nationally. For so long as this policy remains in effect, BT will be restricted in its ability to respond through differential pricing to local competition from cable operators.

  OFTEL is currently reviewing the controls on BT's retail pricing which will expire in July 1997, and is presently consulting the telecommunications industry and other interested parties on its future approach. OFTEL wishes to adopt a more deregulated approach where market forces would be permitted to determine pricing where competition exists in particular markets. However OFTEL has linked its ability to take a deregulated approach, both in terms of BT's price control review and with respect to the rest of the industry, to the introduction of the fair trading condition into the licensing regime. OFTEL's proposal is to introduce an effects based condition prohibiting anti-competitive practices. Although this proposal is currently made in relation to BT's license, OFTEL has indicated that it will be proposed for incorporation into all significant telecommunications operators licenses. OFTEL published its proposals for BT's price control review on June 3, 1996. The principal proposals include: (i) to control retail prices through 2001 only where consumer protection is required (namely, low to medium spending residential customers (approximately the first 80% by bill spend) and additional guarantees for small businesses--this control is expected to cover only approximately 25% of BT's revenues; (ii) an X, for the purposes of the price cap formula (RPI minus X), of 4.5% for those residential customers and protection for the top 20% of customers by bill spend and small businesses;
(iii) that this will be the last retail price control; (iv) the introduction of price controls on network charges (the input costs of operators competing with BT) the detail to be determined in 1997; and (v) the introduction of the so-called "fair trading" condition in BT's license which would enable the Director General more effectively to deal with anti-competitive behavior by BT. OFTEL's price cap proposals represent a first step towards deregulation of pricing in the United Kingdom telecommunications market. The introduction of price controls on network charges, with a price floor based on long run incremental costs, is likely to provide cable operators with a predictable cost base to allow them effectively to compete with BT. OFTEL is now formally consulting industry participants on these proposals with a view to making a formal proposal to BT in August 1996. If BT rejects either OFTEL's proposed new price control or the fair trading condition, both issues will be referred to the MMC. Depending on the outcome, the price control review and any MMC reference may have an adverse effect on the margins of cable operators as they will need to compete with BT's lower prices.

  Interconnection and Accounting Separation. The commercial viability of voice and other telecommunications services provided by cable operators depends on their ability to connect with other telecommunications systems in a cost effective manner. Cable operators' systems must connect with systems operated by other PTOs for calls that do not originate or terminate on their system. Each holder of a public telecommunications license (including NTL, BT and Mercury as well as cable operators) is required to negotiate an interconnection agreement with any other license holder that seeks one and either party may request intervention from the Director General if there is a failure to agree on terms. The Director General also has the power to make determinations and directions in respect of certain obligations of any party to an interconnection agreement. However, determinations by the Director General may be liable to challenge in the courts. In addition, BT is required by its license to make all interconnection agreements that it has entered into publicly available.

  In a statement in March 1994, the Director General indicated that he would refer PTOs to the BT/Mercury interconnection agreement, the terms of which he determined in December 1993, in order to establish a set of "standard rates" for certain interconnection services which other PTOs might require from BT. This policy does not preclude other PTOs from seeking determination in respect of charges or other services not considered by the BT/Mercury determination. In addition, work has been undertaken to implement "accounting separation" in BT's business (in accordance with the license modifications implemented as discussed below), from which it is intended to derive a list of standard rates with respect to most interconnect services, the charges for which are expected to be determined by the Director General from April 1, 1995. The charges for such services will be determined in accordance with certain provisions of BT's DTI License which require that the operator pay BT's fully allocated costs attributable to the services to be provided (taking into account relevant overhead and a

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

reasonable rate of return on its attributable assets, with the allocation of such costs and the attribution of assets to be subject to a further requirement that BT prepare separate accounts with respect to BT's "retail," "access" and "network" businesses). The standard charges determined in this manner generally will be payable by all operators, including BT's own "retail" business which competes with the Company and other PTOs. On March 31, 1995, OFTEL modified BT's license to implement these arrangements and address certain other pricing matters.

  In December 1994, the Director General issued a consultative document "A Framework for Effective Competition" (the "Consultative Document") which proposed a fundamental review of, among other matters, interconnection arrangements, access deficits, certain retail pricing regulations and competition. The Consultative Document suggested, among other things, that the interconnection regime be revised to allow standard interconnect charges based on incremental costs to be adopted. In addition, various changes were suggested in respect of the payment of access deficit contributions ("ADCs"), including the removal of the retail price cap upon BT's line rental charges and the resulting elimination of the current ADC system. The Consultative Document suggested that after the price cap review in 1997, it may be more appropriate to move towards a regulatory framework which involves less detailed intervention by the Director General in setting interconnection charges and relies more on the Director General specifying a framework and allowing BT certain pricing freedoms within such framework, subject to a number of pricing restrictions on anti-competitive behavior. The Director General formally published his conclusions and outline proposals for changes to the regulatory structure at the end of July 1995 in an OFTEL Statement entitled "Effective Competition: Framework for Action." These proposals include the removal of the exchange line rental restriction on BT (with protection for light users in the form of a guarantee by OFTEL that the bills of these customers will not increase faster than the rate of inflation) together with the abolition of the ADC regime. Modifications to BT's license implementing these changes have now taken effect. In addition, OFTEL has proposed that a new interconnection regime be introduced in 1997 together with a price control review of network price controls. This new regime will be based upon the introduction of incremental cost charging in respect of interconnect fees (rather than the current method which is based upon fully allocated cost charging) and the introduction of a network price cap with respect to wholesale charges. Other proposals of OFTEL including the funding of a universal service by the telecommunications industry on a transparent and proportional basis and the introduction of ways to deal more effectively with instances of anti-competitive behavior by operators (both in terms of developing OFTEL's role as a competition authority and by modifying BT's and all PTO's licenses to introduce a general condition dealing with anti-competitive behavior).

  OFTEL has also stated that operators may be required to provide network information to BT for interconnection purposes in much the same way as BT must publish information about its own network and, once BT is subject to quality-of-service targets and publication requirements in relation thereto, similar requirements may apply to other operators. Such "symmetry" will be applied to other operators in respect of wider interconnection obligations (such as accounting separation and transparency of charge calculation for interconnection) if OFTEL concludes that any such operator has market power and is in a position to distort competition to the detriment of consumers, although OFTEL does not currently propose to require other operators to publish their interconnection agreements.

  Equal Access. The licenses of BT, Mercury and the cable operators enable OFTEL to require them to make available to customers the ability to have their long-distance or international calls carried by another operator without extra procedures, either by pre-selection or on a call-by-call basis. A determination in respect of equal access cannot be given in relation to a cable operator until the operator provides 25% of local exchange lines in any local charge area or the licensed area.

  There can be no assurance that the implementation of equal access by the Director General will not adversely affect the ability of cable television/telecommunications operators to market their telecommunications services.


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 Technical and Reporting Requirements

  The principal technical requirements for the cable systems are contained in the telecommunications licenses and address technical requirements for transmissions, performance requirements specified as British Standards relating to wideband cable distribution systems and, in all cases, radio interference restrictions.

  The Company's DTI Licenses impose obligations to provide any information which OFTEL may require for the purpose of exercising their statutory functions. This includes financial reporting, market data, and information on customer complaint and fault handling procedures.

EUROPEAN UNION LEGISLATION

 Telecommunications Regulation

  The European Commission has adopted various Directives focusing on a number of key issues which are closely linked to the overall political timetable for liberalization of voice telephony and infrastructure throughout the European Union by January 1, 1998 (subject to the transitional periods for certain Member States). These Directives include, among others, the following:

  . A Directive requiring Member States to abolish all restrictions on the supply of transmission capacity by CATV network operators to service operators and allow the use of cable networks for the carriage of telecommunications services, other than voice telephony, within Member States from January 1, 1996. The Directive does not affect the provision of CATV services.

  . A Directive which provides for full competition in telecommunication services and network infrastructure by January 1, 1998. This Directive also provides for the liberalization of self-provided infrastructure (such as utilities' networks) for the provision of services other than voice telephony from July 1, 1996. This liberalization would be extended to the provision of voice telephony by January 1, 1998. The Directive's provisions are generally comparable to the existing United Kingdom regime which is already liberalized with respect to the provision of telecommunication services and infrastructure, with the exception of the duopoly of BT and Mercury over international facilities infrastructure. The DTI has recently consulted the industry on whether full liberalization should be made available in July 1996. An announcement of the DTI's decision is expected in June 1996.

  . A Directive on the application of open network provision ("ONP") to voice telephony. This Directive sets rules and targets for basic telephone service in areas such as telephone directories, tariffs, billing procedures and quality of service. It also requires telephone companies to grant access to service providers on open, objective and non-discriminatory terms, (which is now generally the case for cable operators in the United Kingdom).

  In addition, the European Commission has proposed a Directive on interconnection in telecommunications with regard to ensuring universal service and interoperability through application of the ONP principles. The proposed Directive sets out a harmonized framework to be implemented by Member State regulatory authorities regarding the interconnection of public telecommunications networks and services utilizing the ONP principles of transparency, objectivity and non-discrimination. This proposal aims to ensure open access to networks and services and to guarantee the rights and obligations of operators and service providers for interconnection with the networks and services of others. On March 20, 1996 a revised proposal was adopted which seeks to limit the scope of the interconnection obligations to interconnection between networks. Accordingly, this revised proposal would not extend the benefits of cost-based interconnection to service providers. The DTI has confirmed that the principles of the proposal are broadly in line with the approach which OFTEL is implementing through its interconnection and accounting separation program in the United Kingdom.

  The European Commission has also proposed a Directive aiming to establish a common framework for Member States' general authorizations and individual licenses for telecommunications services and infrastructure by establishing principles for the procedures under which general authorizations or individual licenses might be granted and the conditions that might be attached to such authorizations or licenses. The European Commission intends to reach a common position on the proposed Directive in June 1996 and to adopt the Directive by the end of 1996 to enable new operators to apply for licenses under the new regime so that they can start operating as of January 1, 1998.

 Television Regulation

  The European Commission has commenced proceedings against the UK Government regarding its implementation of the Television Without Frontiers Directive. This Directive allows for the free transmission of television signals throughout the European Union provided that the channels meet certain minimum criteria in terms of, among other things, program content and advertising. Advocate General Lenz has delivered his opinion on the merits of the two cases put to the ECJ. In summary, he has opined as follows: (i) that the UK has erred in adopting an uplink test for the licensing of non-domestic satellite services, which the test should be based on establishment of the broadcaster in the UK; (ii) that the UK has erred in applying more liberal licensing rules to non-domestic satellite services than those applying to domestic satellite services; and (iii) that the UK has erred in requiring non-UK licensed services to be re-licensed in the UK before they can be re-transmitted on cable (the UK has accepted this but has said that, in practice, the ITC does not require broadcasters licensed in other member states to be relicensed). If the ECJ agrees with the opinion referred to in (ii), such satellite services (which include most of the satellite television channels currently conveyed by CableTel's systems) would become subject to a 50% European Union production quota and a 25% independent production requirement.

  At present, it is likely that none of the current satellite services in the United Kingdom would comply with both of these production requirements and it is possible that many of them would not be able to do so in the future. The Department of National Heritage is considering how to alleviate the principal effects of such a requirement if the ECJ rules in favor of the European Commission. One proposal is to apply the terms of the Directive to all satellite television channels. Unless such a proposal is implemented, cable operators may be required to substantially change the television programming they offer. Given that there are a limited number of program suppliers which may be able to satisfy the "production" requirements which may apply to United Kingdom satellite channels, the cost of programming to cable operators could also increase. There is no assurance that the loss of certain satellite channels and/or the increased costs of such channels would not have a material adverse effect on CableTel's cable television business. The ECJ's decision is expected within 3 to 6 months. The Company believes that it is likely that the ECJ will rule in favour of the Commission. If the ECJ does so rule, the Broadcasting Act 1990 will be amended to bring it into line with the provisions of the relevant Directive.

NTL

  A significant proportion of NTL's total revenues is attributable to the provisions of television and radio transmission and distribution services and the provision of telecommunications services. In the United Kingdom, the provision of such services is governed by the Telecommunications Act and The Wireless Telegraphy Act 1949 (the "Wireless Telegraphy Act"). Set forth below is a brief summary of the principal licenses of NTL granted pursuant to these Acts.

NTL'S TELECOMMUNICATIONS ACT LICENSES

  NTL holds four licenses under the Telecommunications Act and the DTI has recently confirmed that a fifth license will be granted later in 1996.

  License to run telecommunications systems for the provision of television and radio transmission services (the "Transmission License"). The Transmission License is probably the most important of NTL's licenses. It permits NTL to carry out its core business of providing transmission services to television and radio broadcasters. The Transmission License was granted on December 20, 1990 for a period of 25 years from January 1, 1991. It is subject to revocation thereafter on 10 years' notice in writing. No notice may be given before the end of the fifteenth year.

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

  NTL's Transmission License contains conditions and other provisions which, among other things: (i) require NTL to provide specified telecommunications services to specified persons on request; (ii) specify certain criteria to be met by NTL in providing those services; (iii) require the connection of NTL's telecommunications systems with those of certain other transmission operators and the transmission over those systems by such operators of messages for general reception; (iv) require NTL to publish its charges and terms and conditions of business and not to show undue preference to or exercise undue discrimination against particular persons in the provision of certain telecommunications services; (v) requires NTL to hold Wireless Telegraphy Act licenses in respect of each item of wireless telegraphy comprised in its system; (vi) impose on NTL an obligation to share its transmission sites with other transmission operators; (vii) restrict the prices which NTL is allowed to charge for the provision of certain services. (see "--Price Cap Review" below); (viii) prohibit NTL from cross-subsidizing the unregulated side of its business, and (ix) impose a requirement for separate accounts to be produced in relation to both the regulated and unregulated parts of NTL's business.

  The Secretary of State may revoke the Transmission License in the circumstances described under "--CableTel--The Telecommunications Act--Term, Renewal and Revocation" above and if a change in shareholding in NTL increases the proportion of shares or voting power held by a PTO. The DTI confirmed on April 3, 1996 that the Secretary of State was not minded to revoke NTL's Transmission License as a result of the Company's acquisition of NTL.

  License to run telecommunications systems for the provision of outside broadcasting services by means of satellite systems (the "OBS License"). The OBS License enables NTL to operate satellite up-links from outside broadcast sites (sites which are not permanently equipped or adapted for television or radio broadcasting). The OBS License was granted on February 6, 1991 for a period of 25 years from February 7, 1991, thereafter revocable on 10 years' notice in writing. No notice may be given before the end of the fifteenth year. The OBS License contains conditions similar to those in the Transmission License. The OBS License specifies the circumstances in which it may be revoked by the Secretary of State which include on revocation of the Transmission License.

  License to run telecommunications systems ("Telecoms License"). The Telecoms License enables NTL to convey messages (including voice and data) between points on NTL's telecommunications networks. The Telecoms License also contains conditions and revocation provisions similar to those in the Transmission License. In compliance with the notification provisions in the license, NTL notified the Secretary of State in March 1996 of its acquisition by the Company. The DTI has informed the Company (see below) that this license will need to be revoked as it has, for all intents and purposes, been replaced by the PTO license. The Telecoms License was granted on December 30, 1992 for a period of 10 years from 30 December 1992. Thereafter it is revocable on 5 years' written notice. No notice may be given before the end of the fifth year.

  License to run telecommunications systems ("PTO License"). The PTO License permits NTL to run telecommunications systems of every description within the United Kingdom and to provide telecommunications services, both authorizations are subject to certain exceptions. NTL's PTO License was granted on February 14, 1996 for a period of 25 years from that date. Thereafter, it is revocable on 10 years' written notice. No notice may be given before the end of the fifteenth year. NTL's PTO License also includes a condition obliging it, subject to certain exceptions, to enter into an agreement to connect its system to the system of any operator which requires it to do so, provided that operator has been granted a license authorizing it to connect its system to NTL's system. The PTO License differs from other Telecommunications Act Licenses in that it details the exceptions and conditions subject to which the Telecommunications Code will apply to NTL. The Telecommunications Code confers certain important rights on PTO's in relation to network construction, buildings and land.

  Radio Fixed Access License. The DTI has recently confirmed that NTL has been successful in its application for a Radio Fixed Access License at 10 GHz. It is expected that NTL will be granted a license under the Telecommunications Act (and the Wireless Telegraphy Act) later in the year. This license will allow NTL to provide short-range, radio-links between business customers and its network.

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

  Comfort Letter from the DTI. Prior to the acquisition of NTL, the Company received a letter of comfort from the DTI which, among other things, confirmed that the Secretary of State would not be minded to revoke the Transmission License, the OBS License, the PTO License or the Wireless Telegraphy Act License for the transmission of broadcasting services dated 1 January 1991 (see below) as a result of the acquisition of NTL. However, the letter indicated that the Telecoms License will need to be revoked as it has effectively been replaced by the PTO License. In addition, it indicated that revocation of the PTO License is likely at some stage in order to amend the service to permit the conveyance of entertainment services nationally. Such an amendment would enable the Company to use the same telecommunications system to provide transmission of messages comprising broadcast services to the public and for provision of other telecommunications services.

NTL'S WIRELESS TELEGRAPHY ACT LICENSES

  NTL has been granted a number of Wireless Telegraphy Act licenses of which the most important are the following:

  License for the Transmission of Broadcasting Services. This license was granted on January 1, 1991 and permits NTL to operate wireless telegraphy stations at those sites set out in a schedule to the License. In respect of each station, site and mast heights, power, polarisation and frequency to be used are specified.

  Microwave Fixed Link License. This license permits the licensee to establish and use fixed stations for sending and receiving wireless telegraphy at those sites as detailed in the schedule to the license.

  Private Mobile Radio License. This license permits NTL to establish sending and receiving stations for wireless telegraphy (both base stations and mobile stations) and to use these stations for the purpose of sending and receiving spoken messages concerning the business of the licensee.

  Earth Station Licenses. NTL holds 12 earth station licenses. These licenses permit NTL to establish earth stations at specified locations in the UK for the purpose of providing wireless telegraphy up-links between the earth station and specified geo-stationary satellites.

  Each of the four types of license referred to above continue in force from year to year unless revoked by the Secretary of State or unless any of the license fees are unpaid by the licencee in which case the relevant license expires.

  On-site Radio Paging License. This license is valid until the end of September 1996. The license permits NTL to establish a base station at a specified location and to establish receiving stations as necessary.

  Licenses for the Transmission of Broadcasting Services (special status). NTL provides transmission services for a large number of radio stations pursuant to its License for the Transmission of Broadcasting Services dated January 1, 1991 (see above). In respect of two radio stations, Classic FM and Virgin Radio, NTL has been issued licenses which are specific for those radio stations. This has been done for the sake of administrative convenience because, in both cases, the license fees are paid direct to the Radio Communications Agency by the radio station concerned.

  Miscellaneous Licenses. NTL holds a number of miscellaneous Wireless Telegraphy Act licenses including testing and development licenses and commissioned programme makers licenses.

  Conditions in NTL's Wireless Telegraphy Act Licenses. NTL's Wireless Telegraphy Act licenses contain conditions relating to revocation of the Licenses and notifications to the Secretary of State. In general, the Secretary of State may revoke a Wireless Telegraphy Act license at any time. There are no notification requirements in respect of a change of control. The license for the transmission of broadcasting services contain provisions which enable the Secretary of State to revoke the license if, among other things,
(1) the licensee is, in
the opinion of the Secretary of State, not a fit and proper body to hold such a license; (ii) it appears to him requisite or expedient to do so for purposes connected with the EC or any other international organization or obligation or co-operation; (iii) the licensee ceases to hold any contracts for the broadcasting of television or sound broadcasting services or (iv) the licensee's license granted under the Telecommunications Act is for any reason revoked.

  DAB Testing. NTL is currently testing DAB under a series of temporary licenses in anticipation of applying for a local or national radio multiplex license in accordance with proposals contained in the Broadcasting Bill. These temporary licenses are issued by the Radio Authority under the Broadcasting Act 1990. Under this Act, a body which is, or which is controlled by a body which is, not formed under the law of an EC member state is currently disqualified from holding a license to test DAB. The current license is, therefore, held by an independent industry association on behalf of NTL. However, under the present Broadcasting Bill, a non-EC company will not be prohibited from holding a license to provide local or national radio multiplex services, and this interim position will be regularized at that time.

PRICE CAP REVIEW

  NTL's regulated business may be divided into two categories: Price Regulated Business and Applicable Rate Business. Price Regulated Business comprises those telecommunication services which NTL is obliged to provide pursuant to its Transmission License and in respect of which price controls are imposed. NTL's Applicable Rate Business comprises those telecommunications services which NTL is obliged to provide but which do not fall within the definition of Price Regulated Business. Charges for Applicable Rate Business are agreed between NTL and the relevant customer. If despite all reasonable efforts agreement cannot be reached between NTL and a significant proportion of its customers in respect of any particular telecommunications service, the charge will be determined by the Director General.

  In respect of any services provided by NTL which are not Price Regulated Business or Applicable Rate Business, the prices charged by NTL are wholly unregulated, except for the overriding duty not to engage in any pricing policy which constitutes undue preference or undue discrimination against any person or class of person in respect of telecommunications services. NTL's unregulated income would include, for example, charges for site rentals to PCN operators.

  NTL's Price Regulated Business is, essentially, the television transmission service provided to the ITV (Channel 3) companies, Channel 4/S4C including the operation and maintenance of transmission equipment and the provision to third party transmission operators of the accommodation, masts and antennae necessary for the operation of broadcast transmission services.

  The current controls on NTL's prices expire on December 31, 1996. The Director General is, therefore, reviewing (the "Price Cap Review") the price controls which are to apply to NTL for the period from January 1, 1997 to December 31, 2002. The Price Cap Review has two purposes: (1) to establish a new "Po" (NTL's allowable revenues for the first year of the next control period, 1997, in respect of NTL's Maximum Price Regulated Business) and (2) to establish a new "X" (the percentage by which such revenues must, after allowing for consumer price inflation, be reduced each year thereafter). The Director General's initial conclusions of his review indicate that, on present assumptions, the new Po is expected to be 53.4 million pounds and the new X is expected to be between 4.0% and 4.3%. This compares with a current Po figure of 56.4 million pounds in 1996 if the Channel 3 companies accept certain contractual conditions or 57.4 million pounds if they do not. The present price control formula is RPI-1.0%. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources--The NTL Acquisition."


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

  In addition to price control, the Price Cap Review raises a number of other issues which will impact upon NTL's Price Regulated Business in the future. In particular, the Director General has indicated that the acquisition by NTL of the BBC transmission network would lead to price control being reopened. The Director General has also suggested that it would be desirable for NTL to "unbundle" the prices for operational services and required site rentals which it charges to each broadcaster (currently Channel 3, Channel 4 and S4C) in the form of a transmission fee in order to expose those elements of the service which are potentially competitive and allow broadcasters to choose an alternative supplier if they wish. OFTEL's initial proposal is that NTL should publish a ratecard with a menu of prices for each broadcaster before the end of 1996 in order that unbundling should take effect on January 1, 1997. At present, the system for calculating the proportion of Channel 3's total transmission fee which is charged to each individual franchisee is based on net advertizing revenues ("NAR") accruing to each franchisee, rather than the costs of actually providing the transmission service to each of the franchisees.

  OFTEL proposes that NTL should continue to charge Channel 3 as a group a single price for each component of its transmission service, albeit that each component would be separately distinguished. This arrangement would continue unless and until NAR arrangements no longer applied. This decision could only be taken after agreement with the Department of National Heritage and consultation with other interested bodies.

  The time-table for resolution of the Price Cap Review contemplates that, following OFTEL's publication of the Interim Statement there will be a short period for review. The Director General is then expected to publish his final proposals at the end of June 1996. Thereafter, there will be a 28 day consultation period on the proposed license modifications and modifications to the Transmission License will either be agreed by NTL and the Director General or, failing such an agreement, the Director General will order a reference to the MMC. NTL is currently consulting with the television companies on certain proposed changes to the service arrangements arising out of the consolidation of NTL's four regional customer service centers into one center.

EUROPEAN UNION LEGISLATION

  NTL's business is further regulated by the EU including the various European Commission Directives referred to under "CableTel--European Union
Legislation." In addition, EU law, in particular Directive 94/46, regulates the provision of satellite services within the EU.

OCOM

  The following does not purport to be a complete summary of all the provisions of the Communications Act of 1934, as amended, (the "Communications Act") or the regulations and policies of the FCC thereunder that relate to the microwave services in which the Company or its subsidiaries holds licenses. Reference is made to the Communications Act, such regulations and the decisions, orders, rulings and public notices promulgated thereunder by the FCC for further information relating thereto.

  Generally, the construction, operation, management and acquisition of microwave systems in the United States are subject to regulation by the FCC under the Communications Act. The FCC has allocated frequencies for microwave service and issues licenses to the extent frequencies are available and the operation of such frequencies will not cause harmful interference to other licensed facilities. In general, the licensee is authorized to operate the microwave facilities for a license term not to exceed ten years, subject to compliance with FCC rules. Microwave licenses are renewed every ten years, with the next expiration term for OCOM's microwave licenses being February 1, 2001. Prior to that time, OCOM may file renewal applications with the FCC for an additional ten-year term upon a showing of compliance with FCC rules. All FCC licenses may be revoked for cause. Although the Company knows of no reasons why OCOM's microwave licenses would not be renewed in the ordinary course, renewal of any such licenses cannot be predicted with certainty.

  Pending FCC Rules. The FCC has proposed rules to reallocate for the use of emerging new technologies such as Mobile Satellite Services ("MSS"), some of the frequencies in the 2 GHz frequency band currently licensed to common carrier point-to-point microwave licensees, such as OCOM. This allocation could have a significant impact on microwave users in this frequency band.


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  Alien Ownership. If the FCC finds the public interest will be served, the
Communications Act permits the FCC to refuse common carrier (including microwave and paging) and certain other licenses to an entity indirectly controlled by a corporation of which more than 25 percent of the capital stock is owned by aliens, or to revoke a license granted to such entity. The Communications Act also prohibits any entity more than 20 percent of whose capital stock is owned by aliens from receiving or holding a license in the common carrier (including microwave and paging) and certain other services. Through examination of a list of the record owners of the Company's Common Stock, the Company is not aware of alien ownership of its stock that would cause it or OCOM to be in violation of the Communications Act. However, if the percentage of its stock that is owned by non-U.S. individuals or entities exceeds the 25 percent limit, the Company must reduce this percentage through redemptions or other means or OCOM must seek a public interest determination from the FCC or risk the loss of its U.S. microwave licenses. The FCC will then evaluate (1) the extent to which a U.S. company is permitted to control facilities similar to those of the licensee in the home country of such alien investors; (2) whether reasonable and nondiscriminatory interconnection exists for such U.S. controlled facilities in the home country; (3) whether there are effective safeguards to prevent anticompetitive practices in the home country; and (4) whether an effective regulatory framework exists in the home country.


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DESCRIPTION OF CERTAIN INDEBTEDNESS--THE NTL FACILITIES

  The following summaries do not purport to be complete and are qualified in their entirety by reference to the agreements described herein, copies of which have been filed with the Commission as exhibits to the Amendment No. 2 to the Company's Registration Statement on Form S-4 (File No. 333-1010) filed with the Commission on April 16, 1996.

  THE A FACILITIES

  General. On March 28, 1996, the Purchaser entered into an agreement (the "A Facilities") with Chase Investment Bank Limited as arranger of a syndicate of lenders (the "Lenders") and The Chase Manhattan Bank, N.A. (the "Facility Agent"), pursuant to which the Lenders agreed, subject to the terms thereof, to lend the Purchaser up to 165 million pounds aggregate principal amount. The A Facilities are comprised of the Short Term Facility (of 50 million pounds), the Long Term Facility (of 90 million pounds) (collectively, the "Term Loan Facilities" and any loans thereunder, the "Term Loans") and the Revolving Credit Facility (of up to 25 million pounds). The Term Loan Facilities are available to finance the acquisition of NTL and to refinance monies used to pay a portion of the Initial Payment including acquisition costs and expenses; the Revolving Credit Facility may be used to finance capital expenditure and working capital requirements of NTL. Up to 2 million pounds is available under the Revolving Credit Facility by way of stand by letters of credit to guarantee overdraft and other working capital facilities made available by any clearing bank to the Purchaser. The Revolving Credit Facility is subject to certain drawdown conditions including, in particular, the receipt of matching subordinated debt or equity from the Company or any of its subsidiaries or any other person (other than a member of the Purchaser group) and, in the case of cash advances (other than cash advances made by the Purchaser to repay any sums paid by The Chase Manhattan Bank, N.A. pursuant to any standby letters of credit issued by it in accordance with terms of the A Facilities), the repayment of the Bridge Facility.

  Repayment and Interest. Any amounts outstanding under the Revolving Credit Facility on December 31, 1997 (the end of the availability period) will be converted to Term Loans. The Short Term Facility is repayable in full on December 31, 1996 unless certain conditions (described below) are fulfilled on or prior to that date, in which case the amounts outstanding under the Short Term Facility will be automatically converted into, and shall be deemed to be, amounts outstanding under the Long Term Facility. If the OFTEL price review is determined on or before December 31, 1996, an amount of the Short Term Facility may become repayable in accordance with a formula designed to estimate the net present value of any resulting reduction in regulated revenues over the period 1997 to 2002 (provided such value is no less than 1,000,000 pounds (the "Reduction Amount")). The balance of the Short Term Facility would then be converted into, and be deemed to be, a Term Loan repayable in accordance with the Long Term Facility. If the determination is after December 31, 1996, the whole of the Short Term Loan would be so converted into a Term Loan under the Long Term Facility. However, in that case, the Purchaser would be obliged to prepay an amount of the Term Loan equal to the Reduction Amount (provided such amount is not less than 1,000,000 pounds) following determination of the OFTEL price review. Based on the Interim Statement, the Company expects that the whole of the Short Term Facility will be so converted and that the Purchaser will not thereafter be required to prepay any amount of the Term Loan linked to the Reduction Amount.

  The Company has given certain undertakings in relation to the funding of the Reduction Amount and the Further Payment. Under these undertakings, the Company would be obligated to fund by way of equity or subordinated debt the Reduction Amount if the OFTEL price review is determined on or before December 31, 1996. The Company is also obligated to provide further funds by way of equity or subordinated debt up to 35 million pounds by no later than the first anniversary of the date of completion of the acquisition. The undertaking in relation to the Further Payment is subject to certain reductions.

  All amounts outstanding under the Long Term Facility must be repaid at the rate of a quarter of: (i) 5% of the amounts outstanding on each quarterly payment date during 1998; (ii) 20% of the amounts outstanding on

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each quarterly payment date during 1999; (iii) 22% of the amounts outstanding on each quarterly payment date during 2000; (iv) 25% of the amounts outstanding on each quarterly payment date during 2001; and (v) 28% of the amounts outstanding on each quarterly payment date during 2002.

  Loans under the A Facilities bear interest at an annual rate equal to LIBOR plus a margin that varies from 0.75% per annum to 1.75% per annum, based on certain financial ratios of the Purchaser and certain of its subsidiaries.

  The A Facilities require that amounts outstanding thereunder be prepaid and the commitment of its Lenders thereunder be reduced in certain circumstances. In particular, the A Facilities require that 50% of any Excess Cash Flow (as defined in the A Facilities) of the Purchaser and its subsidiaries shall be applied to prepay amounts outstanding under the Term Loan Facility. The Purchaser may prepay the Term Loan Facilities any time subject to certain notice requirements and reimbursing the Lenders for any funding losses and certain breakage costs.

  Security. All principal, interest and other obligations of the Purchaser in respect of loans under the A Facilities will be secured by, among other things, guarantees given by NTL and certain of its subsidiaries and first ranking fixed and floating charges over present and future assets (subject to certain exceptions) of the Purchaser, NTL and certain of its subsidiaries. The A Facilities do not, therefore, provide for the Lenders to have recourse to the assets of the Company other than the assets of the Purchaser and its subsidiaries including without limitation, an unsecured right of the Purchaser against the Company under the undertaking relating to the Further Payment referred to above under "--Repayment and Interest" and the rights of the Lenders under the Short Term Facility pursuant to the undertaking of the Company relating to the Reduction Amount payable pursuant to the Short Term Facility. Based on the Interim Statement, however, the Company believes that no Reduction Amount will become payable pursuant to the Short Term Facility. See "--Repayment and Interest."

  Covenants. The A Facilities contain various financial and other covenants, including covenants with respect to the Purchaser and certain of its subsidiaries relating to minimum total debt to Operating Cash Flow (as defined in the "A Facilities"), fixed charge coverage, net worth and pro-forma debt service ratios. The A Facilities also include covenants which restrict the ability of the Purchaser to pay dividends or make other distributions to its shareholders to 50% of Excess Cash Flow, provided no event of default or potential event of default has occurred or remains unremedied. The covenants further include other customary restrictions for facilities of this nature including a requirement for all amounts invested by the Company or any of its subsidiaries in the Purchaser's group to be subordinated on the terms of subordination agreements to the claims of the A Facilities' and B Facilities' Lenders. The Purchaser's ability to borrow under the A Facilities is subject to, among other things, its compliance with such covenants and the failure to comply with such covenants could result in all amounts under the A Facilities becoming immediately due and payable.

  Conditions Precedent. The Purchaser's ability to draw under the Revolving Credit Facility is subject to the satisfaction of certain conditions precedent including, among other things, no breach of representation, no event of default or potential event of default by certain members of the Purchaser's group. In addition, subject to certain exceptions, cash advances under the Revolving Credit Facility may not be drawn-down until the Bridge Facility has been repaid in full and matching funding has been obtained by the Purchaser in the form of equity or subordinated debt.

  Events of Default. The A Facilities contain various events of default for, among other things, non-payment of amounts due under the facilities, breach of covenants or representations, cross default to certain other indebtedness, breach of the covenants regarding the financial condition of the Purchaser and certain of its subsidiaries, termination of the BBC site sharing license agreements and certain material commercial contracts, or failure by the Company to comply with its undertakings to the Lenders and the Purchaser. The occurrence of any event of default could result in all amounts outstanding under the A Facilities becoming immediately due and payable.

  THE BRIDGE FACILITY

  General. Contemporaneously with its execution of the A Facilities, the Purchaser entered into the Bridge Facility with The Chase Manhattan Bank, N.A. (the "Bank"), pursuant to which the Bank agreed to lend to the

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Purchaser up to 60 million pounds aggregate principal amount under a secured term loan facility. The proceeds of the Bridge Facility were primarily to be used to finance a portion of the NTL acquisition and associated expenses.

  Availability, Repayment and Interest. All amounts outstanding under the Bridge Facility must be repaid on or before December 31, 1996. Loans under Facility B bear interest at an annual rate equal to LIBOR plus a margin of 3%, which margin shall be increased by an additional 1.25% on each of the "Applicable Margin Step-Up Dates" falling three, four, five, six and seven months after the advance of any loans under the Bridge Facility. The Purchaser may repay all, but not less than all, of the amount outstanding under the Bridge Facility at any time without penalty.

  Security. All principal, interest and other obligations of the Purchaser in respect of loans under the B Facility are secured by, among other things, second ranking fixed and floating charges over the present and future assets of the Purchaser subject to certain exceptions and NTL and certain of its subsidiaries.

  All principal, interest and other obligations of the Purchaser in respect of the Bridge Facility are guaranteed jointly and severally by the Company, OCOM Corporation, OCOM Sub I, Inc., OCOM Sub III, Inc., CableTel UK Group, Inc. and CableTel (UK) Limited (the "ICTL Guarantees") NTL and certain of its subsidiaries. The ICTL Guarantees require that the guarantors of the Bridge Facility ensure that CableTel (UK) Limited opens and maintains with the Bank an account with a deposit balance equal to 62.5 million pounds (the "Deposits").

  Covenants. The Bridge Facility contains covenants similar to those of the A Facilities.

  Events of Default. The Bridge Facility contains, in addition to events of default similar to those of the A Facilities, an event of default for withdrawal of the Deposits other than upon repayment of the Bridge Facility in full.


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